As filed with the United States Securities and Exchange Commission on February 9, 2007

Registration No. 333-134092
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4 TO FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Nevada	Compliance Systems Corporation	20-4292198
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
CorpDirect Agents, Inc.
90 Pratt Oval		318 North Carson Street, #213
Glen Cove, New York 11542		Carson City, NV 89701
(516) 674-4545	4813	(800) 388-2123
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)

Copies to:
Kirkpatrick & Lockhart Preston Gates Ellis LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Attention: Clayton E. Parker, Esq. (305) 539-3300 Telecopier No.: (305) 358-7095	Kirkpatrick & Lockhart Preston Gates Ellis LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Attention: Ronald S. Haligman, Esq. (305) 539-3300 Telecopier No.: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	71,220,786 shares	(2)	$0.30	$21,366,238.80	$2,286.19	(3)
TOTAL	71,220,786 shares	(2)	$0.30	$21,366,238.80	$2,286.19

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For purposes of calculating this registration fee, Compliance Systems Corporation has used $0.30, which is the last price at which the stock was sold in an exempt offering in July 2005. On February 10, 2006, Compliance Systems Corporation merged with and into GSA Publications, Inc., a public shell, whereby GSA Publications, Inc. became the surviving entity and on said date the surviving entity changed its name to Compliance Systems Corporation. On April 19, 2006, Compliance Systems Corporation filed a Form 15c211 with the NASD, which is still being reviewed by the NASD as of the date hereof. Because there is no recent trading history or quote available for the common stock of GSA Publications, Inc., there is no recent closing price to use in calculating this fee.

(2)
Of these shares, 65,000,000 shares are being registered to be issued upon the conversion of the March 2006 secured convertible debentures issued to Montgomery Equity Partners, Ltd. by Compliance Systems Corporation; 3,500,000 shares are being registered on behalf of other selling stockholders who received such shares in February of 2005 in connection with an offering conducted by GSA Publications, Inc. in the State of Texas; 2,720,786 shares are being registered on behalf of other selling stockholders, which shares underlie 1,901,272 warrants sold by Compliance Systems Corporation in a private placement during 2003 and through March 2004; and 819,514 warrants issued to a selling stockholder in 2005 by Compliance Systems Corporation in connection with a treasury stock acquisition.

(3)	The registration fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated February 9, 2007

PROSPECTUS

COMPLIANCE SYSTEMS CORPORATION
71,220,786 Shares of Common Stock

This Prospectus relates to the sale of up to 71,220,786 shares of common stock of Compliance Systems Corporation (the “Company”) by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

•	Montgomery Equity Partners, Ltd., which intends to sell up to an aggregate amount of 65,000,000 shares of our common stock issuable upon conversion of the March 2006 secured convertible debenture;

•
other selling stockholders, who intend to sell up to an aggregate amount of 3,500,000 shares of our common stock received by them in connection with an offering conducted by GSA Publications, Inc. in February of 2005 (into which Compliance Systems Corporation then merged); and

•
other selling stockholders, who intend to sell up to an aggregate amount of 2,720,786 shares of our common stock, which shares underlie 1,901,272 warrants sold by the Company in a private placement during 2003 and through March 2004 and 819,514 warrants issued in 2005 in connection with a treasury stock acquisition.

We are not selling any shares of common stock in this offering and therefore, will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

We anticipate that the shares of our common stock will be trading on the Pink Sheets during the term of this offering upon approval of our Form 15c211 by the National Association of Securities Dealers (“NASD”). The Form 15c211, which was filed on April 19, 2006, is still being reviewed by the NASD as of the date hereof. For purposes of this Prospectus and the accompanying Registration Statement, we have used $0.30 as a recent trading price for our common stock as this is the last price at which our shares of common stock were sold in an arm’s-length exempt offering in July 2005.

There is no market for our common stock at the current time, and our shares are not currently traded on any exchange or market. The selling stockholders will sell the shares of common stock registered pursuant to this Registration Statement at a fixed price of $0.30 until our common stock is quoted on an adequate market, such as the OTC Bulletin Board (the “OTCBB”), and then the shares will be traded at prevailing market prices or privately negotiated prices.

These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors” beginning on Page 5 of this Prospectus.

Neither the United States Securities and Exchange Commission (the “Commission”) nor any state securities regulators have approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	3
SUMMARY FINANCIAL INFORMATION	4
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	13
SELLING STOCKHOLDERS	14
USE OF PROCEEDS	19
PLAN OF DISTRIBUTION	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	22
DESCRIPTION OF BUSINESS	33
MANAGEMENT	39
DESCRIPTION OF PROPERTY	43
LEGAL PROCEEDINGS	44
PRINCIPAL STOCKHOLDERS	45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	47
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	48
DESCRIPTION OF SECURITIES	49
EXPERTS	52
LEGAL MATTERS	53
HOW TO GET MORE INFORMATION	54
CONSOLIDATED FINANCIAL STATEMENTS	55

i

PROSPECTUS SUMMARY

History

GSA Publications, Inc. was incorporated on November 17, 2003 in the State of Nevada. Compliance Systems Corporation was incorporated in Delaware on November 7, 2002 pursuant to a corporate reorganization of several closely related companies that had commenced operations in December of 2001. On December 2, 2005, Compliance Systems Corporation conditionally acquired 85% of the common stock of GSA Publications, Inc. subject to the fulfillment of certain conditions. These conditions were satisfied in early February 2006. On February 10, 2006, Compliance Systems Corporation merged with and into GSA Publications, Inc. whereby GSA Publications, Inc. became the surviving entity. Upon closing of the merger, GSA Publications, Inc. changed its name to Compliance Systems Corporation. The Company subsequently filed a Form 15c211 with the NASD on April 19, 2006, which is still being reviewed by it as of the date hereof.

Compliance Systems Corporation operates its business through its consolidated subsidiaries, with headquarters in Glen Cove, New York. Our principal office is located at 90 Pratt Oval, Glen Cove, New York 11542 and our telephone number is (516) 674 4545.

Summary of Business

Through our subsidiaries, we provide our customers with Do-Not-Call risk management systems and services. We provide our clients with patented Do-Not-Call blocking technology, as well as up to date legislative initiatives and supporting services. Our core service is an automatic Do-Not-Call blocking service known as TeleBlock®, which is our patented process currently being sold by telephone carriers nationwide. This service gives companies that use the telephone to sell goods and services the ability to comply with federal and state laws regarding Do-Not-Call lists and related regulations.

The TeleBlock® Process

TeleBlock® is a patented process that automatically screens and blocks outbound calls against federal, state, and “in-house” Do-Not-Call lists in real-time. A Do-Not-Call list is a registry of telephone numbers compiled at the state and federal level that telemarketers are prohibited from calling. TeleBlock® automatically prevents companies from calling consumers that have registered for any of the state or federal Do-Not-Call lists, thereby protecting these companies from potential government fines. From a telephone carrier’s perspective, TeleBlock® is an added “feature” which can be offered to customers, similar to Caller ID. The TeleBlock® database (i.e., Do-Not-Call information) platforms are hosted and managed by our alliance partner, VeriSign, Inc. The deployment of TeleBlock® allows it to be offered to end-users by telephone companies that utilize either Signal System 7, or via secure Virtual Private Network (a private communications network often used within a company, or by several different companies or organizations, to communicate confidentially over a publicly accessible network) (“VPN”) Internet Protocols (“IPs”). In December 2001, the technology and process underlying TeleBlock® was granted a patent from the United States Patent and Trademark Office. Since that time, our marketing efforts have been aimed at branding TeleBlock® as the default Do-Not-Call compliance system throughout the teleservices industry. Towards that end, we have registered many of our trademarks, including “Call Compliance” and “TeleBlock” and only allow use of such marks by our distributors upon executing an agreement with them that protects our rights. We have also focused on providing additional services to the teleservices community that serve to augment our marketing efforts with regard to TeleBlock®. Since 2003, we have been making available to the teleservices industry an online compilation of state and federal telemarketing regulations. This compilation has been adopted by hundreds of regular subscribers.

DialerIDSM

In 2003, we implemented another service, “DialerIDSM”, to enhance the TeleBlock® offering. This TeleBlock® add-on service enables a telemarketer to send out Caller ID even when Caller ID is not available from its equipment or telephone carrier. Alternatively, DialerIDSM allows a telemarketer to send out a Caller ID return number that is different from the calling number from which the call was made.

We plan to continue our current activities and develop additional products to better serve the needs of our client base. We are in the process of introducing several new products or services, which are described in other sections of this prospectus.

Going Concern

In their report on our financial statements for the years ended December 31, 2004 and 2005, our auditors included an explanatory paragraph indicating various factors that raise substantial doubt about our ability to continue as a going concern. Our financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the years ended December 31, 2004 and 2005, we incurred net losses of $1,293,769 and $1,241,945, respectively. At December 31, 2005, we had a working capital deficit of $583,815 and stockholders’ deficit of $2,805,443. For the nine months ended September 30, 2006, we incurred a net loss of $915,878; at September 30, 2006, we had stockholders’ and working capital deficits of $3,719,444 and $2,586,057, respectively. The working capital deficit at September 30, 2006 reflects the reclassification to current of the Company’s aggregate indebtedness of $1,098,679 under the secured convertible debenture to Montgomery Equity Partners, Ltd. This aggregate loan balance is classified as current at such date due to an event of default under the debenture for which Montgomery Equity Partners, Ltd. has granted a waiver only through February 14, 2007. (See Notes 2L and 10C to our consolidated financial statements). Our losses have resulted from a shortfall of sales revenues to cover our operating and marketing expenditures during the implementation of our operating plan, which targets significant sales growth and is long-range in nature. Our ability to continue as a going concern is dependent upon our ability to secure adequate financing at acceptable terms and attain profitable operations. In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into new or established markets and the competitive environment in which we operate.

Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue as a going concern. Our management is seeking new business opportunities and the restructuring of existing debt. In November 2005, March 2006 and September 2006, we obtained new secured debt. Management anticipates seeking additional financing after the accompanying Registration Statement becomes effective, of which there is no assurance.

THE OFFERING

This offering relates to the sale of our common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist, or will consist, of:

•	Montgomery Equity Partners, Ltd., which intends to sell up to an aggregate amount of 65,000,000 shares of our common stock issuable upon conversion of the March 2006 secured convertible debenture;

•
other selling stockholders, who intend to sell up to an aggregate amount of 3,500,000 shares of our common received by them in February of 2005 in connection with an offering conducted by GSA Publications, Inc. (into which we then merged) in the State of Texas; and

•
other selling stockholders, who intend to sell up to an aggregate amount of 2,720,786 shares of our common stock, which shares underlie 1,901,272 warrants sold by the Company in a private placement during 2003 and through March 2004 and 819,514 warrants issued in 2005 in connection with a treasury stock acquisition.

Please refer to “Selling Stockholders” beginning on Page 13 of this Prospectus.

Common Stock Offered	71,220,786 shares by selling stockholders

Offering Price
$0.30 (which is the last price at which the stock was sold in an exempt offering in July 2005). There is no market for our common stock at the current time, and our shares are not currently traded on any exchange or market. The selling stockholders will sell the shares of common stock registered pursuant to this Registration Statement at a fixed price of $0.30, until our common stock is quoted on an adequate market, such as the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Common Stock Outstanding Before the Offering	50,000,000 shares (as of February 7, 2007)

Use of Proceeds	We will not receive any proceeds of the shares offered by the selling stockholders. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Trading Symbol	To be assigned by the NASD upon approval of our Form 15c211 filed on April 19, 2006.

SUMMARY FINANCIAL INFORMATION

The following is a summary of our financial statements, which are included elsewhere in this Prospectus. The information as of December 31, 2005 and for the fiscal years ended December 31, 2004 and 2005 is derived from our annual financial statements, audited by BP Audit Group, PLLC. Information as of September 30, 2006 and for the nine-month periods ended September 30, 2005 and 2006 is derived from our unaudited interim financial statements. You should read the following data together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this Prospectus as well as our financial statements and the notes thereto.

COMPLIANCE SYSTEMS CORPORATION
CONSOLIDATED BALANCE SHEET DATA

	December 31,	September 30,
	2005	2006
ASSETS:

Current Assets	$332,502	$262,945
Property, Equipment and Software, Net	340,452	283,251
Other Assets	396,728	665,457
Total Assets	$1,069,682	$1,211,653

LIABILITIES AND STOCKHOLDERS’ DEFICIT:

Current Liabilities	916,317	2,849,002
Secured Convertible Debenture, Included in Current Liabilities at September 30, 2006	600,000	-
Other Debt, Principally to Related Parties	2,273,387	1,994,590
Other	85,421	87,505
Total Liabilities	3,875,125	4,931,097

Stockholders’ Deficit	(2,805,443)	(3,719,444)

Total Liabilities and Stockholders’ Deficit	$1,069,682	$1,211,653

CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Year Ended December 31,		Nine Months Ended September 30,
	2004	2005	2005	2006

Revenues	$2,114,285	$1,730,898	$1,426,910	$1,070,078
Cost of revenues	492,815	471,245	350,976	430,256

Gross margin	1,621,470	1,259,653	1,075,934	639,822

Expenses:
Selling general and administrative expenses	2,409,433	2,022,398	1,625,169	1,208,236
Interest	505,806	479,200	368,206	347,464
Total expenses	2,915,239	2,501,598	1,993,375	1,555,700

Net loss	$(1,293,769)	$(1,241,945)	$(917,441)	$(915,878)
Net loss per share	$(0.03)	$(0.03)	$(0.02)	$(0.02)

RISK FACTORS

WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS. AN INVESTMENT IN OUR COMMON STOCK IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER EACH OF THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO THE COMPANY MAY ALSO AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING EVENTS ACTUALLY OCCUR, OUR BUSINESS COULD BE ADVERSELY AFFECTED AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

We Have Historically Lost Money And Losses Are Expected To Continue In The Future, Which Could Have A Significant Negative Impact On Our Financial Condition

We have historically lost money and have experienced losses from operations and future losses are expected until such time, if any, that we attain sufficient sales growth. In the years ended December 31, 2004 and 2005, we had net losses from operations of $1,293,769 and $1,241,945, respectively. Also, we incurred net losses of $915,878 for the nine months ending September 30, 2006 and had a shareholder deficit of $3,719,444 and working capital deficit of $2,586,057 at September 30, 2006.

We also have a history of negative cash flow from operations and expect this to continue for the foreseeable future. Accordingly, we may experience significant liquidity and cash flow problems. If we are not successful in reaching and maintaining profitable operations, we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail or cease business operations and will likely result in a lower stock price.

Our Independent Auditors Have Added An Explanatory Paragraph To Their Audit Report On Our Financial Statements, Indicating Various Factors That Raise Substantial Doubt About Our Ability To Continue Business Operations

Our independent auditors have added an explanatory paragraph to their audit opinion issued on our financial statements for the years ended December 31, 2004 and 2005 which indicate the various factors that raise substantial doubt about our ability to continue as a going concern. Those conditions continue to result in liquidity shortages.

The accompanying financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2005, we had a working capital deficit of $583,815, and a stockholders’ deficit of $2,805,443. At September 30, 2006, we had a working capital deficit of $2,586,057 and a shareholders’ deficit of $3,719,444. Our management anticipates that we will incur net losses for the immediate future, and expect our operating expenses to increase significantly, and, as a result, we will need to generate significantly increased monthly revenue if we are to continue as a going concern. Our financial statements, which are included in this Prospectus, do not include any adjustments that might result from the outcome of this uncertainty.

We Have A Working Capital Deficit, Which Means That Our Current Assets On September 30, 2006 Were Not Sufficient To Satisfy Our Current Liabilities, And If We Are Unable To Become Profitable Or To Raise Additional Capital, We May Need To Curtail Business Operations

We had working capital deficits of $583,815 and $2,586,057 as of December 31, 2005 and September 30, 2006, respectively, which means that our current liabilities exceeded our current assets by those amounts. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2006, were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit, we will have to raise capital or debt to fund the deficit or curtail future operations.

Due To Our Working Capital Deficit And As Cost-Cutting Measures, We Have Reduced Our Staff, Which May Adversely Impact Our Operations

In 2006 we reduced sales and office staff. The causes for the November 2006 staff reduction and the sales reduction which occurred earlier in 2006 are as follows.  In the spring of 2006, we terminated the sales personnel partially as a cost cutting measure and partially because management did not believe the sales staff was producing sufficient business to justify their compensation.  The sales staff’s function was to train the telephone carriers distributors’ internal sales force, primarily training them how to sell TeleBlock® as a value added feature to the overall service package provided by the distributors.  In the spring of 2006, our management believed that our sales staff had trained sufficient distributors’ internal sales forces to sell and market the TeleBlock® product and that we no longer received an added benefit from the services of our sales staff.  This was one of the reasons for eliminating our sales staff, the second reason being a cost-cutting measure.  Because we eliminated the sales force we were then able to eliminate in November 2006 one of the office staff, whose main function was to provide support for the sales staff.   Also in November 2006, we laid off the second office employee because of cost-cutting measures.  This office staff reduction, particularly when viewed in conjunction with the reduction in sales personnel that occurred earlier in 2006, is suggestive of a negative trend. This trend reflects the Company’s inability to continue to pay these employees’ salaries due to the extreme working capital deficit resulting from the decrease in the Company’s revenues in 2006.  Our management does not believe that the reduction in sales staff and the additional lay-offs in November have had a material adverse effect on the Company.  First, the functions which were performed by the sales staff in 2006 were, to a large extent, transferred to the distributors’ internal sales force.  Second, administrative duties of the office personnel have been assumed by our remaining employees and executive officers.

However, our management’s plans for increasing revenues contemplate a significant increase in sales and marketing personnel. This is based on the fact that the expansion and growth of the Company cannot occur without a group of sales and marketing personnel necessary to advertise, market and sell our products. If sufficient funding does not become available, management’s plans to increase revenue will have to be modified or curtailed.  Additionally, in the event that our management obtains additional funding, our management anticipates rehiring or replacing the office personnel which were laid off in November since management believes that a qualified office staff is an integral part of a successful long-term expansion of the Company’s business.  However, if management does not obtain additional funding and it does not have the sufficient funding available to rehire or replace the office personnel, or if there should be an unusually long delay in doing so, management’s plans would have to be modified accordingly.  The inability to hire sales and marketing staff, along with the inability to hire or replace the office staff, may adversely impact our Company by limiting its growth in the future.

We Will Need To Raise Additional Capital To Finance Operations And Our Inability To Do So May Require Us To Curtail Or Terminate Our Business Operations

We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowings, including the secured convertible debentures described elsewhere in the Prospectus, sale of common stock to third parties and funds provided by certain officers and directors. We cannot assure you that new financing, whether from external sources or related parties, will be available if needed or on favorable terms to us. Additional funding may not be available to us, and, even if it is available, such financing may be (i) extremely costly, (ii) dilutive to existing stockholders and/or (iii) restrictive to our ongoing operations. If we are unable to obtain such additional capital, we may be required to curtail our business operations and reduce the scope of our anticipated expansion. This, in turn, could adversely affect our business, financial condition and results of operations or cause us to scale down or cease operations entirely. If we require, but are unable to obtain, additional financing in the future, our ability to generate revenues would be negatively affected.

Our Obligations Under The Secured Convertible Debenture Are Secured By Our Assets Which Could Cause Our Operations To Cease If We Default

At December 31, 2006, we owed Montgomery Equity Partners, Ltd. a total of approximately $1,184,000, consisting of our obligations, including accrued interest and liquidated damages, under the secured convertible debenture. The March 2006 secured convertible debenture is secured by all of our assets not otherwise specifically pledged. Pursuant to the terms of the debentures, as amended, all of our assets, other than accounts receivable, (to the extent necessary to secure repayment of new secured debt of up to $150,000 to a new lender) the TeleBlock® patent and equipment specifically secured under capital lease obligations, have been pledged to Montgomery Equity Partners, Ltd. as security for repayment of our obligations to them. Pursuant to the terms of the March 2006 debenture, if an event of default has occurred thereunder, the holder of the debenture may, among other remedies, accelerate the principal amount together with interest and other amounts owing in respect thereof, and foreclose on the collateral. We did not comply with certain deadlines imposed by the provisions of related transactional documents, which would constitute an event of default under the March 2006 debenture. We were late on our obligation to initially file the Registration Statement by April 7, 2006, which was the required deadline under the related Investor Registration Rights Agreement. In connection with our failure to file by the required deadline, we obtained from Montgomery Equity Partners, Ltd. a waiver whereby they waived the event of default related to our failure to timely file the Registration Statement, provided that the Company would file the Registration Statement by May 15, 2006. We filed the original Registration Statement on May 12, 2006, resulting in Montgomery Equity Partners, Ltd. not calling a default. However, we were subject to liquidated damages in the amount of $20,000.

We are presently late on a related obligation under the March 2006 debenture to have the accompanying Registration Statement declared effective within 120 days from the date of its initial filing (by September 9, 2006). Pursuant to the terms of the Investor Registration Rights Agreement, failure to have the Registration Statement declared effective within the required deadline constitutes an event of default. We obtained from Montgomery Equity Partners, Ltd. a waiver whereby they waived the event of default related to our failure to have the Registration Statement declared effective by September 9, 2006 provided that the Company obtains effectiveness of the Registration Statement by February 14, 2007. We are subject to liquidated damages of two percent of the outstanding principal balance of the convertible debenture until the Registration Statement becomes effective. As of the date of filing of this Amendment No. 4, we were subject to liquidated damages of $148,500, including approximately $22,500 for the thirty-day period which commenced on February 7, 2007. Of the total of $148,500, $40,800 has been accrued in our financial statements at September 30, 2006. (See Note 10C to our consolidated financial statements).

Additional Financing May Potentially Dilute The Value Of Our Stockholders’ Shares

We will need to raise additional capital to fund our anticipated future expansion and implement our business plan. Any additional financing may also involve dilution to our then-existing stockholders, which could result in a decrease in the price of our shares.

We Are Negotiating An In-Kind Payment For $300,000 of 2006 Debt Service On Other Secured Notes, But There Is No Assurance We Will Reach An Agreement With Those Secured Note Holders

We are negotiating to pay in-kind approximately $210,000 of debt service on three notes owed to three formerly related companies as well as $90,000 on one related party note. We are negotiating a conversion price, which at the present time is unknown, but which will be equal to the one that will be used by Montgomery Equity Partners, Ltd. for its first conversion of the convertible debenture. According to the terms of the debenture, such maximum conversion price would be $0.10 per share. During each of the past two fiscal years we made in-kind debt service payments of $300,000 on these four notes. There is no assurance that the holders of these notes, which are secured by the TeleBlock® patent, will agree to again accept in-kind payments. If they do not, defaults could be called on those secured notes, which would also be a default under the Secured Convertible Debenture.

Our Revenue from TeleBlock® Historically Has Been Derived From A Relatively Small Number Of Distributors and Has Recently Been Consolidated Into One Distributor, The Loss Of Which Could Adversely Impact Our Business And Operating Results

Historically, we have derived a significant portion of our revenues from a relatively small number of distributors. For the years ended December 31, 2004 and 2005, two distributors in the aggregate accounted for approximately 95% and 93% respectively, of our revenues. On November 1, 2004, one of our distributors, Vartec Communications, Inc. (“Vartec”) filed for bankruptcy but continued operations. On May 19, 2006, the bankruptcy court approved the assumption and assignment of the Company’s contract with Vartec to Comtel Telcom Assets LP (“Comtel”) upon final closing of the asset sale to Comtel. The bankruptcy court accepted the sale of Vartec’s assets to Comtel on June 7, 2006 and Comtel succeeded Vartec as our distributor of TeleBlock®. In July 2006, all TeleBlock® revenue was consolidated into one distributor. For the nine-month period ended September 30, 2006, the remaining distributor separately comprised 67% of the Company’s revenues. Accordingly, the loss of this single distributor would materially and adversely affect our business, and the deferral or loss of revenues from this distributor would materially and adversely affect our forecasted revenues and operating results which may result in us being forced to curtail or cease our business operations.

The Filing For Bankruptcy Of One Of Our Prior Distributor’s Has Adversely Impacted Our Revenues

On November 1, 2004, Vartec, one of our two distributors, filed for bankruptcy. On May 19, 2006, the bankruptcy court approved the assumption and assignment of the Company’s contract with Vartec to Comtel upon final closing of the asset sale to Comtel. The bankruptcy court accepted the sale of Vartec’s assets to Comtel on June 7, 2006 and Comtel succeeded Vartec as our distributor of TeleBlock®. The Vartec bankruptcy has resulted in lost business and decreased revenues. There is no assurance that we will be able to recoup these revenues in the near future. This could have an adverse impact on our business and operating results.

We May Be Unable To Adequately Protect Our Intellectual Property Rights, Which Could Result In A Smaller Market Share And Diminishing Revenues

Although we believe that we have the only patented Do-Not-Call automated process and we have trademarked the name TeleBlock®, we may not have the financial ability to protect our intellectual property if it is infringed upon by competitors or other third party. Our inability to do so could result in competitors or other third parties gathering shares of the market that we currently have. This would have an adverse affect on our revenues and we could be forced to curtail or cease our business operations.

Our TeleBlock® Product May Contain Unknown Defects That Could Harm Our Operations

The success of our business depends on our TeleBlock® product, which is complex and may contain defects of which we are not aware. Although TeleBlock® is currently, and has been, deployed without defect, we may not discover defects that affect any updated or new version of the TeleBlock® process until after it has been deployed. These defects could cause service interruptions to customers, which could damage our reputation or increase our expenses, cause us to lose revenue, delay market acceptance or divert our development resources. Also, because we offer a one product solution to our customers, they are likely to hold us accountable for any problems associated with our product, even if the problem results from circumstances beyond our control.

Our Brand Identity Is Critical To Our Success

We believe that recognition and positive perception of the TeleBlock® brand name in the telecommunications industry is critical to our success. We have only recently begun to develop our brand name and we may not achieve our desired goal of increasing the awareness of our brand name. Even if recognition of our brand name increases, it may not lead to an increase in the number of customers using our product.

We Depend On Key Personnel And Our Failure To Attract Or Retain Key Personnel Could Harm Our Business

Our success largely depends on the efforts and abilities of key executives and consultants, including Dean Garfinkel, our President and Chairman, Barry Brookstein, our Chief Financial Officer, and Stefan Dunigan, our Vice President of Operations. The loss of the services of Messrs. Garfinkel, Brookstein, or Dunigan could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We presently maintain a key-man life insurance policy on Messrs. Garfinkel and Dunigan, but not on Mr. Brookstein.

We Depend On Montgomery Equity Partners, Ltd. As A Financing Source, Which Could Hamper Our Ability To Obtain Or Renew Funding From Third Parties

Our dependence on Montgomery Equity Partners, Ltd. for financing may hamper our ability to raise, obtain or renew funding from third parties. Third parties may not engage in financing arrangements with us because they would not want to be in a junior position to such senior lender. In September 2006, we issued a $150,000 secured note to a third-party lender, collateralized by the accounts receivable of Call Compliance, Inc., our main subsidiary. Montgomery Equity Partners, Ltd. subordinated their lien on certain of Call Compliance’s receivables to allow us to pledge them to the new lender. As of the date of the filing of this Amendment No. 4, we have borrowed $150,000 under this note. However, as we have no other liquid assets to pledge, we may be unable to obtain any further financing, which would negatively affect our ability to increase revenues.

RISKS RELATED TO OUR INDUSTRY

Because Our Business Is Highly Dependent On Regulations That Change, Our Business Is Subject To A Variety Of Risks

Our products are all based upon providing to the teleservices industry the technologies, information, and services needed to properly respond to state and federal regulations.  The most important of these regulations are the federal and states’ Do-Not-Call rules, since the development of our TeleBlock® service was based upon the concept of giving teleservices companies the ability to comply with state Do-Not-Call rules.  Our other products, including the Regulatory Guide, the Compliance Testing & Solutions compliance review service, ongoing enhancements to the TeleBlock® service itself, and the Registration Guide, similarly rely upon government regulations to create the need for our product.  Since the regulations are in fact a patchwork of state and federal rules, one risk we face comes from the potential for changes and/or reductions in the number and/or complexity of the state and federal teleservices rules.  In addition, if we fail to comply with applicable regulations, or if the regulations change in a manner adverse to us, our business and operating results may suffer.

We Cannot Be Sure That We Will Compete Successfully With Our Present Or Future Competitors Who May Have Greater Resources Resulting In A Decrease in Our Market Share

Although we believe there is no direct competitor to our TeleBlock® process, certain companies may provide services which indirectly compete with TeleBlock®. Competitors most likely include list brokers (companies that sell phone lists), scrubbing companies (companies that clean phone lists of duplicates, bad numbers, and Do-Not-Call numbers), computer telephony providers (companies that provide automated dialing equipment), systems integrators (companies that offer contact management software), hardware and software suppliers (companies that sell scrubbing software and equipment). Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to develop and expand their product and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. We cannot be sure that we will compete successfully with our existing competitors or with any new competitors.

If We Are Unable To Meet The Rapid Changes In Technology, Our Existing Service Could Become Obsolete And Our Business Could Suffer

The telecommunications industry is marked by rapid technological change, frequent new product introductions, Internet-related technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging telecommunications technology standards. New products based on new technologies or new industry standards can render existing products obsolete and unmarketable. This would have an adverse impact on our business and financial condition.

If We Are Unable To Maintain Or Enhance Our Back Office Information Systems, We May Not Be Able To Increase Our Revenue As Planned Or Compete Effectively

Sophisticated back office information systems are vital to our revenue growth and our ability to monitor costs, bill customers, initiate, implement and track Do-Not-Call databases and achieve operating efficiencies. To increase revenue, we must select products and services offered by third-party vendors and efficiently integrate those products and services into our existing back office operations. We may not successfully implement these products, services and systems on a timely basis, and our systems may fail to perform as we expect. A failure or delay in the expected performance of our back office systems could slow the pace of our revenue growth or harm our competitiveness by adversely affecting our service quality.

RISKS RELATED TO THIS OFFERING

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•
In issuers with net tangible assets less than $2 million (if the issuer has been in continuous operation for at least three years) or $5 million (if in continuous operation for less than three years), or with average revenues of less than $6 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Stockholders’ Ability To Sell Shares Of Our Common Stock

Prior to this filing, there has been no market for our common stock and there can be no assurance that a trading market for our common stock will develop. An absence of an active trading market could adversely affect our stockholders’ ability to sell our common stock in short time periods, or possibly at all. Once trading, our common stock may experience significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. These factors may negatively impact our stockholders’ ability to sell shares of our common stock.

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

The market price of our common stock could drop if substantial amounts of shares are sold in the public market or if the market perceives that those sales could occur. A drop in the market price could adversely affect holders of our common stock and could also harm our ability to raise additional capital by selling equity securities. Sales of our common stock in the public market following this offering could lower the market price of our common stock. Upon completion of this offering, and assuming all shares registered in this offering are issued upon conversion of secured convertible debt and the exercise of warrants and then resold in the public market, there will be an additional 67,720,786 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying Registration Statement, subject to certain ownership limitations on the number of shares Montgomery Equity Partners, Ltd. may own at any one time.

Existing Stockholders Will Experience Significant Dilution From The Conversion Of The March 2006 Secured Convertible Debenture

Montgomery Equity Partners, Ltd. may convert the March 2006 debenture described herein into shares of our common stock, at a conversion price which is equal to the lower of $0.10 or 80% of the lowest price per share in the last reported trade of our common stock on the exchange which the common stock is then listed, in each case as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the March 2006 debenture. The subsequent sale of such shares by Montgomery Equity Partners, Ltd. could cause significant downward pressure on the price of our common stock. This is especially the case if the shares being placed into the market exceed the market’s demand for the shares of our common stock. As the stock price of our common stock declines, Montgomery Equity Partners, Ltd. will be entitled to receive an increasing number of shares under the convertible debentures. The sale of such increasing number of shares by Montgomery Equity Partners, Ltd. could cause further downward pressure on the stock price to the detriment and dilution of existing investors, as well as investors in this offering. In addition, the lower our stock price, the more shares of common stock we will have to issue upon conversion of the March 2006 debenture. If our stock price is lower, then our existing stockholders would experience greater dilution.

Control By Existing Stockholders May Limit Your Ability To Influence The Outcome Of Director Elections And Other Matters Requiring Stockholder Approval

Our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 41.4% of our common stock following the sale of 2,576,235 shares by Montgomery Equity Partners, Ltd. If they were to act in unison, these stockholders could be able to exercise control over matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration may also have the effect of delaying or preventing a change in control of our Company, which could have a material adverse effect on the value of the common stock you purchase in this offering. Our executive officers, directors and their affiliates may take these actions as stockholders even if they are opposed by you or other stockholders of our Company, including those stockholders who purchase our common stock in this offering.

New Investors In Our Common Stock Will Experience Immediate And Substantial Dilution

The offering price in this offering is substantially higher than the $0.08 net deficit tangible book value per share of our common stock, as adjusted for our deferred registration costs. Assuming the sale by Montgomery Equity Partners, Ltd. of 2,576,235 shares, investors purchasing common stock in this offering will incur immediate dilution of $0.38 net tangible book value per share of common stock, based on the anticipated offering price of $0.30 per share.

The Sale Of Material Amounts Of Common Stock Under The Accompanying Registration Statement Could Encourage Short Sales By Third Parties

In many circumstances, similar provisions as those contained in the debentures for companies that are traded on the OTCBB or on the Pink Sheets have had the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the debt raised will be used to grow the Company. Such an event could place further downward pressure on the price of common stock.

In the accompanying Registration Statement, we are registering 65,000,000 shares of common stock underlying convertible debentures. The outstanding debentures are convertible at a discount to the market price of our common stock. As a result, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. Persons engaging in short sales first sell shares that they do not own, and thereafter, purchase shares to cover their previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short sales. Because the debentures are convertible at a discount to market, it is possible that the debentures could be converted if the market price of our common stock declines, thus, supplying any short sellers with the opportunity to cover their short positions. By contrast, a person owning a long position in a stock, such as an investor purchasing shares in this offering, first purchases the shares at the then-market price, if the stock price declines while the person owns the shares, then upon the sale of such shares the person maintaining the long position will incur a loss, and the greater the decline in the stock price, the greater the loss which is incurred by the person owning a long position in the stock.

If there are significant short sales of our stock, the price decline that would result from this activity will cause our share price to decline more so which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock the price will decline. It is not possible to predict if the circumstances whereby short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

We Have Certain Provisions In Our Charter Documents That Could Delay Or Prevent An Acquisition Of Our Company, Even If Such An Acquisition Would Be Beneficial To Our Stockholders

Provisions of our Articles of Incorporation and Bylaws allow our Board of Directors to issues shares of authorized common stock without having to obtain the approval of stockholders. Such provisions could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

The Price You Pay In This Offering Will Fluctuate

The price in this offering will fluctuate based on the prevailing market price of our common stock. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Have To Sell Our Securities At A Lower Price Than The Arbitrary $0.30 Per Share Offering Price In This Offering

The per share offering price in this offering has been arbitrarily set. The per share offering price has no relationship to actual value of the common stock offered in this offering. In order to execute our business plan, we will have to raise substantial additional capital. Most likely, we will attempt to sell our equity securities to raise additional capital. In order to sell additional equity securities, we may have to offer such securities at a price below the per share price you are being offered. Furthermore, if we engage a placement agent or underwriter in the future, the offering price in future financings will be determined, in large part, by such placement agent or underwriter. The negotiations between us and a placement agent or underwriter in future financings may dictate that we sell equity securities at substantially lower prices than the offering price in this offering.

The Issuance Of Shares Of Common Stock Under This Offering Could Result In A Change Of Control

Of the 71,220,786 shares included in the accompanying Registration Statement, we are registering 67,720,786 new shares of common stock in this offering, 2,720,786 of which underlie outstanding warrants to purchase our common stock. These 67,720,786 shares represent approximately 13.5% of our authorized capital stock and would upon issuance represent approximately 57.5% of the then issued and outstanding common stock. We anticipate that all shares issued to Montgomery Equity Partners, Ltd. as a result of their converting the debentures, subject from time to time to the 4.9% ownership limitation set forth in the March 2006 debenture, as well as all shares issued upon exercise of the warrants will ultimately be sold in this offering. The risk to investors stemming from a change of control is that risk associated with the fact that the present management has a deep understanding of our business and has established good relationships with critical employees, current customers and our potential customers, and accordingly, a change in control may lead to a loss in critical employees and/or customers and/or a period of time during which we are not operating at maximum efficiency due to the disruption caused by a change of control.

FORWARD-LOOKING STATEMENTS

Information included in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. None of the Selling Stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. A description of each selling stockholder’s relationship to us and how each selling stockholder acquired or will acquire the shares to be sold in this offering is detailed in the information following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering(1)	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Montgomery Equity Partners, Ltd. (2)(3)	2,576,235	4.90%	65,000,000	0.00%
Dean Garfinkel (4)	10,780,708	21.21%	819,514	19.6%
Maddy Brestin (5)	1,212,881	2.41%	327,806	0.75%
Charles and Barbara Baldassano (5)	163,903	0.33%	65,561	0.08%
Melissa Brestin (5)	1,147,320	2.28%	327,806	0.70%
Garrett and Janis Garrison (5)	491,707	0.98%	196,682	0.25%
Robert Gordon (5)	163,903	0.33%	65,561	0.08%
Lisa Gordon-Loozis (5)	163,903	0.33%	65,561	0.08%
Melvin Ilberman (5)	163,903	0.33%	65,561	0.08%
Victor Jacobs (5)	327,805	0.65%	131,122	0.17%
Mark and Lisa Kirsch (5)	163,903	0.33%	32,781	0.11%
Martin Kirsch (5)	163,903	0.33%	32,781	0.11%
Neal Kirsch (5)	163,903	0.33%	32,781	0.11%
Barry and Rheba Kronberg (5)	163,903	0.33%	32,781	0.11%
Babak Nahavandi (5)	163,903	0.33%	65,561	0.08%
Constance Osattin (5)	163,903	0.33%	65,561	0.08%
Miriam B. Singer (5)	327,805	0.65%	131,122	0.17%
Ellen Thorn and Gerald Stoner (5)	327,805	0.65%	131,122	0.17%
Iosif Uvaydov (5)	163,903	0.33%	65,561	0.08%
Robert Lippe (5)	65,561	0.13%	65,561	0.00%
Patrick D. Bernardi (6)	50,000	0.10%	50,000	0.00%
President’s Executive Financial Corp. (7)	50,000	0.10%	50,000	0.00%
Tangerine Communications Ltd. (8)	1,500,000	3.00%	1,500,000	0.00%
Trident Venture Group (9)	1,000,000	2.00%	1,000,000	0.00%
Ramkrishna Singh (10)	500,000	1.00%	500,000	0.00%
Transnational Capital Corporation (11)	400,000	0.80%	400,000	0.00%
	22,560,760		71,220,786

(1)
Applicable percentage of ownership is based on 50,000,000 shares of common stock outstanding as of February 7, 2007, together with securities exercisable or convertible into shares of common stock for each stockholder within 60 days of February 7, 2007. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 7, 2007, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 2,576,235 shares under the March 2006 debenture held by Montgomery Equity Partners, Ltd. that are convertible into shares of common stock within 60 days of February 7, 2007, which currently equates to the 4.9% ownership limitation set forth in the March 2006 debenture. The amount of shares that Montgomery Equity Partners, Ltd. beneficially owns at one particular point in time is a function of these factors: (i) the 4.9% ownership limitation imposed by Montgomery Equity Partners, Ltd. in the secured convertible debenture; (ii) the amount of debt and interest thereon converted; (iii) the rate at which the debt is converted based on the lower of the fixed conversion price or the stock price at the time of conversion; (iv) sales by Montgomery Equity Partners, Ltd. of registered stock received by them upon conversion of debt. Based on the interplay of these factors, as our stock price declines, Montgomery Equity Partners, Ltd. would receive an increased number of shares upon conversion of the convertible debentures. As of February 7, 2007, Montgomery Equity Partners, Ltd does not own any shares directly, however they beneficially own 2,576,235 shares which can be converted pursuant to the March 2006 debenture, taking into account the 4.9% ownership limitation. Pursuant to the terms of the March 2006 debenture held by Montgomery Equity Partners, Ltd., the 4.9% ownership limitation may be waived in writing upon at least 65 days advanced written notice. As of the date of filing this Amendment No. 4 to the Registration Statement, we have not received written notice from Montgomery Equity Partners, Ltd with respect to the waiver of the 4.9% ownership limitation.

(3)
The total amount of shares to be sold in the offering by Montgomery Equity Partners, Ltd. is comprised of 65,000,000 shares, which are being registered pursuant to that certain Investor Registration Rights Agreement, dated March 8, 2006. All investment decisions of Montgomery Equity Partners, Ltd. are made by Yorkville Advisors, LLC, its Investment Manager. Mark Angelo is the Portfolio Manager of Yorkville Advisors, LLC.

(4)
Consisting of 9,834,170 beneficially owned by Mr. Garfinkel, an additional 127,024 owned by his children (of which Mr. Garfinkel is the custodian for 63,512), and 819,514 shares underlying warrants that were transferred to Mr. Garfinkel pursuant to a legal separation agreement with Alison Garfinkel, in 2005. Mr. Garfinkel is our Principal Executive Officer, President, and Chairman of the Board. He has also served as Chairman of the Company’s subsidiaries since each such entity was founded. Mr. Garfinkel also served as Secretary since our founding through June 2005. Mr. Garfinkel makes all his own investment decisions.

(5)
Consists of shares underlying warrants that were issued when these stockholders purchased secured promissory notes from Compliance Systems Corporation during 2003 and through March 2004. These other selling stockholders make their own investment decisions.

(6)	Consists of shares purchased pursuant to a private placement conducted by GSA Publications, Inc. in February of 2005 in the State of Texas. Patrick D. Bernardi makes his own investment decisions.

(7)
Consists of shares purchased pursuant to a private placement conducted by GSA Publications, Inc. in February of 2005 in the State of Texas. Cale Corporation transferred the shares to President’s Executive Financial Corp. pursuant to a private sale effectuated in May 2006. Mr. Ludwell Strickler makes investment decisions on behalf of President’s Executive Financial Corp.

(8)
Consists of shares purchased pursuant to a private placement conducted by GSA Publications, Inc. in February of 2005 in the State of Texas. Mr. Amar Bahadoorsingh makes investment decisions on behalf of Tangerine Communications, Ltd., a British Columbia corporation.

(9)
Consists of shares purchased pursuant to a private placement conducted by GSA Publications, Inc. in February of 2005 in the State of Texas. Mr. Rod Jao makes investment decisions on behalf of Trident Ventures Group, a British Columbia corporation.

(10)	Consists of shares purchased pursuant to a private placement conducted by GSA Publications, Inc. in February of 2005 in the State of Texas. Mr. Singh makes his own investment decisions.

(11)
Consists of shares purchased pursuant to a private placement conducted by GSA Publications, Inc. in February of 2005 in the State of Texas. Mr. Marco Delgado makes investment decisions on behalf of Transnational Capital Corporation, a British Columbia corporation.

Except as noted above, no selling stockholder has held any position or office or has had any material relationship with our Company or its predecessors or affiliates within the past three years.

Shares Acquired In Financing Transactions With Montgomery Equity Partners, Ltd.

Montgomery Equity Partners, Ltd. is the holder of the March 2006 debenture as described below. All investment decisions of Montgomery Equity Partners, Ltd. are made by Yorkville Advisors, LLC, its Investment Manager. Mark Angelo is the Portfolio Manager of Yorkville Advisors. These shares are issuable upon Montgomery Equity Partners, Ltd. converting the March 2006 debenture. Montgomery Equity Partners, Ltd. is part of the Cornell Capital Partners, L.P. family of funds and is a wholly owned subsidiary of, and controlled by, Cornell, a Cayman Island limited partnership. Montgomery and Cornell are managed by the same investment manager, Yorkville Advisors, LLC. Investment decisions for Yorkville Advisors are made by Mark Angelo, its portfolio manager.

The November 2005 Secured Convertible Debenture

On November 30, 2005, we entered into a Securities Purchase Agreement with Montgomery Equity Partners, Ltd. whereby we could sell to them up to $1,000,000 of secured convertible debentures pursuant to the terms contained in the debenture and related financing agreements described below. Under the terms of the November 2005 debenture, Montgomery Equity Partners, Ltd. was entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding thereunder into shares of our common stock, $0.001 par value per share, at a price per share equal to the lower of (i) the lowest closing bid price of our common stock at any time during the 10 trading days before the initial filing of a registration statement, or (ii) 80% of the lowest price per share in the last reported trade of our common stock on the OTCBB or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price was subject to adjustment from time-to-time pursuant to certain other terms of the November 2005 debenture. The November 2005 debenture was secured by all of our assets not otherwise specifically pledged, had a two-year maturity date, and accrued interest at 10% per annum. In connection with the November 2005 debenture, we were obligated to file a registration statement within forty-five (45) days of the date of the execution of the Securities Purchase Agreement, but did not do so within the required deadline. On December 2, 2005, we issued and sold the first $600,000 of the November 2005 debenture to Montgomery Equity Partners, Ltd. On March 8, 2006, Montgomery Equity Partners, Ltd. surrendered the November 2005 debenture for conversion into the March 2006 debenture.

In connection with the initial $600,000 funding, we paid Yorkville Advisors, LLC, an affiliate of Montgomery Equity Partners, Ltd., commitment, structuring and due diligence fees totaling $87,500, which fees were deducted from the proceeds of this debenture, paid a $30,000 finder’s fee to a third party, Leonard Neuhaus, and paid $25,000 to Knightsbridge Capital as a fee in connection with the GSA Publications, Inc. merger. We retained Mr. Neuhaus to provide consulting services. These services included assisting us in developing a strategic plan with respect to raising capital, identifying and contacting prospective financial sources, assisting in evaluating financial proposals, assisting in the negotiation of such proposals, and assisting in connection with other corporate transactions including mergers, acquisitions and strategic relationships. We agreed to compensate him at a rate of 5% of the cash raised up to one million dollars. Accordingly, Mr. Neuhaus received $30,000 of the $600,000 debentures sold in November 2005 and an additional $20,000 of $400,000 debentures sold in March 2006 (as described below). Pursuant to a separate agreement, we paid a consulting fee of $25,000 to Knightsbridge Capital for their services in connection with facilitating the acquisition of GSA Publications, Inc.

The March 2006 Secured Convertible Debenture

On March 8, 2006, we entered into the March 2006 debenture in the principal amount of $1,000,000. In accordance with that certain Securities Purchase Agreement, dated March 8, 2006, Montgomery Equity Partners, Ltd. surrendered the November 2005 debenture for conversion into the March 2006 debenture and funded an additional $400,000 for a total purchase price of $1,000,000. Under the terms of the March 2006 debenture, Montgomery Equity Partners, Ltd. is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding thereunder into shares of our common stock, 0.001 par value per share, at a price per share equal to the lower of (i) $0.10, or (ii) 80% of the lowest price per share in the last reported trade of our common stock on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the March 2006 debenture. The March 2006 debenture is secured by all of our and our subsidiaries assets not otherwise specifically pledged, matures on March 8, 2008 and accrues interest at 10% per annum calculated on a 360-day year basis. In connection with this transaction, we paid Yorkville Advisors, LLC, an affiliate of Montgomery Equity Partners, Ltd., a commitment fee of $40,000, which fee was deducted from the proceeds of these debentures, and also paid a $20,000 consulting fee to an unrelated third party, Leonard Neuhaus, pursuant to an agreement referred above.

In connection with the March 2006 debenture, the amount of shares that Montgomery Equity Partners, Ltd. beneficially owns at one particular point in time is a function of these factors: (i) the 4.9% ownership limitation imposed by Montgomery Equity Partners, Ltd. in the secured convertible debenture; (ii) the amount of debt and interest thereon converted; (iii) the rate at which the debt is converted based on the lower of the fixed conversion price or the stock price at the time of conversion; (iv) sales by Montgomery Equity Partners, Ltd. of registered stock received by them upon conversion of debt. Based on the interplay of these factors, as our stock price declines, Montgomery Equity Partners, Ltd. would receive an increased number of shares upon conversion of the convertible debentures. As of the date of filing this Amendment No. 4 to the Registration Statement, Montgomery Equity Partners, Ltd does not own any shares directly, however they beneficially own 2,576,235 shares which can be converted pursuant to the March 2006 debenture, taking into account the 4.9% ownership limitation. Pursuant to the terms of the March 2006 debenture held by Montgomery Equity Partners, Ltd., the 4.9% ownership limitation may be waived in writing upon at least 65 days advanced written notice.

In this Registration Statement, we are registering 65,000,000 shares under the March 2006 debenture.

We entered into related documents, including an Investor Registration Rights Agreement, two Insider Pledge and Escrow Agreements, an Escrow Agreement, and through our subsidiaries, six Security Agreements. A description of the main agreements follows below.

Investor Registration Rights Agreement

On March 8, 2006, we entered into an Investor Registration Rights Agreement, which imposed certain deadlines for the filing and the effectiveness of the Registration Statement. Under the Investor the Registration Rights Agreement, we were obligated (i) to prepare and file a Registration Statement no later than thirty (30) days from the date of its execution of the Registration Rights Agreement (the “Scheduled Filing Deadline”), registering at least 65,000,000 shares of our common stock underlying the Convertible Debentures; and (ii) to have the Registration Statement declared effective within one hundred and twenty (120) days from the date of filing (the “Scheduled Effective Deadline”). Failure to meet the Scheduled Filing Deadline or the Scheduled Effective Deadline results in the imposition of liquidated damages equal to two percent (2%) of the liquidated value for each thirty (30) day period or a portion thereof after the Scheduled Filing Deadline or the Scheduled Effective Deadline.

We were late on our obligation to initially file the Registration Statement by April 7, 2006, which was the required deadline under the related Investor Registration Rights Agreement. In connection with our failure to file within the required deadline, we obtained from Montgomery Equity Partners, Ltd. a waiver whereby they waived the event of default related to our failure to timely file the Registration Statement, provided that the Company would file the Registration Statement by May 15, 2006. We filed the original Registration Statement on May 12, 2006, resulting in Montgomery Equity Partners, Ltd. not calling a default. However, we were subject to liquidated damages in the amount of $20,000.

We are presently late on a related obligation under the March 2006 debenture to have the accompanying Registration Statement declared effective by September 9, 2006 (120 days from the date of the initial filing). Pursuant to the terms of the Investor Registration Rights Agreement, failure to have the Registration Statement declared effective within the required deadline constitutes an event of default. We obtained from Montgomery Equity Partners, Ltd. a waiver whereby they waived the event of default related to our failure to timely have the Registration Statement declared effective, provided that the Company would obtain the effectiveness of the Registration Statement by February 14, 2007. We are subject to liquidated damages of two percent of the outstanding principal balance of the debentures until the Registration Statement becomes effective. As of the date of filing of this Amendment No. 4, we were subject to liquidated damages of $148,500, including approximately $22,500 for the thirty-day period which commenced on February 7, 2007. Of the total of $148,500, $40,800 has been accrued in our financial statements at September 30, 2006. (See Note 10C to our consolidated financial statements).

Insider Pledge And Escrow Agreements

Our Chief Executive Officer, Dean Garfinkel and our Chief Financial Officer, Barry Brookstein, each entered into an Insider Pledge and Escrow Agreement with Montgomery Equity Partners, Ltd. as further security for the repayment of the March 2006 debenture. Mr. Garfinkel pledged 9,834,170 shares of our common stock, and as pledgor of the shares to Montgomery Equity Partners, Ltd., personally guaranteed the repayment of the March 2006 debenture. Mr. Brookstein pledged 10,932,319 shares of our common stock to Montgomery Equity Partners, Ltd. In addition, we pledged into escrow in favor of Montgomery Equity Partners, Ltd., 20,000,000 previously unissued restricted shares of our common stock as additional security for repayment of the March 2006 debenture. Pursuant to a Pledge and Escrow Agreement, David Gonzalez, Esq. is the escrow agent. Mr. Gonzalez is a managing partner and general counsel of Cornell Capital Partners, LP, and Montgomery Equity Partners, Ltd is an affiliate of Cornell Capital Partners, LP. However, with respect to Mr. Gonzalez’ function as escrow agent, this function is based solely in his capacity as an attorney, and not in his capacity as managing partner and general counsel of Cornell Capital Partners, LP. In his capacity as an attorney, Mr. Gonzalez serves as an impartial escrow agent pursuant to the terms of the Pledge and Escrow Agreement. We are not registering the 20,000,000 shares and consider these shares of common stock as not outstanding, but contingently issuable in the event of a default by us under the transactional documents with Montgomery Equity Partners, Ltd.

Security Agreements

To induce Montgomery Equity Partners, Ltd. to enter the main transactional documents described above, each of our wholly-owned subsidiaries entered into a Security Agreement, whereby each subsidiary secured our obligations by pledging their assets to Montgomery Equity Partners, Ltd.

In September 2006, Call Compliance, Inc., our main subsidiary, issued a $150,000 secured note to Nascap Corp. Pursuant to the Security Agreement, dated September 30, 2006, with Nascap Corp., the $150,000 note is collateralized by Call Compliance’s certain accounts receivable. In compliance with the Security Agreement between Montgomery Equity Partners, Ltd. and Call Compliance, Montgomery Equity Partners, Ltd. subordinated their first-security lien on Call Compliance’s accounts receivables to allow these receivables to be pledged to Nascap Corp. Montgomery Equity Partners, Inc. further consented to us entering into a Guaranty Agreement, whereby we guaranteed the payment and performance of Call Compliance’s obligations under the note to Nascap Corp.

Shares Being Registered On Behalf Of Other Selling Stockholders

In the accompanying Registration Statement, 2,720,786 shares are being registered on behalf of other selling stockholders, which shares are underlying various warrants to purchase shares of our common stock that were issued to them by us, as described below. This group of selling stockholders consists of the following persons:

•
Dean Garfinkel. We are registering 819,514 shares on behalf of Mr. Garfinkel in this offering. These shares underlie warrants, exercisable at $0.30506 per share through September 20, 2010, that were granted to Alison Garfinkel as partial consideration for the purchase of 4,097,570 treasury shares in 2005 and subsequently were transferred to Mr. Garfinkel pursuant to a legal separation agreement between him and Mrs. Garfinkel in 2005. Mr. Garfinkel makes his own investment decisions.

•
Maddy Brestin, Charles and Barbara Baldassano, Melissa Brestin, Garrett and Janis Garrison, Robert Gordon, Lisa Gordon-Loozis, Melvin Ilberman, Victor Jacobs, Mark Kirsch, Martin Kirsch, Neal Kirsch, Barry and Rheba Kronberg, Babak Nahavandi, Constance Osattin, Miriam B. Singer, Ellen Thorn and Gerald Stoner, Iosif Uvaydov, and Robert Lippe. We are registering 1,901,272, shares on behalf on these selling stockholders. The shares we are registering for each selling stockholder listed above underlie warrants, exercisable at $0.45759 per share through September 30, 2008, that were issued to these selling stockholders upon the purchase of secured promissory notes from us during 2003 and through March 2004. Each selling stockholder makes his or her own investment decisions.

We are registering 3,500,000 shares on behalf of other selling stockholders, each of whom acquired such shares in a private placement offering conducted by GSA Publications, Inc. in February of 2005 in the State of Texas, as follows:

•	Patrick D. Bernardi. We are registering 50,000 shares on behalf of Mr. Bernardi, who makes his own investment decisions.

•
President’s Executive Financial Corp. We are registering 50,000 shares on behalf of President’s Executive Financial Corp. Mr. Ludwell Strickler makes investment decisions on behalf of President’s Executive Financial Corp.

•
Tangerine Communications, Ltd. We are registering 1,500,000 shares on behalf of Tangerine Communications, Ltd. Mr. Amar Bahadoorsingh makes investment decisions on behalf of Tangerine Communications, Ltd., a British Columbia corporation.

•
Trident Venture Group. We are registering 1,000,000 shares on behalf of Trident Venture Group. Mr. Rod Jao makes investment decisions on behalf of Trident Venture Group, a British Columbia corporation.

•	Ramkrishna Singh. We are registering 500,000 shares on behalf of Ramkrishna Singh, who makes his own investment decisions.

•
Transnational Capital Corporation. We are registering 400,000 shares on behalf of Transnational Capital Corporation. Mr. Marco Delgado makes investment decisions on behalf of Transnational Capital Corporation, a British Columbia corporation.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time-to-time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

Out of the total principal amount of $1,000,000 of secured convertible debentures, we received gross proceeds of $600,000 in December 2005 and gross proceeds of $400,000 in March 2006. The total net proceeds we received under the secured convertible debentures are $300,000. The total net proceeds take into account estimated offering related expenses and fees ($472,500) and loan related costs and fees ($227,500). The net proceeds have been used for general working capital.

We represented to Montgomery Equity Partners, Ltd. that the net proceeds we received under the debentures would be used for general corporate and working capital purposes only.

In the event that our outstanding warrants are exercised, the total amount of proceeds therefrom would be $250,001 from the warrants held by Mr. Garfinkel and $870,003 from the warrants held by the other group of selling stockholders, or a grand total of $1,120,004. Any proceeds received from the exercise of these warrants, of which there can be no assurance, will be used for general working capital.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledges, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which their shares are traded or in private transactions. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Montgomery Equity Partners, Ltd. is a Cayman Island exempted company, formed in October 2004. Montgomery Equity Partners, Ltd. is a hedge fund in the business of investing in and financing public companies. They are prohibited from making a market in our stock or otherwise engaging in stabilizing or other transactions intended to help support our stock price. Prospective investors should take these factors into consideration before purchasing our common stock. Montgomery Equity Partners, Ltd. is part of the Cornell Capital Partners, L.P. family of funds and is a wholly owned subsidiary of, and controlled by, Cornell, a Cayman Island limited partnership. Montgomery and Cornell are managed by the same investment manager, Yorkville Advisors, LLC. Investment decisions for Yorkville Advisors are made by Mark Angelo, its portfolio manager.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all 50 states. In addition, in certain states the shares of common stock in this offering may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all of the expenses incident to the registration, offering, and sale of the shares of common stock to the public hereunder other than commissions, fees, and discounts of underwriters, brokers, dealers and agents. Pursuant to the terms of an investor registration rights agreement, we have agreed to indemnify Montgomery Equity Partners, Ltd. and its controlling persons against certain liabilities, including liabilities under the Securities Act arising out of making untrue statements, alleged untrue statement of a material fact, or omissions of a material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, contained in a registration statement, any post-effective amendment, or a final prospectus under federal and state laws, as well as any violation or alleged violation by us of the Securities Act, the Exchange Act, and other federal or state securities laws.

We estimate that the expenses of the offering to be borne by us will be approximately $472,500. These offering expenses consist of a securities registration fee of $2,286, which was paid on May 12, 2006, audit and accounting fees of $235,000, legal fees and expenses of $115,000, fees and costs of $100,000 incurred in connection with the acquisition of GSA Publications, Inc., electronic formatting and transmission costs of $15,000, printing and engraving fees and other miscellaneous costs of $5,214. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this Prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying Registration Statement must be filed with the Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the consolidated financial statements of Compliance Systems Corporation and the notes thereto appearing elsewhere in this filing. Statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Prospectus that are not statements of historical or current fact constitute “forward-looking statements.”

Going Concern

Our operations involve a number of risks and uncertainties. Factors that could affect our future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, uncertainty of market acceptance of our products and services, competition from substitute products and larger companies, protection of proprietary technology, the ability to generate sufficient capital to fund operations, strategic relationships and dependence on key individuals.

Our financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As reported in the accompanying financial statements, we incurred net losses of $1,293,769 and $1,241,945 for the years ended December 31, 2004 and 2005, respectively. At December 31, 2005, we had a stockholders’ deficit of $2,805,443 and a working capital deficit of $583,815.

For the nine months ended September 30, 2006, we incurred a net loss of $915,878; at September 30, 2006, we had stockholders’ and working capital deficits of $3,719,444 and $2,586,057, respectively. The working capital deficit at September 30, 2006 reflects the reclassification to current of the Company’s aggregate indebtedness of $1,098,679 under the secured convertible debenture to Montgomery Equity Partners, Ltd. This aggregate loan balance is classified as current at such date due to an event of default under the debenture for which Montgomery Equity Partners, Ltd. has granted a waiver only through February 14, 2007. (See Notes 2L and 10C to our consolidated financial statements). Our losses have resulted from a shortfall of sales revenues to cover our operating and marketing expenditures during the implementation of our operating plan, which targets significant sales growth and is long-range in nature. Our ability to continue as a going concern is dependent upon our ability to secure adequate financing at acceptable terms and attain profitable operations. In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into new or established markets and the competitive environment in which we operate.

Our independent auditors have added an explanatory paragraph to their audit opinions issued on our financial statements for the years ended December 31, 2004 and 2005, referring to the recurring losses from operations, and the working capital and stockholder deficits, which factors raise substantial doubt regarding our ability to continue as a going concern.

To address our going concern and liquidity issues, we have pursued additional financing, new business opportunities, and restructured existing debt. In December 2005 and March 2006, we obtained an aggregate $1,000,000 of new secured debt financing under the 2005 November Debenture and the 2006 March Debenture, of which approximately $700,000 has been used for loan and registration costs and $300,000 has been used for general working capital. In September 2006, we entered into a new $150,000 secured loan agreement, with a new lender, the full amount of which has been borrowed and is currently outstanding.

Upon the effectiveness of our Registration Statement, we anticipate that our shares will be traded on the Pink Sheets. Our management has commenced this process since it believes that a public company has more ability to obtain additional financing because being publicly traded increases the available financing alternatives. In addition, upon conversion of the existing debentures into registered free-trading shares, our debt to equity ratio will decrease, thereby increasing the prospects for additional financing from our primary secured lender as well as others.

However, there can no assurances that once our shares are publicly traded we will be able to obtain more sources of financing on terms satisfactory to us. Even if our shares are publicly traded it may be that a market will not develop for our shares, due to a number of reasons, including our financial performance and demand for our shares. Thus, while our management believes that additional financing may be obtained upon the effectiveness of the Registration Statement, and the public trading of our common stock, there are no assurances that these alternatives will occur due to the limitations on the liquidity of our common stock, as discussed above.

Our ability to continue as a going concern is dependent on the amount and nature of available financing and our future ability to generate increased revenues and operate profitably. There is no assurance that we will be successful in attaining these objectives. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Critical Accounting Policies

Our consolidated financial statements and related public information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that may have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently applied. We base our estimates on historical experience and on various assumptions that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 to our consolidated financial statements. While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements. Our critical accounting policies are discussed below.

Revenue Recognition

We earn a fee for each telephone solicitor’s call attempt (whether or not the call is completed) which generates a query to a data base of Do-Not-Call telephone numbers.  We establish the price for this service. Through our subsidiary Call Compliance Inc., we have an annually renewable contract with our data base distributor to perform the following functions:

•
Provide connectivity to the telephone companies and access database information, from the database that we manage, update and maintain, as required to operate the telephone call processing platform. This platform is where the telephone call queries are routed from the telemarketers over various telephone carrier networks.

•	Contract with telephone carriers to sell our TeleBlock® service to their end users.

•	Provide billing and collection services.

As compensation for these services, we pay the distributor contractually determined amounts on a per query basis. The distributor submits monthly remittances together with the related monthly activity reports. We have a contractual right to audit such reports. Revenue is accrued based upon the remittances and reports submitted. We routinely audit the monthly call counts submitted to us. Any adjustments to revenue resulting from these audits are recorded when earned if significant. Historically, these adjustments have not been significant. In the event that such adjustments do become material in the future, it is possible that, at times, we may have to correct previously reported interim results.

The telephone carriers in turn sell the TeleBlock® service to their customers. The carriers bill their customers for TeleBlock® and assume all credit risk with regard to their customers. We have no credit risk with respect to the end-users.

Material Trends And Uncertainties

We believe that there are positive trends in this industry which could positively impact our business. For example, traditional telephone lines are continuing to migrate to VoIP. This trend is expected to continue and it is anticipated that 24 percent of U.S. households will use VoIP by 2009 (Source: VoIP Business Weekly, July 11-15, 2005). This places us in a position to effectively gain VoIP market share and thereby reduce our risk to certain industry-related and technological factors which may have an adverse impact on our future business conditions. In addition, we are pursuing the sale of TeleBlock® in other countries, such as Canada, Australia, and the United Kingdom, where do-not-call legislation has recently been enacted and is sought by the consumers. Additionally, our European patent for TeleBlock® has been approved, which would result in the deployment of TeleBlock® worldwide as EU countries move to implement Do-Not-Call programs.

We believe that there are a number of industry-related and technological factors that could negatively impact our business. Presently, there are stringent federal and state Do-Not-Call laws that provide for high penalties to those telemarketers violating such laws. However, if the government were to relax the current Do-Not-Call laws, or if state laws would be found unconstitutional, our business would be negatively impacted as the need for our services would be diminished. The need for our services also could decline if a large number of consumers added their names to the Do-Not-Call list. We believe this risk is minimal since the national Do-Not-Call list has existed for over four years and based on our increasing call counts, we believe the existence of the list has not had a significant impact on our business and telemarketing sales channels. Finally, patent infringement by competing entities could have a negative impact on our business.

With respect to technological factors, our industry is marked by rapid technological change, frequent new product introductions, Internet-related technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging telecommunications technology standards. New products based on new technologies or new industry standards can render existing products obsolete and unmarketable. It is possible that future customer provided equipment will have added features that would provide a service similar to TeleBlock®. Thus, technological factors that would make our product obsolete or the development and use of newer, more attractive products would adversely impact on our business and financial condition.

Subsequent to June 30, 2006, all of our TeleBlock® business was channeled through one distributor. This resulted in a significant upgrade over the other distributor’s technology as well as increased efficiencies for our back office operations. In connection with the migration of the accounts previously channeled through the other distributor, we granted certain price discounts which had a negative effect on our revenues. The effect of such discounts may be felt through the remainder of 2006, but the consolidation into one platform should facilitate gaining new customers. Although all of our TeleBlock® receivables are now concentrated in this one distributor, we believe the credit risk associated therewith to be minimal.

Our working capital deficit increased substantially from $583,815 at December 31, 2005 to $2,586,057 at September 30, 2006. The working capital deficit at September 30, 2006 reflects the reclassification to current of the Company’s aggregate indebtedness of $1,098,679 under the secured convertible debenture to Montgomery Equity Partners, Ltd. This aggregate loan balance is classified as current at such date due to an event of default under the debenture for which Montgomery Equity Partners, Ltd. has granted a waiver only through February 14, 2007. (See Notes 2L and 10C to our consolidated financial statements). The balance of the increase of $903,563 is due principally to expenditures for deferred offering and loan costs aggregating $345,615, an increase in the current maturities of debt to related and formerly related parties of $324,140 and the accrual as well as reclassification to a current liability of unpaid officers’ salaries of $227,500. Additional expenditures for offering costs are expected to be less significant after September 30, 2006 as we incurred the substantial majority of the estimated total of such costs at that date. Loan repayments to currently related parties are required by the March 2006 debenture to be deferred until 90 days after the Registration Statement is declared effective. The increase in the debt maturities to related parties arises in part to such restriction; the increase in maturities to formerly related parties relates to management’s intent to pay 2006 debt service thereon in kind, once the accompanying Registration Statement becomes effective. Additional accruals of officers’ salaries may be expected until sufficient financing is available to pay such salaries on a current basis. Lastly, the working capital deficit is expected to increase due to the effect of future losses from operations.

In 2006 we reduced sales and office staff. The causes for the November 2006 staff reduction and the sales reduction which occurred earlier in 2006 are as follows.  In the spring of 2006, we terminated the sales personnel partially as a cost cutting measure and partially because management did not believe the sales staff was producing sufficient business to justify their compensation.  The sales staff’s function was to train the telephone carriers distributors’ internal sales force, primarily training them how to sell TeleBlock® as a value added feature to the overall service package provided by the distributors.  In the spring of 2006, our management believed that our sales staff had trained sufficient distributors’ internal sales forces to sell and market the TeleBlock® product and that we no longer received an added benefit from the services of our sales staff.  This was one of the reasons for eliminating our sales staff, the second reason being a cost-cutting measure.  Because we eliminated the sales force we were then able to eliminate in November 2006 one of the office staff, whose main function was to provide support for the sales staff.   Also in November 2006, we laid off the second office employee because of cost-cutting measures.  This office staff reduction, particularly when viewed in conjunction with the reduction in sales personnel that occurred earlier in 2006, is suggestive of a negative trend. This trend reflects the Company’s inability to continue to pay these employees’ salaries due to the extreme working capital deficit resulting from the decrease in the Company’s revenues in 2006.  Our management does not believe that the reduction in sales staff and the additional lay-offs in November have had a material adverse effect on the Company.  First, the functions which were performed by the sales staff in 2006 were, to a large extent, transferred to the distributors’ internal sales force.  Second, administrative duties of the office personnel have been assumed by our remaining employees and executive officers.

However, our management’s plans for increasing revenues contemplate a significant increase in sales and marketing personnel. This is based on the fact that the expansion and growth of the Company cannot occur without a group of sales and marketing personnel necessary to advertise, market and sell our products. If sufficient funding does not become available, management’s plans to increase revenue will have to be modified or curtailed.  Additionally, in the event that our management obtains additional funding, our management anticipates rehiring or replacing the office personnel which were laid off in November since management believes that a qualified office staff is an integral part of a successful long-term expansion of the Company’s business.  However, if management does not obtain additional funding and it does not have the sufficient funding available to rehire or replace the office personnel, or if there should be an unusually long delay in doing so, management’s plans would have to be modified accordingly.  The inability to hire sales and marketing staff, along with the inability to hire or replace the office staff, may adversely impact our Company by limiting its growth in the future.

Off-Balance Sheet Arrangements

There are no significant off-balance arrangements.

Deferred Registration Costs

We have deferred all of the costs associated with our planned registration of our common stock with the Commission. These costs will be charged directly to additional paid-in capital against the value of our shares that are issued to convert the March 2006 debenture. If the Registration Statement is not declared effective within approximately one year of our financing under the March 2006 debenture, the deferred registration costs will be expensed.

Patents

We own the TeleBlock® Do-Not-Call blocking patent, which is recorded at cost and is being amortized over its 15-year life on a straight line basis. In addition, we have been granted patent protection in Greece in February 2006. This patent, which will apply throughout the European Union, is being amortized on a straight line basis, through September 2024.

Impairment Of Long-Lived Assets

Long-lived assets, including our property, equipment, capitalized software and patents are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets used in operations, impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted cash flows, including estimated net proceeds if we were to sell a long-lived asset. When applicable, we measure the impairment loss based on the difference between the carrying amount and estimated fair value.

We periodically review our long-lived assets, in light of our history of operating losses, but under the methodology described above, we have not been required to record any impairment losses. Should applicable external factors such as competition, governmental regulations or other market conditions change in such a way as to be materially adverse to our business, impairment losses might be required in the future.

Convertible Debentures And Derivative Accounting

Due to certain provisions in our secured convertible debenture with Montgomery Equity Partners, Ltd. and various related documents, it is possible that this debenture could be classified as “a non-conventional convertible instrument.” Should such a classification become conclusive, bifurcation of the instrument may be required with “Derivative Accounting” under SFAS Nos. 133 and 140 applying to a bifurcated portion. At present, alternatives in accounting practice exist under the cited FASB statements as well as Emerging Issues Task Force Issues 00-19, 05-2 and 05-4, the last of which was not subject to a consensus when discussed by the Task Force in May 2005.

As indicated in Recent Accounting Pronouncements, SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” was issued in February 2006 and permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation in accordance with the provisions of SFAS No. 133. These accounting issues are complex and definitive treatments in practice are evolving, and are frequently subject to different interpretations by the staff of the Commission. Presently, we do not believe that embedded derivative accounting applies to our March 2006 debenture with Montgomery Equity Partners, Ltd. It is possible that such accounting may apply to future borrowings and would then constitute a critical accounting policy.

Management’s Plans

In the next 12 months, we plan to pursue increased sales of our products by:

•	Continuing to sell TeleBlock® through our various sales channels.

•
Expanding TeleBlock® sales through our launch of Voice Over IP (“VoIP)” which will allow TeleBlock® usage anywhere in the world and in those areas where we lack distributors locally. In 2006, we entered the world of VoIP communications, through one of our subsidiaries, Jasmin Communications, Inc., doing business as Citadel Telephone Company, (“Citadel”). Citadel has launched its product offering and is selling its services to new and existing clients. We plan to initiate and launch a marketing campaign specifically designed to increase Citadel’s subscriber base via pay-per-click web based advertising. The cost of this advertising will be limited to $1,000 per month. Also, we have begun signing agent agreements with various network sales organizations to distribute our products. The agents will receive a 15% recurring commission on revenue.

•
Increasing TeleBlock® sales through our strategic alliance with predictive dialer companies. Predictive dialer companies are companies that use a computerized system that automatically dials batches of telephone numbers for connection to agents assigned to sales or other campaigns. We have signed agreements with several predictive dialer companies and have completed integration with eight companies to date. We have added a second co-location facility at a cost of $1,500 a month to provide a redundant connection for these predictive dialer company clients.

•
Establishing a sales force to market our products. We are planning to hire a sales manager in the first half of 2007, who will be responsible for our sales force. We are planning on expanding our sales force during 2007. We estimate that the cost of establishing a sales force could reach up to $400,000 in 2007.

•
Increasing our online sales by the addition of other online products. In 2005 we entered into an agreement with the American Teleservices Association (“ATA”) to provide its members an online system designed to assist telemarketers to easily complete the many state commercial registration forms, calling this system the Registration Guide. This guide is an addition to the Regulatory Guide that is currently being offered online. We completed development of the Registration Guide in August 2006 and it immediately became available online to all of our existing Regulatory Guide users.

Financing Alternatives

Management continues to meet operating deficits primarily through short-term borrowings. In September 2006, we entered into a $150,000 secured loan agreement with Nascap, Corp, a new lender, under which we have utilized $150,000 to date. Montgomery Equity Partners, Ltd. consented to this transaction and subordinated their lien on our accounts receivable to the new lender, Nascap Corp.

Upon effectiveness of the Registration Statement, we expect that Montgomery Equity Partners, Ltd. will begin to convert a portion of their convertible debenture into shares of the Company’s common stock. We may seek to borrow additional amounts from Montgomery Equity Partners, Ltd., of which there is no assurance. Certain of our other note-holders have the right to convert such debt into common shares and if some or all of these other unrelated note-holders do elect to convert, they may also be willing to extend new loans to us under terms to be negotiated.

Upon the effectiveness of the Registration Statement, we intend to seek other sources of financing, but there is no assurance that it will be available on terms acceptable to us.

Recent Developments

In late November of 2006, our working capital deficit forced us to lay-off two of our office personnel, certain of whose duties have been assumed by our officers and remaining staff. In the event we subsequently obtain additional financing, of which there can be no assurance, an inability to rehire these personnel or a delay in hiring suitable replacements would negatively affect our operations. (See Material Trends and Uncertainties).

Results Of Operations

Results Of Operations For Year Ended December 31, 2004 Compared To The Year Ended December 31, 2005

Revenues for the year ended December 31, 2005 were $1,730,898 compared to prior year revenues of $2,114,285. This decrease of $383,387, or 18.1%, was due to revenue decreases for our two principal distributors. These two distributors accounted for approximately 93% of our revenues in 2005. Revenue from one of the two principal distributors, Vartec, decreased by $323,694 in 2005, which accounts for 84.4% of our decrease. This decrease was largely attributable to this distributor’s Chapter 11 bankruptcy filing on November 1, 2004, resulting in a loss of customer base for them, which, in-turn, translated into less revenue for us. On April 19, 2006, Vartec purchaser petitioned the bankruptcy court to accept our contract. We continued to do business with Vartec, and its successor, Vartec Solutions, Inc. On June 7, 2006, Comtel’s purchase of Vartec Communication’s assets, including the assumption and assignment of our contract with Vartec Communications to Comtel, was approved by the bankruptcy court. The assignment of the contract became effective with the closing of the asset sale on June 7, 2006. The overall decrease in volume experienced during 2005 is expected to continue for the near term as the customer base that was lost as a result of Vartec Communication’s bankruptcy filing must be replaced, which will take some time. Revenues from our other major distributor decreased by $56,529 or 8.0%. Approximately one-half of this decrease was due to reduced call volume in 2005. In addition, we offered a Volume Incentive Pricing (“VIP”) program for our large volume telemarketers in mid-2004. This resulted in decreased revenue due to the aforementioned pricing incentives and accounted for the balance of the decrease.

Cost of revenues for the year ended December 31, 2005 totaled $471,245 and decreased by $21,570, or 4.4%, when compared to cost of revenues of $492,815 for the prior year. This decrease was attributable to the lower fees paid to host and track our database, which decreased by $7,808 due to the decrease in call volume. In addition, amortization of software costs directly related to revenue production decreased by $11,727.

Selling, general, and administrative expenses totaled $2,022,398 for the year ended December 31, 2005 and were $387,035, or 16.1%, lower than selling, general, and administrative expenses of $2,409,433 for the prior year. Professional fees decreased by $144,017 and accounted for 37.2% of the decrease. This was due to significantly less legal fees attributable to current period expenses. Substantial professional fees incurred in 2005 were capitalized as pertaining to the accompanying Registration Statement and the secured debentures. Salaries and benefits also decreased by $140,219 and represented 36.2% of the decrease. This decrease was mainly due to the resignation of one of our officers and resulted in a decrease of officer salaries of $140,000. Further, commissions paid to outside salesmen decreased by $75,891 and represented 19.6% of the 2005 decrease in selling, general, and administrative expenses. This decrease was a direct result of Vartec’s loss of customer base. Finally, advertising expenses decreased by $47,762 and was principally due to less use of print ads in trade magazines as we redirected our selling efforts.

Interest expense was $479,200 for the year ended December 31, 2005, whereas interest expense for the prior year was $505,806. This decrease of $26,606, or 5.3%, was principally due to the conversion of secured notes to our capital stock during mid-2005. This conversion reduced interest expense by $64,140 in 2005. Declining principal balances on four notes originally issued in 2001 also reduced 2005 interest expense by $34,152. These reductions in interest expense were partially offset by additional interest expense incurred for financings secured by us during 2005. Short-term loans accounted for additional interest expense of $30,087. Further, we incurred interest expense of $5,166 on a $600,000 secured convertible debenture that was purchased by Montgomery Equity Partners, Ltd. in late November 2005. Major stockholders loaned us $1,000,000 in the last nine months of 2004 resulting in higher 2005 interest expense on these loans. Interest expense in 2005 and 2004 included in-kind payments of our common stock for interest expense of $71,130 and $149,570, respectively. Interest expense also includes $19,450 of imputed interest on a bank loan that was secured by assets personally owned by one of our officer/stockholders in April 2005.

We had a net loss of $1,241,945 for the year ended December 31, 2005 compared to a net loss of $1,293,769 for the prior year. The decrease in net loss of $51,824, or 4.0%, was primarily attributable to the partial offset of the decreases in other selling, general and administrative expenses of $387,035 and interest expense of $26,606 by the reduction in net revenue of $361,817. Vartec’s bankruptcy significantly impacted our revenue as well as commissions paid to outside salesmen. Accordingly, our revenue declined by 15.3%. This was offset by a reduction in commissions to outside salesmen of 63.4%. Legal expenses were 88.7% lower than 2004 and principally resulted from the capitalization of legal fees as deferred loan costs. Salaries and benefits decreased by 11.1% in 2005 due to the resignation of one of our officers.

Liquidity And Capital Resources

Cash used by operating activities was $617,590 and $934,523 for the years ended December 31, 2005 and December 31, 2004, respectively. It is comprised of the effect of Company’s net loss, net of non-cash items and is offset by changes in assets and liabilities. The effect of the net loss as adjusted for non-cash items was $834,146 for the year ended December 31, 2005, compared to $991,741 for the prior year. This decrease of $157,595 was primarily due to an increase in interest accrued and not paid on related party debt obligations as well as the 2005 conversion of secured notes. The changes in assets and liabilities decreased the Company’s net cash used in operations by $216,556 and $57,218 for the years ended December 31, 2005 and December 31, 2004, respectively. Cash used in investing activities was $67,827 for fiscal 2005 and was $27,543 for fiscal 2004. This increase in cash of $40,284 used in investing activities in 2005 was predominantly attributable to purchases of property and equipment. For the year ended December 31, 2005, cash provided from financing activities was $647,944, as compared to $1,001,595 for the prior year. During 2004, the Company sold $210,000 of secured notes, the balance of the $1,500,000 secured note offering that began in 2003. In addition, two officers/stockholders loaned the Company $1,000,000 in 2004. Uses of cash for financing activities in 2005 were deferred registration costs of $174,841, deferred loan costs of $160,400, and the purchase of treasury stock of $130,000, and debt repayments of $212,070. During 2005, the exercise of warrants generated net proceeds of $405,000 for the Company. There was a net decrease in cash of $37,473 to $96,872 for the year ended December 31, 2005, as compared to a net increase in cash of $39,529 to $134,345 for 2004.

Our working capital deficit was $583,815 as of December 31, 2005, compared to a deficit of $31,317 as of December 31, 2004. Such deficit at December 31, 2004 gave effect to the payment in-kind or conversion to equity of approximately $1,699,000 of various debt during the subsequent year, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 6. The December 31, 2005 working capital deficit includes $245,600 in short-term notes that mature within one year. Accounts receivable at December 31, 2005 decreased by $180,682 due to decreased revenues resulting in large part from Vartec’s bankruptcy filing. Our founding stockholders have agreed to extend the deferral of approximately $1,625,000 of various notes and loans from January 2007 to July 2007.

In connection with the November 2005 debenture, we issued and sold the first $600,000 on December 2, 2005, to Montgomery Equity Partners, Ltd. During the year ended December 31, 2005, we received gross proceeds of $600,000 from the sale of the November 2005 debenture. A total of $290,000 was contemporaneously disbursed for related loan costs and fees as well as various registration costs, all of which were deferred. At March 7, 2006, the balance outstanding on these debentures was $600,000 and accrued interest was $16,167. On March 8, 2006, we entered into the March 2006 debenture in the principal amount of $1,000,000. In accordance with that certain securities purchase agreement, dated March 8, 2006, Montgomery Equity Partners, Ltd. surrendered the November 2005 debenture for conversion into the March 2006 debenture and funded an additional $400,000 for a total purchase price of $1,000,000. From the proceeds, we paid loan costs of $60,000 and professional fees aggregating $70,000, all of which were capitalized as deferred loan and registration costs. Under the terms of the March 2006 debenture, Montgomery Equity Partners, Ltd. is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding thereunder into shares of our common stock, 0.001 par value per share, at a price per share equal to the lower of (i) $0.10, or (ii) 80% of the lowest price per share in the last reported trade of our common stock on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the March 2006 debenture. The March 2006 debenture is secured by all of our and our subsidiaries assets not otherwise specifically pledged, matures on March 8, 2008 and accrues interest at 10% per annum calculated on a 360-day year basis.

The March 2006 debenture is convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of: (i) $0.10, or (ii) 80% of the lowest price per share in the last reported trade of the Company’s common stock on the exchange which the common stock is then listed or on the OTCBB, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the debentures. At maturity, the remaining unpaid principal and accrued interest under the March 2006 debentures will be, at the Company’s option, either paid or converted into shares of the Company’s common stock at a conversion price calculated pursuant to the above-described formula. This debenture bears interest at 10% per annum and is secured by a related security agreement covering all of the Company’s assets that are otherwise not specifically pledged.

Results Of Operations For The Nine Months Ended September 30, 2005 Compared To The Nine Months Ended September 30, 2006

Revenues for the nine months ended September 30, 2006 were $1,070,078 compared to revenues for the same period of 2005 of $1,426,910. This decrease of $356,832 was due to a decrease in revenue from Vartec of $619,258, which was partially offset by an increase in our other distributor’s (VeriSign) revenue of $223,484. In addition, online guide sales increased by $16,323, and VoIP income during increased by $12,255. The reduction in revenue from Vartec was due to their bankruptcy filing, thereby causing a loss of customer base, which, in turn, translated into less revenue for the Company. The increase from VeriSign is derived from their total call count increase of approximately 87 million calls, which includes approximately 25 million calls from customers whose calls were previously routed through Vartec. The increase in VeriSign call counts for customers whose calls were routed through their platform in both periods is approximately 40%.

In June 2006, Comtel was approved as Vartec’s successor in interest. In July 2006, Comtel shut down the hosting platform that had been operated by Vartec and the related accounts migrated to VeriSign’s platform, which constituted significant technological improvement and resulted in increased back-office efficiency for us. To induce these customers to change, we offered certain price discounts, the effect of which should approximate $10,000 per month over the rest of 2006.

Cost of revenues for the nine months ended September 30, 2006 totaled $430,256 and increased by $79,280 when compared to cost of revenues of $350,976 for the same period in 2005. This was principally attributable to increased fees due to VeriSign of $85,433, as a result of the higher sales volume hosted on their database, in addition to the cost of providing VoIP services of $6,631 during this period. These increases were partially offset by decreases of $19,295 in the cost of outside computer services.

Selling, general, and administrative expenses totaled $1,208,236 for the nine months ended September 30, 2006 and were $416,933 or 26% lower than selling, general, and administrative expenses of $1,625,169 for the same period of 2005. Salaries and benefits decreased by $300,116 and were mainly due to the resignation of an officer of the Company, a reduction in sales force, and the elimination of our in-house legal counsel. A reduction in professional fees of $130,432 represented 30% of the decrease. Professional fees attributable to this registration process have been capitalized, not expensed. Commissions paid on Vartec revenues also decreased by $18,159 or 50.7% and were the direct result of lower revenues resulting from Vartec’s bankruptcy filing. Included in this expense category for 2006 is $40,400 of penalties for liquidated damages incurred on the March 2006 debenture; no such penalty was incurred in the prior year period.

Interest expense was $347,464 for the nine months ended September 30, 2006 whereas interest expense for the same period of 2005 was $368,206. This decrease of $20,742 or 6% was attributable to a reduction of interest expense of $66,452 due to the conversion of secured notes to common stock of the Company from June 2005 through September 2005, lower interest on the four notes originally issued in 2001 of $24,722, as well as lower interest of $15,954 on capitalized lease obligations. This decrease was partially offset by additional interest incurred on the new convertible secured debt of $69,279, and interest on private party and bank loans of $21,961.

The Company had a net loss of $915,878 for the nine months ended September 30, 2006 compared to a net loss of $917,441 for the same period in 2005. The decrease in net loss of $1,563 was attributable to the decreases in selling, general and administrative expenses of $416,933 and interest expense of $20,742, offset by the decrease in revenue of $356,832 and the increase in cost of revenues of $79,280.

Liquidity And Capital Resources

Cash provided by operating activities was $39,236 for the nine months ended September 30, 2006 and cash used by operating activities was $434,548 for the nine months ended September 30, 2005. It is comprised of the effect of Company’s net loss, net of non-cash items, as adjusted by changes in assets and liabilities. The effect of the net loss, net of non-cash items was $435,780 for the nine months ended September 30, 2006, compared to $639,436 for the same period last year. This decrease of $203,656 was due to an increase in interest and penalty accrued and not paid on related party debt obligations of $121,834, and an increase in amortization of deferred charges and intangibles of $77,207 as well as a lower net loss from operations of $1,563. The changes in assets and liabilities decreased the Company’s net cash used in operations by $475,016 and $204,888 for the nine months ended September 30, 2006 and September 30, 2005, respectively. This decrease of $270,128 is principally due to the effect of an increase in accounts payable and accrued expenses of $196,383, in addition to the effect of an increase in accrued officers’ compensation of $147,500. Cash used in investing activities was $52,343 for the first nine months of 2006 and was $64,510 for the first nine months of 2005. This decrease in cash used in investing activities of $12,167 was attributable to decreases in expenditures for deposits of $27,705 and was partially offset by increases in expenditures for property, equipment, and capitalized software development costs of $15,538. For the nine months ended September 30, 2006, cash used by financing activities was $71,990 while cash provided from financing activities was $421,445 for the same period of 2005. The primary uses of cash for financing activities in 2006 were payments of deferred registration costs of $272,452, repayments of long-term debt of $159,013, and payments of deferred loan costs of $73,163. These uses of cash from financing activities were partially offset by the issuance of long-term debt of $395,946, net of accrued interest deducted, and demand loan proceeds of $36,692. The main sources of cash provided by financing activities during the first nine months of 2005 were net proceeds from the issuance of warrants of $405,000 and from the issuance of short-term demand loans of $300,000. These sources from financing activities were partially offset by payment of a deposit for the purchase of treasury stock of $130,000, repayments of long-term debt of $122,735, payments of deferred registration costs of $66,533, and payments of deferred loan costs of $23,273. There was a net decrease in cash of $85,097 to $11,775 for the nine months ended September 30, 2006, as compared to a net decrease in cash of $77,613 to $56,732 for the same period of 2005.

Our working capital deficit was $2,586,057 as of September 30, 2006 compared to a deficit of $583,815 as of December 31, 2005. Our founding stockholders have agreed to defer $1,625,000 of various notes and loans, together with applicable deferred interest until October 2007. Accrued salaries in the amount of $70,000 are deferred until April 2007; the balance is not deferred. (See the ‘Material Trends and Uncertainties’ subsection on page 24 for further details regarding the increase in the working capital deficit, which includes the effect of the reclassification to a current liability of the $1,098,679 aggregate amount due under the March 2006 debenture).

As of September 30, 2006, we owe $1,000,000 of principal plus accrued interest of $58,279 and an aggregate penalty for liquidated damages of $40,400 under the March 2006 debenture. The liquidated damages arose from our non-compliance with two requirements under the Debenture. The first was to initially file the Registration Statement by April 7, 2006. The second was to have this Registration Statement declared effective by September 9, 2006. Under the Debenture such damages are two percent of the cumulative outstanding principal balance for every thirty-day period or part thereof.

We were late on our obligation to file the Registration Statement by the required deadline of April 7, 2006. We obtained from Montgomery Equity Partners, Ltd. a waiver whereby they waived the event of default related to our failure to timely file the Registration Statement, provided that the Company would file the Registration Statement by May 15, 2006. We filed the original Registration Statement on May 12, 2006, resulting in Montgomery Equity Partners, Ltd. not calling a default. However, we were subject to liquidated damages in the amount of $20,000.

We are presently late on our obligation under the March 2006 debenture to have the accompanying Registration Statement declared effective by September 9, 2006, the required deadline. Pursuant to the terms of the Investor Registration Rights Agreement, failure to have the Registration Statement declared effective within the required deadline constitutes an event of default. We obtained from Montgomery Equity Partners, Ltd. a waiver whereby they waived the event of default related to our failure to timely have the Registration Statement declared effective, provided that the Company would obtain effectiveness of the Registration Statement by February 14, 2007. We are subject to liquidated damages of two percent of the aggregate outstanding principal balance of the debentures, including liquidated damages for every thirty-day period or portion thereof that the Registration Statement does not become effective. As of the date of filing of this Amendment No. 4, we were subject to total liquidated damages of approximately $148,500, including approximately $22,500 for the thirty-day period which commenced on February 7, 2007. Of the above total of $148,500, $40,800 has been accrued in our financial statements at September 30, 2006. (See Note 10C to our consolidated financial statements).

The March 2006 debenture is convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of: (i) $0.10, or (ii) 80% of the lowest price per share in the last reported trade of our common stock on the exchange which the common stock is then listed or on the OTC, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the debentures. At maturity, the remaining unpaid principal and accrued interest under these debentures will be, at our option, either paid or converted into shares of the Company’s common stock at a conversion price calculated pursuant to the above-described formula. The debentures bear interest at 10% per annum and are secured by a related security agreement covering all of our assets not otherwise specifically pledged.

On September 30, 2006, the Company’s principal subsidiary, Call Compliance, Inc., executed a secured $150,000 promissory note and related security agreement with Nascap Corp., a new lender. The amount initially borrowed under this note was $100,000 and the balance of $50,000 was loaned to the subsidiary in November 2006. Interest at twelve percent is payable monthly in arrears and the note principal is due on demand. The note is collateralized by the accounts receivable of the subsidiary’s two largest customers and is unconditionally guaranteed by us. We obtained the consent of Montgomery Equity Partners, Ltd. for this transaction, which subordinated its security interest in the specific collateral to the new lender.

Our primary need for cash during the next twelve months is to satisfy current liabilities of $1,840,195. This amount excludes our obligations under the March 2006 debenture of $1,098,679, since subsequent to the effectiveness of this Registration Statement, of which there can be no assurance, that liability is expected to be satisfied by conversion to common stock, pursuant to the terms of the Debenture.

We are also seeking to satisfy approximately $300,000 of 2006 debt service with an in-kind payment of our common stock. Current cash flow requirements are expected to be approximately $225,000 per month, including payroll, rent, utilities, insurance, and professional fees. We have most recently been receiving approximately $100,000 a month from our current customer base. We hope to attain profitable operations through increased sales of our products. However, until profitable operations are obtained, we will need to raise additional capital to finance our current operations as well as any growth. The terms of our new secured convertible debenture are such that, for the short-term, the source of any additional financing will most likely be Montgomery Equity Partners, Ltd. For the long-term, we expect that we will seek equity financing from the public market. We estimate that it will require $4,350,000 to fund our operations for the twelve-month period commencing on the date on which the accompanying Registration Statement will become effective, including approximately $1,000,000 for sales and marketing expenditures.

We and our subsidiaries have all been electing S-Corporation filing status and accordingly have not been subject to federal or state income taxes. Absent such elections, our losses would not have resulted in reported tax benefits, due to the uncertainty of future taxable income. Upon the Compliance Systems Corporation-GSA Publications, Inc. merger on February 10, 2006, the Company and its subsidiaries all became C-Corporations. Taxable losses incurred from February 10, 2006 as well as future taxable losses will now be available to offset subsequent future taxable income, if any. In addition, under applicable Commission reporting rules, deficits accumulated while the companies were S-Corporations have been offset to the extent possible against available additional paid-in capital in the equity section of our balance sheet.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. SFAS 123R will be effective for us in fiscal 2006. The pro-forma disclosures previously permitted will no longer be an alternative to financial statement recognition. Under SFAS 123R, we must determine the appropriate fair value model, the amortization method for compensation cost and the transition method to be used at date of adoption, either prospective or retrospective; neither method is expected to apply as we have not previously granted any stock options to our officers or employees.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” to permit fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year provided no financial statements for any period of that year have been published. The Company does not expect that adoption of this standard will have a material effect on its consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an Amendment of SFAS No. 140. SFAS No. 156 requires separate recognition of a servicing asset and a servicing liability each time an entity undertakes an obligation to service a financial asset by entering into a servicing contract. This statement also requires that servicing assets and liabilities be initially recorded at fair value and subsequently adjusted to the fair value at the end of each reporting period. This statement is effective in fiscal years beginning after September 15, 2006. The Company does not believe that the adoption of this standard will have a material effect on its consolidated financial statements.

In September 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, (“FIN 48”), FIN 48 changes the existing rules and specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 will have a material impact on its financial position or results of operations.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements and is effective for fiscal years beginning after November 15, 2007. The Company is still assessing the impact the adoption of SFAS No. 157 will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This Statement, which is effective December 31, 2006 for the Company, requires employers to recognize the funded status of defined benefit postretirement plans as an asset or liability on the balance sheet and to recognize changes in that funded status through comprehensive income. SFAS No. 158 also establishes the measurement date of plan assets and obligations as the date of the employer’s fiscal year end, and provides for additional annual disclosures. The Company does not anticipate that the adoption of SFAS No. 158 will have a material impact on its consolidated financial statements.

In September 2006, the Commission issued Staff Accounting Bulletin (“SAB”) No. 108, which expresses the views of the SEC staff regarding the process of quantifying financial statement misstatements. SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance of this SAB is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The Company does not anticipate that the adoption of SAB No. 108 will have a material impact on its consolidated financial statements.

DESCRIPTION OF BUSINESS

Overview

Our corporate predecessor, GSA Publications, Inc., was incorporated on November 17, 2003 in the State of Nevada. Compliance Systems Corporation was incorporated in Delaware on November 7, 2002 pursuant to a corporate reorganization of several closely related companies that had commenced operations in December of 2001. On December 2, 2005, Compliance Systems Corporation conditionally acquired 85% of the common stock of GSA Publications, Inc. subject to the fulfillment of certain conditions. These conditions were satisfied in early February of 2006. On February 10, 2006, Compliance Systems Corporation merged with and into GSA Publications, Inc. whereby GSA Publications, Inc. became the surviving company and changed its name to Compliance Systems Corporation. Subsequently, on April 19, 2006, we filed a Form 15c211 with the National Association of Securities Dealers which form is still being reviewed by them as of the date hereof. The merger had the same effect as what is commonly referred to as a reverse acquisition, in that our operating company now has public stockholders. The business of our operating company remains unchanged.

We operate our principal businesses through our subsidiary, Call Compliance, Inc. and we believe, based on the industry awards received by it, that Call Compliance, Inc. is a leader in the development of innovative, technological compliance services and solutions for the telemarketing sector. We received several industry awards, including the 2002 ContactCenterWorld.com Member’s Choice Award for ‘Best Industry Solution”, the 2003 American Resort Development Association (“ARDA”) circle of Excellence Innovator Award, the 2004 Customer Inter@action Solutions CRM Excellence Award and the 2004 TMC Labs Innovator Award. We help telemarketing operations ensure compliance in highly regulated, strictly enforced Do-Not-Call and other telemarketing guidelines environment. Call Compliance, Inc. designs, develops and deploys compliance products that we believe are effective, reliable, cost efficient and help alleviate many of the burdens placed upon telemarketers.

Call Compliance, Inc.’s primary product is the patented, multi-award-winning TeleBlock® Do-Not-Call Blocking System, which has been deployed for over six years and has processed over three billion calls. We have never been notified that a telemarketing entity that has deployed TeleBlock® across its outbound calling campaigns has ever been fined for a Do-Not-Call violation. Also included in Call Compliance, Inc. suite of compliance services is the Regulatory GuideSM, the only online and up-to-date compilation of state and federal telemarketing laws; ongoing compliance auditing delivered by Compliance Testing & Solutions, its consulting division; and the Registration GuideSM, an automatic online system for completing state telemarketing registration forms.

Our website address is www.callcompliance.com.

Our Business

Our business is to provide compliance technologies, methodologies and services to the teleservices industry. We have developed a compliance technology called the TeleBlock® Call Blocking System which is a product that automatically screens and blocks outbound calls against federal, state, and in-house Do-Not-Call lists. A patent for TeleBlock® was granted by the United States Patent and Trademark Office in December of 2001.

Telemarketing companies that subscribe to TeleBlock® access it via a national Signal System 7/IP platform managed by our alliance partner, VeriSign, Inc. Signal System 7 is a system that puts the information required to set up and manage routing of telephone calls in a separate network rather than within the same network that the voice portion of a telephone call is made on. Using Signal System 7, telephone calls can be set up more efficiently and with greater security. Special services such as name display, toll-free service, and number portability, are easier to add and manage with Signal System 7.

Our Signal System 7/IP based deployment enables TeleBlock® to be offered to subscribers via standard telephone company offerings, including, but not limited to, analog telephone lines, T1s (a dedicated phone connection supporting data rates of 1.544Mbits per second) and PRIs (Primary Rate Interface is a class of voice and data service intended for larger users). TeleBlock® was first deployed through VeriSign in November 2002; and since that time, we have been working closely with VeriSign, Inc. in an effort to enter into contracts with telephone carriers to provide their customers with TeleBlock® on a commercial basis. To date, more than 40 telephone carriers and resellers, including Qwest, MCI, XO, and Paetec, have licensed TeleBlock® and offer it to their customers who telemarket.

TeleBlock® is also offered, via a Virtual Private Network (“VPN”) connection, by predictive dialer companies such as Stratasoft, Marketel, Nobel and Data-Tel, as well as in partnership with Application Service Providers (a business that provides computer-based services to customers over a network such as software development) (“ASPs”) such as Sales Lead Management and VanillaSoft. We believe delivering TeleBlock® in this manner (via IPs) provides two significant advantages. First, we believe it allows for TeleBlock® to be easily implemented by any off-shore telemarketing company that calls in to the United States. Such offshore entities can use their predictive dialers or ASP services to directly query the TeleBlock® database, as opposed to using their local telephone carrier which, based upon geography, may not be able to obtain a direct TeleBlock® license. Currently, via our VPN Service, we have contact centers utilizing TeleBlock® from such countries as India, Dominican Republic, Philippines and Canada. Second, the predictive dialer/ASP mode of TeleBlock® delivery gives domestic companies that have existing contracts with telephone carriers that do not license TeleBlock® the ability to directly obtain the TeleBlock® service. We are in talks with many other industry leaders to offer this IP version of TeleBlock®.

We continue to seek out additional avenues for enhancing the value of TeleBlock® in the teleservices arena. In 2002, in anticipation of changes to federal telemarketing rules, we filed a provisional patent application entitled “Caller Id Insertion Process.” This TeleBlock® add-on service enables a telemarketer to insert in the Signal System 7 Caller ID packet a calling number when Caller ID is not available from its equipment or telephone carrier. Alternatively, this service allows a telemarketer to insert a return number different from the calling number in the caller packet. The new federal rule requiring transmission of Caller ID went into effect in January of 2004, and our new functionality was available shortly thereafter. In 2004, we applied for patent protection in Greece for a modified version of the TeleBlock® system; and we believe this patent, which was granted in February 2006, applies throughout the European Union. We anticipate that having this patent protection in place will enable us to deploy TeleBlock® technology world-wide, as the EU countries move to implement Do-Not-Call programs similar to those in the United States as well as the number of off-shore telemarketing companies that call into the United States continues to grow.

In 2003, we signed agreements with ATA and ARDA to produce and distribute a co-branded electronic newsletter and an online co-branded Regulatory GuideSM to their members. These publications provide up-to-the-minute information about developments in the continually changing legal landscape regarding telemarketing. The Regulatory GuideSM includes hundreds of subscribers and has been branded by the Newspaper Association of America and TMCnet, a leading publisher serving the teleservices industry. In 2005, we also entered into an agreement with the American Teleservices Association to provide to its members an online system designed to assist telemarketers to easily fill out voluminous state commercial registration forms, and we call this system the Registration Guide. The Registration Guide was made available online to users of the Regulatory Guide in August 2006.

In 2005, we entered the emerging world of VoIP communications (the technology used to transmit voice conversations over a data network using the Internet Protocol). In order to accomplish this, our wholly owned subsidiary, Jasmin Communications, Inc. doing business as Citadel Telephone Company (“Citadel”), entered into a wholesale reseller agreement by which it is able to sell TeleBlock®-enabled dial tone, via VoIP, across the United States. Our VoIP service is available at www.citadeltel.com. The Citadel TeleBlock® service provides us yet another avenue by which TeleBlock® can be offered to the teleservices industry.

We have also partnered with TPG Telemanagement, Inc., a quality control management industry company, to form a joint venture, Compliance Testing & Solutions, an audit/consulting service. Compliance Testing & Solutions, offers a complete review and analysis of a company’s calling operations, incorporating all telemarketing regulations at the state and federal levels. By leveraging our respective strengths, we believe that this consulting division will be able to meet the growing needs of teleservices companies to establish the efficacy of their compliance policies and procedures.

The Patented TeleBlock® Service

The Process

TeleBlock® is a Do-Not-Call system that automatically blocks outbound calls to state and federally mandated Do-Not-Call lists, the end-user’s (the telemarketer’s) own in-house proprietary Do-Not-Call list, and other third party Do-Not-Call lists. The system blocks these calls centrally, allowing for multiple offices and/or outsourced call centers to efficiently manage their Do-Not-Call lists. The basic TeleBlock® system blocks these calls in the appropriate telephone company’s central office. The system is a value-added feature treatment applied to the telemarketer’s telephone lines (whether they are Plain Old Telephone Service (POTS) lines, T1’s or T3’s. The system functions independently of the telemarketers’ telephone equipment. TeleBlock® is compatible with all key systems, Private Branch Exchanges (PBXs), predictive dialers, voice-messaging systems, fax broadcast equipment, etc.

Our TeleBlock process automatically blocks a call by interfacing with a telemarketer who dials a number appearing on any of the applicable Do-Not-Call lists, and instantaneously providing a recorded “blocked number” message. Other available features include standard or customized Special Information Tone (SIT) tones for predictive dialers; “telemarketer-specific” customized messages, and the ability of the system to transfer a “blocked” caller to an Interaction Voice Response (IVR) system or other department in the telemarketing organization. TeleBlock®’s capabilities regarding customized SIT tones allows for the identifiable disposition of calls within a predictive dialer environment. The TeleBlock system provides for the customization of CLID messaging (a method of identifying the originating calling party in the headers of a stored voice mail message) via DialerIDSM, either in stand-alone mode or in conjunction with Campaign List ManagerSM.

A web-based Graphical User Interface (“GUI”) allows telemarketers to manage and administer all of the lists against which they wish to block calls. Available administrative features of TeleBlock® include: number override (to allow certain numbers on lists to be called); full editing capabilities (additions/deletions/updates); searching capability; and a reporting module with standard and customizable reports. The system also allows the administrator to create and change passwords, display Automatic Number Identification (ANI)/T1 authentication code tables, modify Carrier Line Identification Display (CLID) messaging DialerIDSM and to change lists in real time based upon ANI/T1’s utilizing Campaign List ManagerSM.

The TeleBlock® system reviews each outgoing call by a telemarketer and compares it against state and federal Do-Not-Call lists, the specific customer’s in-house Do-Not-Call list, as well as an “override” (allow) list. Based upon this comparison, the call is either blocked or processed like a normal call.

Sales Channels And Revenue Sources

Historically, we distributed our products and services through two distributors, VeriSign, Inc. and Vartec. Both of these offered the TeleBlock® service to their customers, which are telephone companies. VeriSign, Inc. is a wholesale telecommunication services provider. Vartec filed for bankruptcy in November 2004, but continued operations. On May 19, 2006 the bankruptcy court approved the assumption and assignment of the Company’s contract with Vartec to Comtel Telcom Assets LP (“Comtel”) upon final closing of the asset sale to from Vartec to Comtel. The bankruptcy court accepted the sale of Vartec’s assets to Comtel on June 7, 2006 and Comtel succeeded as our distributor of TeleBlock®. Comtel provides retail telecommunication services. These distributors hosted the TeleBlock® system and made it available to our primary customers and their customers, the end-users.

As of July 2006, Comtel is no longer a distributor of our TeleBlock® product. Comtel shut down their platform and migrated all of their TeleBlock® business to the VeriSign platform. This was done as an upgrade as the VeriSign platform and technology was superior to Comtel’s. Accordingly, all of our TeleBlock® business is now hosted by VeriSign. While there are other distributors available to us should the need arise in the future, management has made a business decision that it is not in our best interest to enter into any additional distributor relationships at this time. The Company believes that its relationship with VeriSign is strong and the risks associated with having VeriSign as the sole distributor are minimal due to VeriSign’s size and financial strength (according to VeriSign’s website, www.verisign.com, VeriSign is a global enterprise, with offices throughout the Asia-Pacific region, Europe, Latin America and North America, which processes every day as many as 18 billion Internet interactions and supports 100 million phone cells). Our contract with VeriSign provides for annual renewal. We believe that our relationship with VeriSign will continue to be positive in the future as our relationship is mutually beneficial. VeriSign has contractual agreements with its customers (the telephone carriers) to provide TeleBlock®, and VeriSign’s customers, in turn, have contractual obligations with their customers (telemarketers) and therefore rely upon VeriSign to provide this service. If VeriSign chose not to renew our contract, we would attempt to enter into an agreement with another company that could perform the same services. At present, there are three other suitable distributors all of whom, we believe, could provide similar levels of service.

By leveraging the VeriSign Alliance Agreement, which calls for VeriSign to host and manage the TeleBlock® platform and enable interconnection to and from various distribution models, we believe we are best positioned to efficiently sell licenses and connectivity. We own the database, which is maintained on equipment we own at a co-location facility and continually updated by us. (VeriSign receives a contractually determined amount on a per query basis as compensation for providing these services.) With VeriSign providing the backbone of this process, we have accomplished the dissemination of TeleBlock® access without having to build or adapt new infrastructure. Our TeleBlock® service is sold to end-user telemarketers in a variety of ways, all of which produce revenue to us:

•
Telephone carrier channel model -- supporting the sales efforts of existing sales channels of telephone carriers, such as MCI, XO Communications and Qwest. Our distributor, on our behalf, offers our TeleBlock® product as a value-add for any of its telephone company customers. The service is, in turn, provided to end-user telemarketers, which use a telephone to solicit for goods or services. The telephone carrier charges its customers a query (transaction) fee for each call attempt made from any telephone line that has the TeleBlock® feature enabled. Our distributor, on our behalf, charges the telephone carrier monthly for all call attempts made by all of its customers. To date, more than 40 telephone carriers and resellers, including Lightpath, Qwest, MCI, XO, and Paetec have licensed TeleBlock® and offer it to their customers who telemarket.

•
Direct sales targeting strategic prospects that rely upon the telephone to sell their good and services. Typically, these efforts are geared toward enterprise customers that have offices throughout the country. Our direct sales efforts assist these companies in implementing the TeleBlock® service by locating the right distributor (telephone carrier) for their specific needs and geography. These customers receive our service from their carrier and we receive revenue from the carrier as described above.

•
TeleBlock® is also offered by predictive dialer companies (i.e., companies that manufacture hardware and software systems that aid telemarketing entities in efficiently and cost-effectively managing their outbound calls) - examples include Datatel, Stratasoft, Marketel, and Nobel. Predictive dialer access to TeleBlock® is accomplished by connecting the predictive dialer to the VeriSign platform using a secure VPN connection. We believe that delivering TeleBlock® in this manner (via IP) provides two additional advantages. First, we believe it allows for TeleBlock® to be easily implemented by any offshore telemarketing company that calls in to the United States. Each such offshore entity makes use of its predictive dialer(s) to directly query the TeleBlock® database via the internet, as opposed to having to rely on a local telephone carrier that may not be able to obtain a TeleBlock® license. Currently, via our VPN Service, we have contact centers utilizing TeleBlock® from such countries as India, Dominican Republic, Philippines and Canada. Second, it gives domestic companies that have a contract with a telephone carrier that does not currently license TeleBlock® the ability to obtain the TeleBlock® service via its predictive dialer(s). The dialer manufacturer charges its customers a query (transaction) fee for each call attempt made from its equipment that has the TeleBlock® feature enabled. Our distributor, on our behalf, charges the manufacturer monthly for all call attempts made by all of their customers.

•
TeleBlock® is also offered by hosted “Sales Force Automation” and “Customer Relationship Management” ASPs such as Sales Lead Management and VanillaSoft. These Web-based software services embed access to the IP-based TeleBlock® service directly into their online systems. Users of these ASP systems can then make telephone calls directly from the Web-based GUI interface and have each such call screened and blocked, via IP, against all Do-Not-Call lists via TeleBlock®. These companies charges their customers a query (transaction) fee for each call attempt made from their equipment that has the TeleBlock® feature enabled. Our distributor, on our behalf, charges monthly for all call attempts made by all of their customers.

The Industry And Competition

We believe that TeleBlock®, with our patent protection, prevents any telephone company from providing the same service that blocks call against Do-Not-Call lists. However, there is one company that provides a service that is in some ways similar to TeleBlock®, and there are other companies that provide what is known in the industry as database “scrubbing” services.

Gryphon Networks (“Gryphon”) of Norwood, Massachusetts, offers a product similar to our DialBlock® technology product. We believe our TeleBlock® product is different from the Gryphon Do-Not-Call compliance product since the Gryphon product requires its users to dial an access code, followed by a PIN number, to make use of the system. Once this is completed, the user completes a session of telemarketing, and the numbers dialed during this session are screened and blocked against Do-Not-Call numbers via a system maintained by Gryphon. We believe the Gryphon system does not reside, like TeleBlock®, on the Signal System 7/IP network, so the screening/blocking does not take place via the user’s telephone carrier. Instead, the screening/blocking process is completed by an “off-network” system created and managed by Gryphon. With the Gryphon system, each individual user must log in (via the access code and PIN number) in order for the screening to take place; accordingly, there is potential for individual callers to bypass the log in process.

There also are many companies that “scrub” lists for telemarketers. Scrubbing is another word for database merging and purging, as applied to the removal of Do-Not-Call numbers from prospect lists. We view scrubbing as a way to increase efficiency in a call center by allowing calls to go to users who are more likely to have an interest in the product being offered; however, we believe the enforcement actions taken against companies across the country for Do-Not-Call violations highlights the fact that we believe scrubbing does not achieve the 100% compliance required under state and federal Do-Not-Call laws.

TeleBlock® enables telemarketers to meet the compliance demands of the agencies enforcing Do-Not-Call rules. We believe TeleBlock® leverages the reliability of existing telecommunications technology to create the only Do-Not-Call compliance system that screens and blocks outbound calls via a telemarketer’s telephone carrier. We believe traditional database scrubbing techniques lack the centralization and standardization necessary to achieve 100% Do-Not-Call compliance. Based upon a sampling of our customers that we know scrub their call data before utilizing TeleBlock®, we consistently block between 0.5% and 3.0% of scrubbed calls. As an example, assuming a company makes one million calls per month, and has a Do-Not-Call scrubbing error rate of even 0.1%, that company faces a potential annual exposure of over $130 million in fines at the federal level alone. Utilizing TeleBlock®, telemarketers could eliminate this exposure as TeleBlock®’s error rate is 0%. We anticipate, therefore, that Do-Not-Call compliance will be of paramount importance for any company that telemarkets.

Over the next two years, we believe that we will need to gain significant market share by seeking out Fortune 500 clients, increasing our presence in the call center industry, and expanding our product availability through additional channels. We anticipate this will be accomplished through the development of a strong sales team and marketing organization.

Certain companies may have products and provide services which indirectly compete with TeleBlock®. Competitors most likely include list brokers (companies that sell phone lists), scrubbing companies (companies that clean phone lists of duplicates, bad numbers, and Do-Not-Call numbers), computer telephony providers (companies that provide automated dialing equipment), systems integrators (companies that offer contact management software), hardware and software suppliers (companies that sell scrubbing software and equipment). Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to develop and expand their product and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. We cannot be sure that we will compete successfully with our existing competitors or with any new competitors.

Recent Developments and Our Strategy

In 2005, we entered into the emerging world of VoIP communications. In order to accomplish this, Jasmin Communications Inc., a wholly-owned subsidiary of the Company, adopted a trade name, Citadel Telephone Company, and entered into a wholesale reseller agreement with Nuworld Telecom, Inc. on March 24, 2005. This contract enables us to sell TeleBlock®-enabled dial tone, via VoIP, across the United States and throughout the world. The Citadel TeleBlock® service provides us yet another avenue by which TeleBlock® can be offered to the teleservices industry.

In 2005, we also entered into an agreement with the American Teleservices Association to provide to its members an online system designed to assist telemarketers to easily fill out voluminous state commercial registration forms, which we call the Registration Guide. This service was made available online to our Regulatory Guide users in August 2006..

We have been granted patent protection in Greece for a modified version of the TeleBlock® system; and we believe this patent applies throughout the European Union. We believe that having this patent protection in place will enable us to deploy TeleBlock® technology world-wide, as the EU countries move to implement Do-Not-Call programs similar to those in the United States as well as the number of off-shore telemarketing companies that call into the United States continue to grow.

We have not spent any money on research and development during the last two years.

Government Regulation

Teleservices companies are confronted with a patchwork of state and federal statutes and regulations that govern virtually every element of their operations. These rules are largely focused on outbound calls (i.e., calls originating with the marketer being made to consumers), but increasingly, inbound calls (i.e., originating with the consumer) are falling within the regulatory purview as well.

At the federal level, the Federal Communications Commission (the “FCC”) has issued regulations in response to Congressional passage of the Telephone Consumer Protection Act in 1991. The Telemarketing and Consumer Fraud Act and Abuse Protection Act of 1994 (the “Act”), issued by the FCC, required the Federal Trade Commission (the “FTC”) to develop regulations to prevent fraudulent and abusive practices by telemarketers. It further required the FTC to develop rules against practices by telemarketers that a reasonable telemarketer would consider coercive or abusive of a consumer’s right to privacy, restrictions on the hours of the day and night when unsolicited calls can be made to consumers, as well as disclosure requirements. This Act further called for fines of $11,000 per violation of any provision developed by the FTC. The FTC, in response to this legislation, issued comprehensive regulations called the Telemarketing Sales Rule that were substantially amended in 2002. These rules govern virtually every aspect of the telemarketing process, including the creation of a national DNC program administered and enforced by the FTC, the use of predictive dialers, identification and payment disclosures, prohibitions against misrepresentations, and many other areas.

Even though comprehensive federal regulations are in place, all states have additional and/or different rules and regulations that impact the teleservices industry as well. Most importantly, there are 17 states that still operate separate Do-Not-Call lists. In addition, the majority of states have requirements governing commercial registration of telemarketers, as well as rules governing a multitude of areas that are more restrictive than comparable federal rules.

There have been hundreds of enforcement actions regarding the state-run Do-Not-Call lists, and dozens of such enforcements at the federal level.

Employees

As of February 7, 2007, we have three full-time employees and one part-time employee, all working in Glen Cove, New York.

MANAGEMENT

The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. The Board elects its officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

As of February 7, 2007, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

Name	Age	Position	Period Served

Dean Garfinkel	48	Chairman of the Board	2002 to present
		Chief Executive Officer and Secretary	2002 to June 2005
		Chief Executive Officer and President	June 2005 to present

Barry Brookstein	65	Director, Chief Financial Officer, and Treasurer	2002 to present
		Secretary	June 2005 to present

The directors and executive officers of Compliance Systems Corporation are not directors or executive officers of any other company that files reports with the Commission, nor have they been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending our directors and officers from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any federal or state securities or commodities laws.

The following is a brief description of the background of the directors and executive officers of Compliance Systems Corporation.

Dean Garfinkel, Chairman Of The Board And President

Mr. Garfinkel, 48, has served as our Chairman of the Board of Compliance Systems Corporation and each of its subsidiaries since each such entity was founded. Mr. Garfinkel is currently our President and Chief Executive Officer, positions which he held since June 2005. Mr. Garfinkel also served as Secretary since our founding through June 2005. Mr. Garfinkel served as Chief Executive Officer and Director of ASN Voice & Data Corp. (“ASN”), a telecommunications company he founded in 1991, which specialized in providing telephone systems for security brokerage firms. Mr. Garfinkel also has served as a communications consultant to Fortune 500 companies and other businesses for over 20 years. Mr. Garfinkel is on the Executive Board of Directors of the American Teleservices Association.

Barry Brookstein, Director, Chief Financial Officer, Secretary And Treasurer

Mr. Brookstein, 65, has served as Chief Financial Officer, Treasurer and Director of Compliance Systems Corporation and each of its subsidiaries since each such entity was founded. Prior to joining us in 2001, Mr. Brookstein devoted himself full-time to his accounting practice. Mr. Brookstein is a graduate of Pace University and has over 40 years of experience in public accounting. As Chief Financial Officer, his duties include the management of all financial activities, including, but not limited to, budgeting, short-and long-term planning and directing financial operations.

As disclosed under “Family Relationships,” Mrs. Alison Garfinkel resigned as President and Director, effective as of May 31, 2005. Since that date, she continues to serve the Company as a consultant under a 22-month consulting agreement. Effective with Mrs. Garfinkel’s resignation, Mr. Garfinkel assumed the role of President and Mr. Brookstein became our Secretary.

Section 16(a) Compliance Of Officers And Directors

The Company did not have a class of securities registered under Section 12(b) or Section 12(g) of the Exchange Act in 2004 or 2005 and as such, our officers, directors and 10% stockholders were not subject to the reporting requirements of Section 16(a).

Family Relationships

On September 20, 2005, the Company and Alison Garfinkel executed a Separation and Settlement agreement pursuant to which Mrs. Garfinkel resigned as President and Director, effective as of May 31, 2005. Since that date, she continues to serve the Company as a consultant under a 22-month consulting agreement. Mrs. Garfinkel has been engaged to perform advisory services as requested by us and includes exploring the European market and keeping the Company up-to-date with respect to developments in the area of our business.

On May 18, 2005, we entered into an agreement in principal with Alison Garfinkel pursuant to which she would sell to us, for a cash consideration of $0.5491 per share ($225,000 in the aggregate), 4,097,570 shares of Class A Common owned by her, and in connection therewith resign as an officer and director of the Company. The first $33,333 of the purchase price was paid on May 18, 2005 and an additional $66,667 was paid by June 30, 2005, with the balance of $125,000 payable in the amount of $7,500 per month through June 2006 and then in the amount of $2,500 per month from July 2006 through May 2007. Interest at 9% per annum has been imputed on this loan. Payments on this obligation were made through May 2006, when we suspended payments due to our working capital deficit. The balance outstanding on this loan at September 30, 2006 was $34,341. As of February 7, 2007, Mrs. Garfinkel has not called a default on the loan. Mrs. Garfinkel also received 5-year warrants to purchase an aggregate of 819,514 shares of our common Stock, exercisable at $0.30506 per share, and was retained as a consultant to us for a 22-month period commencing as of June 1, 2005 at a rate of $2,500 per month. As of September 30, 2006, we were in arrears for four monthly payments. Mrs. Garfinkel waived all deferred salary and bonus, agreed to the termination of her employment agreement, provided us with a general release and agreed to certain non-compete and confidentiality provisions. Ms. Garfinkel subsequently assigned the 819,514 warrants to Mr. Garfinkel in connection with their divorce settlement.

Committees

The Board serves as the audit committee. The Board does not have an outside director as a financial expert due to the lack of capital needed to attract a qualified expert. Absent his position as CFO of the Company, the Board believes Mr. Brookstein would qualify as a financial expert.

Compensation Committee Interlocks And Insider Participation

The Board does not have a compensation committee, and none of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served on our Board.

As of February 7, 2007, other our key personnel, their ages, positions, the dates of employment are as follows:

Name	Age	Position	Dates of Employment

Stefan Dunigan	35	Vice President of Operations	2002 to present

Cecilia Carfora	50	Controller	2002 to present

Stefan Dunigan, Vice President of Operations

Stefan Dunigan, 35, oversees the daily operations of the Company. Previously, Mr. Dunigan was Director of Operations for ASN Voice & Data Corp. Mr. Dunigan’s principal responsibilities include the management and supervision of the staff, and the development and implementation of the systems necessary to successfully launch and administer our wide array of compliance services and solutions. Additionally, Mr. Dunigan is proactively involved in product enhancement and both end-user and telephone carrier support, among other duties.  Mr. Dunigan brings nearly 10 years of hands-on experience with all facets of the public telecommunication network, and is considered an expert in broadband delivery and design.

Cecilia Carfora, CPA, Controller

Ms. Carfora, 50, has been the Controller of the Company and each of its subsidiaries since 2002. Prior to joining the Company, Ms. Carfora devoted herself full-time to her accounting practice. Ms. Carfora is a certified public accountant with an MBA from Pace University. Ms. Carfora has over 25 years of experience in both public and private accounting.

Code Of Ethics

On February 10, 2006, the Board adopted a written Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics. This Code of Ethics was filed as an exhibit to the Registration Statement filed with the Commission on May 12, 2006.

Executive Compensation

The following table shows all the cash compensation paid by us, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2006, 2005 and 2004 to our named executive officers, which included our chief executive officer and the two most highly compensated officers, other than the chief executive officer. In addition as indicated in the applicable footnotes below, certain compensation was deferred and/or waived in various periods. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in, or footnoted to, the chart below, were paid to these executive officers during these fiscal years. Except as indicated below, no executive officer earned a total annual salary and bonus for any of these years in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Non Qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Dean Garfinkel	2006	$240,000(1)	0	0	0	0	0	$19,278(9))	$259,278
President and	2005	$240,000(2))	0	0	0	0	0	$20,806(10))	$260,806
Chairman	2004	$240,000(3))	0	0	0	0	0	$15,921(11))	$255,921
of the Board of
Directors

Alison Garfinkel	2006	0	0	0	0	0	0	$12,500(12)	($12,500
Former	2005	$100,000(4))	0	0	0	0	0	$22,675(13))	$122,675
President	2004	$240,000(5))	0	0	0	0	0	$23,048(14))	$263,048
and Director

Barry Brookstein	2006	$240,000(6))	0	0	0	0	0	$16,172(15))	$256,172
Chief Financial	2005	$240,000(7))	0	0	0	0	0	$14,138(16))	$254,138
Officer, Treasurer	2004	$240,000(8))	0	0	0	0	0	$15,299(17))	$255,299
Secretary and
Director

Stefan Dunigan	2006	$101,250	0	0	0	0	0	$10,899(18))	$112,149
Vice President of Operations	2005	$90,000	0	0	0	0	0	$11,102(19))	$101,102

The deferrals and/or waivers of salary listed in footnotes (1) through (8) below were made by the applicable officers due to the Company’s not having sufficient cash to pay the deferred and/or waived amounts. As a result of the various deferrals and waivers described in footnotes (1) through (8), an aggregate of $730,000 was waived by Messrs. Garfinkel and Brookstein and Mrs. Garfinkel in 2005. At December 31, 2006, total accrued salaries of $310,000 are owed to Messrs. Garfinkel and Brookstein, of which $40,000 was deferred from 2005 and $270,000 was deferred in 2006. Of the total amount of unpaid salaries at December 31, 2006, $70,000 has been formally deferred by the officers until April 1, 2007. However, payment of any of the unpaid salaries, whether formally deferred or not, is subject to the availability of cash.

(1)	$105,000 was deferred by Mr. Garfinkel in 2006; accordingly he actually received total compensation of $154,278 in 2006.

(2)	$10,000 was deferred by Mr. Garfinkel in 2005; accordingly he actually received total compensation of $250,806 in 2005.

(3)	$32,000 was deferred by Mr. Garfinkel in 2004 and then waived by him in 2005; accordingly he actually received total compensation of $223,921 in 2004.

(4)	$25,000 was deferred and waived by Mrs. Garfinkel in 2005; accordingly she actually received total compensation of $97,675 in 2005. Effective May 31, 2005, Mrs. Garfinkel resigned from the Company.

(5)	$33,000 was deferred by Mrs. Garfinkel in 2004 and then waived by her in 2005; accordingly she actually received total compensation of $230,048 in 2004.

(6)	$165,000 was deferred by Mr. Brookstein in 2006; accordingly he actually received total compensation of $91,172 in 2006.

(7)	$30,000 was deferred by Mr. Brookstein in 2005; accordingly he actually received total compensation of $254,138 in 2005.

(8)	$105,000 was deferred by Mr. Brookstein in 2004 and then waived by Mr. Brookstein in 2005; accordingly he actually received total compensation of 150,299 in 2004.

Compensation other than salary to the individuals listed in the above table consists of the amounts described in footnotes (9) through (19) below.

(9)	Mr. Garfinkel received a $12,000 car lease allowance and $7,278 for insurance, repairs and gas in 2006.

(10)	Mr. Garfinkel received a $12,000 car lease allowance and $8,806 for insurance, repairs and gas in 2005.

(11)	Mr. Garfinkel received a $12,000 car lease allowance and $3,921 for insurance, repairs and gas in 2004.

(12)	Mrs. Garfinkel received consulting fees of $12,500 in 2006.

(13)	Mrs. Garfinkel received consulting fees of $17,500 and $5,175 in car rental expenses in 2005.

(14)	Mrs. Garfinkel received $23,048 in car rental expenses in 2004.

(15)	Mr. Brookstein received a $12,000 car lease allowance and $4,172 for insurance, repairs and gas in 2006.

(16)	Mr. Brookstein received a $12,000 car lease allowance and $2,138 for insurance, repairs and gas in 2005.

(17)	Mr. Brookstein received a $12,000 car lease allowance and $3,299 for repairs and gas in 2004.

(18)	Mr. Dunigan received car lease payments of $7,800 and $3,099 for insurance and gas in 2006.

(19)	Mr. Dunigan received car lease payments of $7,800 and $3,302 for insurance and gas in 2005.

Employment Agreements With Management

Our subsidiary, Call Compliance, Inc., entered into 5-year employment agreements, effective as of December 1, 2001, with each of Mr. Garfinkel, Mrs. Alison Garfinkel and Mr. Brookstein, pursuant to which Mr. Garfinkel served as our Chairman, Mrs. Garfinkel served as President and Director, and Mr. Brookstein served as our Chief Financial Officer, Treasurer and Director. Messrs. Garfinkel and Brookstein’s employment contracts were extended for five years and expire on November 30, 2011. Under the terms of the respective employment agreements, Mr. Garfinkel and Mrs. Garfinkel each received a base salary of $240,000 per year and Mr. Brookstein received a base salary of $120,000 per year until July 1, 2003, at which time his base salary was increased to $240,000 per year. Each officer is entitled to an annual bonus from the bonus pool, the amount to be determined at the sole discretion of the Board, and an allowance for an automobile of up to $1,000 per month, as well as related expenses, all  to be determined in the sole discretion of the Board. Each employment agreement provides for health insurance and other standard benefits and contains certain non-competition prohibitions which require that each officer not engage in any business activities which directly compete with our business while he or she is employed by us, or is one of our principal stockholders. Commencing in December 2001, each officer agreed to temporarily defer a portion of his/her annual base salary until such date as shall be determined by the Board, in its sole discretion, but in no event later than January 1, 2004. In January 2004, each officer agreed to continue to defer a portion of his/her base salary, along with all past and future deferred amounts, until such date as to be determined by the Board, in its sole discretion, but in no event later than January 1, 2005. In January 2005, each officer agreed to defer his salary on the same terms for another year. All deferred amounts shall be paid to each executive in 12 equal monthly payments, commencing on a date to be determined by the Board, in its sole discretion; however, all deferred amounts shall become automatically due and be immediately paid by us to each executive in one lump sum payment upon complete repayment of the certain notes and the loan provided to us by Mr. Brookstein. Messrs. Garfinkel and Brookstein and Mrs. Garfinkel agreed to waive all deferred compensation through May 2005 that was unpaid as of September 21, 2005. Such aggregate amount was $730,000. An additional $40,000 of accrued and unpaid officers' compensation from 2005, incurred subsequent to the waiver, was deferred until January 1, 2007. At December 31, 2006, aggregate accrued salaries of $310,000 are owed to Messrs. Garfinkel and Brookstein, of which $70,000 has been deferred until April 2007, at which time payment of any of the aggregate accrued salaries will be subject to available cash. As described above, Messrs. Garfinkel’s and Brookstein’s respective employment agreements provide for an annual bonus from a bonus pool, with the amount of each bonus to be determined in the sole discretion of the Board. The bonus pool shall be equal to a percentage of our pre-tax profits after the service of any debt on a calendar year basis, starting with 25% of the first $10 million in pretax earnings, and 10% of any pretax earnings in excess of $10 million. As of December 31, 2006, no bonuses were awarded. At present, Messrs. Garfinkel and Brookstein’s employment agreements are guaranteed by us, as the parent company of Call Compliance, Inc.

Mr. Dunigan does not have an employment agreement with the Company.

Outstanding Equity Awards at Fiscal Year-End

There were no equity awards granted in 2006, 2005 or 2004 and none are outstanding at December 31, 2006.

Securities Authorized For Issuance Under Equity Compensation Plan

No securities have been authorized under equity compensation plans as of December 31, 2005 or thereafter thru February 7, 2007.

No compensatory options have been granted to the named officers and directors.

Director Compensation

Directors do not receive any cash compensation for their service as members of the Board, but they are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board. Upon establishing a stock option plan, which we have not done as of the date of filing this Amendment No. 4, we anticipate that directors will be eligible to receive options to purchase common stock.

Name and Principal Position	Year	Fees Earned or paid in Cash ($)	Stock Award ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Non Qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Dean Garfinkel	2006	0	0	0	0	0	0	0
Chairman
of the Board of
Directors

Barry Brookstein	2006	0	0	0	0	0	0	0
Director

DESCRIPTION OF PROPERTY

In January 2005, the lease for our executive offices at 90 Pratt Oval, Glen Cove, New York 11542 was assigned to the Company. This space was originally leased to Automated Systems Nationwide Network, Inc., a company owned by Dean Garfinkel. The initial term of the lease expired on August 1, 2006, however, we have elected the five-year renewal option in the lease. The renewal term expires July 31, 2011 and requires annual rentals, payable monthly, of $73,320, $76,253, $79,303, $82,475 and $85,774. The Company must also pay its proportionate share of real estate taxes and common charges. We believe that our leased property is adequate for our current and immediately foreseeable operating needs. We occupy 9,100 square feet of which we sublet approximately 3,800 square feet to two unrelated third parties. (See Note 8A to the consolidated financial statements).

LEGAL PROCEEDINGS

We are not presently a party to any legal proceedings and do not have knowledge of any threatened litigation.

PRINCIPAL STOCKHOLDERS

Voting Securities And Principal Holders Thereof

The following table sets forth, as of February 7, 2007, information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than 5% of the outstanding shares, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group.

	Common Stock Beneficially Owned
Name/Address	Number		Percent (1)

Dean Garfinkel 90 Pratt Oval Glen Cove, New York 11542	10,780,708	(2)	21.21%

Barry Brookstein 90 Pratt Oval Glen Cove, New York 11542	10,995,831	(3)	21.99%

ALL OFFICERS AND DIRECTORS AS A GROUP (2 ABOVE PERSONS)	21,776,539		42.85%

Alison Garfinkel 90 Pratt Oval Glen Cove, New York 11542	4,880,208	(4)	9.76%

Knightsbridge Capital Corp. 2999 NE 191 Street Ventura, Florida 33180	2,500,000	(5)	5.00%

(1)
Applicable percentage of ownership is based on 50,000,000 shares of common stock outstanding as of February 7, 2007, together with applicable warrants. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants that are currently exercisable or exercisable within 60 days of February 7, 2007 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of Compliance Systems Corporation.

(2)
Consists of: (i) 9,834,170 shares of common stock; (ii) 127,024 shares of common stock held jointly by Mr. and Mrs. Garfinkel as custodian for their minor children and owned directly by two of their children and (iii) 819,514 shares of stock underlying warrants. Does not include (i) shares of Class A common stock owned by Mr. Garfinkel’s ex- wife, Alison Garfinkel (see footnote 4 below), as to which Mr. Garfinkel disclaims beneficial ownership; (ii) (a) up to 1,639,028 shares of common stock underlying the First Repurchase Option that Mr. Garfinkel has the option to purchase and (b) up to 327,806 shares of common stock underlying the Offering Repurchase Option that Mr. Garfinkel has the option to purchase; or (iii) 65,561 shares of common stock owned by Mr. Garfinkel’s mother. The options referred to in (ii) (a) and (b) were not included as beneficially owned by the holder because they are not exercisable within 60 days of February 7, 2007. These options will not be exercisable until the later of the repayment in full of certain notes payable and accrued interest thereon (as described more fully in the ‘Intra-Stockholder Warrants’ subsection of page 44) or 90 days after the effectiveness of the accompanying Registration Statement.

(3)
Consists of: (i) 10,932,319 shares of common stock beneficially owned by Mr. Brookstein; and (ii) 63,512 shares of common stock owned by Mr. Brookstein as custodian for his minor children. Does not include: (i) up to 1,229,273 shares of common stock underlying the First Repurchase Option that Mr. Brookstein has the option to purchase; (ii) up to 327,806 shares of common stock that Mr. Brookstein has the option to purchase underlying the Offering Repurchase Option; or (iii) 97,314 shares of Class B common stock held by Mr. Brookstein’s adult children. The options referred to in (ii) and (iii) were not included as beneficially owned by the holder because they are not exercisable within 60 days of February 7, 2007. These options will not be exercisable until the later of the repayment in full of certain notes payable and accrued interest thereon (as described more fully in the ‘Intra-Stockholder Warrants’ subsection of page 44) or 90 days after the effectiveness of the accompanying Registration Statement.

(4)
Consists of: (i) 4,753,184 shares of common stock; and (ii) 127,024 shares of common stock held jointly by Mr. and Mrs. Garfinkel as custodian for their minor children and owned directly by two of their children. Does not include: (a) shares of common stock owned by Mrs. Garfinkel’s husband, Dean Garfinkel, (see footnote 2 above), as to which Mrs. Garfinkel disclaims beneficial ownership, or (b) up to 327,806 shares of common stock underlying the Offering Repurchase Option that Mrs. Garfinkel has the option to purchase. The options referred to in (b) were not included as beneficially owned by the holder because they are not exercisable within 60 days of February 7, 2007. These options will not be exercisable until the later of the repayment in full of certain notes payable and accrued interest thereon or after the 90th days after the effectiveness of the accompanying Registration Statement.

(5)
Consists of 2,500,000 shares of common stock issued to Knightsbridge Capital Corp. in exchange for its advisory services rendered to the Company in connection with the Compliance Systems Corporation-GSA Publications, Inc. merger. Alyce Schreiber is the managing member and makes all investment decisions for Knightsbridge Capital Corp.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships And Related Transactions

Our Chairman, Dean Garfinkel, and the Company’s former President, Alison Garfinkel, each have loaned the Company $125,000, with interest at 12% per annum. Barry Brookstein, the Company’s Chief Financial Officer, has loaned the Company $758,887, and Mr. Brookstein’s wholly-owned company, Spirits Management, Inc., has loaned the Company $314,905. Such loans due Mr. Brookstein and Spirits Management, Inc. bear interest at the weighted average rate of 13.1%. In addition, funds totaling $500,000 were borrowed with interest at 12% from Amanuensis, Ltd., an independent third party, with Barry M. Brookstein, acting as an intermediary. Although Mr. Brookstein was previously President of three other companies that the Company is indebted to, Tele-Serv, Inc., Telmax Co., Inc., and Phone-Tel New Corp., he has not been a stockholder in any of these companies and is no longer an officer in any of them.

Repayments on $1,625,000 of the above notes and loans due to related parties, all bearing interest at 12%, have been deferred until July 2007 by the lenders. A condition of the Company’s new convertible secured debenture and related agreements was the required deferral of debt service on that amount as well as the remaining balance of approximately $199,000 due to these related parties until 90 days after the accompanying Registration Statement is declared effective, except that current accrued interest may be paid on $500,000 of such debt, borrowed on a pass-thru basis from Amanuensis, Ltd.

In April 2005, we entered into a demand line of credit agreement with HSBC Bank for $350,000 collateralized by liquid assets of Mr. Brookstein. The interest rate was 0.9% for the first six months and prime thereafter with interest due monthly. This interest rate was materially below the market interest rate as well as our incremental borrowing rate for other debt. The interest actually incurred through December 31, 2005 was $1,990. The estimated value in terms of the additional interest expense that otherwise would have been incurred in absence of Mr. Brookstein pledging liquid assets as collateral, $19,450, has been recognized as imputed interest cost with an equivalent offset to additional paid-in capital. Outstanding borrowings under the line were reduced to $100,000 on September 15, 2005.

At December 31, 2005, we were indebted on two unsecured demand loans totaling $137,500 to Mr. Henry Ponzio, a minor stockholder of the Company. The notes bear interest at 14% per annum. We repaid $100,000 in March, 2006, and borrowed an additional $112,500 in April. The interest on the balance of $150,000 is 18%.

As of December 31, 2005, we were also indebted to four affiliated companies, Tele-Serv, Inc., Telmax Co., Inc., Phone Tel New Corp. and Spirits Management, Inc., for an aggregate amount of $748,998 (originally $1,000,000 plus $210,000 of deferred interest), related to us by virtue of certain similar ownership and/or management. All of the notes were originally issued in 2001. Three of these notes, totaling $700,000, were in consideration of the release by the related companies of their contract rights to receive all revenues generated by us from the use of our patented technology; one note was for cash in the amount of $300,000. (See Notes 7A and 7B to the accompanying consolidated financial statements).

In May 2005, we purchased 4,097,570 common shares from Alison Garfinkel for $263,053 consisting of $219,628 in cash and notes and 5-year warrants to purchase 819,514 shares of common stock at $0.30506 per share. Mrs. Garfinkel resigned from us and waived her rights to accrued salary totaling $223,000 as of December 31, 2004 and an additional $25,000 for the five months ended May 31, 2005. The warrants were subsequently assigned to Dean Garfinkel by Mrs. Garfinkel pursuant to their legal separation agreement.

Our Chairman, Dean Garfinkel, has been on the Executive Board of Directors of the ATA since 2004. In 2005, we entered into an agreement with the ATA to provide to its members an online system designed to assist telemarketers to easily fill out voluminous state commercial registration forms, which we call the Registration Guide. The agreement with ATA was negotiated on an arm’s length basis and does not contain terms which are more favorable to us.

Pursuant to that certain Insider Pledge and Escrow Agreement, dated March 8, 2006, our Chief Executive Officer, Dean Garfinkel, pledged 9,834,170 shares of common stock to Montgomery Equity Partners, Ltd. as further security for the repayment of the March 2006 debenture. Subject to this Insider Pledge and Escrow Agreement, dated March 8, 2006, Mr. Garfinkel, as pledgor of the shares pledged to Montgomery Equity Partners, Ltd., personally guaranteed the repayment of the March 2006 debenture.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

On February 10, 2006, we merged with and into GSA Publications, Inc., a public shell, whereby GSA Publications, Inc. became the surviving company and subsequently filed a Form 15c211 with the National Association of Securities Dealers on April 19, 2006, which is currently being reviewed by them as of the date hereof. Prior to said merger, there was no trading history or any quotes on Pink Sheets for GSA Publications, Inc.’s common stock.

Currently, there is no established public trading market for our common stock. We anticipate that our common stock will be quoted on the Pink Sheets under a to-be-assigned trading symbol once the National Association of Securities Dealers completes its review and approval of our Form 15c211. The availability of quotes for our common stock on Pink Sheets is no assurance that an active market will develop for our common stock.

As of February 7, 2007, 2,720,786 shares of our common stock are subject to outstanding options or warrants to purchase common stock. Shares underlying these warrants together with 65,000,000 million shares underlying our convertible debentures are being registered under the accompanying Registration Statement. All of these shares together with 3,500,000 other shares are being registered on behalf of selling stockholders.

As of February 7, 2007, a total of 22,046,891 shares could be sold pursuant to Rule 144 under the Securities Act.

As of February 7, 2007, we believe there were approximately 55 holders of record of our common stock.

We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

DESCRIPTION OF SECURITIES

Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share. No shares of preferred stock are authorized. As of February 7, 2007, we have 50,000,000 shares of common stock outstanding. In addition, as of October 5, 2006, there are 2,720,786 outstanding warrants to purchase shares of our common stock, excluding 3,851,715 intra-stockholder warrants to purchase shares of our common stock. The following description is a summary of our capital stock and contains the material terms of the capital stock. Additional information can be found in our Articles of Incorporation and Bylaws.

Common Stock

Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time-to-time by the Board. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the company, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Warrants

As of February 7, 2007, we have issued and outstanding 2,720,786 warrants to purchase shares of our common stock, excluding 3,851,715 intra-stockholder warrants to purchase shares of our common stock described below.

The Intra-Stockholder Warrants

The Intra-Stockholder warrants are the result of certain common stock previously sold to investors in private placements, and which presently provide an option, exercisable through December 31, 2007, to Dean Garfinkel and Barry Brookstein, to repurchase from such investors, as applicable, up to an aggregate of 2,868,297 shares and to Dean Garfinkel, Barry Brookstein and Alison Garfinkel, pursuant to a similar option an aggregate of 983,418 shares at prices of $0.20439 and $0.76265, respectively. These options are contingent on the repayment in full of certain notes payable and accrued interest. As of September 30, 2006, the outstanding balance on the notes plus accrued interest was approximately $765,000.

Debentures

On November 30, 2005, we entered into the November 2005 debenture, as described in the “Selling Stockholder” section. Montgomery Equity Partners, Ltd. was entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding thereunder into shares of our common stock, $0.001 par value per share, at a price per share equal to the lower of (i) the lowest closing bid price of our common stock at any time during the 10 trading days before the initial filing of the accompanying Registration Statement, or (ii) 80% of the lowest price per share in the last reported trade of our common stock on the OTC BB or on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price was subject to adjustment from time-to-time pursuant to certain other terms of the November 2005 debentures. The November 2005 debenture was secured by all of our assets not otherwise specifically pledged, had two-year maturity dates, and accrued interest at 10% per annum. In connection with the November 2005 debentures, we were obligated to file a registration statement within forty-five (45) days of the date of the execution of the Securities Purchase Agreement, but did not do so within the required deadline. On December 2, 2005, we issued and sold the first $600,000 of the November 2005 debentures to Montgomery Equity Partners, Ltd. This debenture issued on December 2, 2005, was scheduled to mature November 30, 2007 and bore interest at 10% per annum calculated on a 360-day year basis. The November 2005 debenture was surrendered for conversion into the March 2006 debenture.

On March 8, 2006, we entered into the March 2006 debenture in the principal amount of $1,000,000. In accordance with that certain Securities Purchase Agreement, dated March 8, 2006, Montgomery Equity Partners, Ltd. has surrendered the November 2005 debenture for conversion into the March 2006 debenture and has funded an additional $400,000 for a total purchase price of $1,000,000. Under the terms of the March 2006 debenture, Montgomery Equity Partners, Ltd. is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding thereunder into shares of our common stock, 0.001 par value per share, at a price per share equal to the lower of (i) $0.10, or (ii) 80% of the lowest price per share in the last reported trade of our common stock on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the March 2006 debenture. The March 2006 debenture is secured by all of our and our subsidiaries assets not otherwise specifically pledged, matures on March 8, 2008 and accrues interest at 10% per annum calculated on a 360-day year basis.

A detailed description of the March 2006 debenture and related documents is provided in the “Selling Stockholder” section.

Shares Eligible For Future Sales

50,000,000 shares of common stock are outstanding on the date of this Prospectus and an additional 67,720,786 shares will be issued if all of the outstanding debentures are converted to, and all the outstanding warrants are exercised to purchase, our common stock. All of the shares that may be sold pursuant to this Prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares issued to our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the provisions of Rule 144 described below. In general, our affiliates are any persons that directly, or indirectly, through one or more intermediaries, control, or are controlled by, or are under common control with, Compliance Systems Corporation.

Of the 50,000,000 shares of common stock outstanding as of the date of this Prospectus, 20,957,028 shares are held by our affiliates and will be restricted securities as that term is defined in Rule 144. These restricted shares may only be sold if they are registered under the Securities Act, or are exempt from such registration requirements.

65,000,000 shares of common stock are being registered in this offering for resale by Montgomery Equity Partners, Ltd. pursuant to the March 2006 debenture.

2,720,786 shares of common stock, underlying warrants held by them, are being registered in this offering for resale by other selling stockholders of Compliance Systems Corporation as previously described.

3,500,000 shares of common stock, owned by non-affiliated stockholders, are also being registered as previously described.

Rule 144

In general, under Rule 144 of the Securities Act, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any 3-month period, a number of these restricted shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or, subject to certain restrictions, the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available. Under Rule 144(k), a stockholder who is not currently and who has not been for at least three months before the sale an affiliate and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements.

Transfer Agent & Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, NY, 10004. Their telephone number is 212-509-4000.

Limitation Of Liability: Indemnification

Our Bylaws include an indemnification provision whereby we have agreed to indemnify directors and officers of Compliance Systems Corporation to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions In Charter Documents

Pursuant to the terms of our Bylaws, our authorized but unissued common shares are available for future issuance without having to obtain stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Board’s desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

On May 4, 2005, our Board was notified by its auditors, Israeloff, Trattner & Co., P.C., that the firm had discontinued its audit practice with respect to Commission registrants and accordingly would not be able to continue as our independent auditor in connection with its planned registration of securities. Our Board accepted the audit firm’s resignation accordingly.

The audit reports of Israeloff, Trattner & Co., P.C. on our consolidated financial statements as of and for the years ended December 31, 2004 and 2003, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit firm’s audit report, dated March 30, 2005, on our December 31, 2004 consolidated financial statements was modified as to an uncertainty regarding our ability to continue as a going concern.

During the calendar years ended December 31, 2004 and 2003 and from December 31, 2004 until the effective date of Israeloff, Trattner & Co., P.C.’s resignation as our independent auditors, there were no disagreements between the Company and Israeloff, Trattner & Co., P.C., whether or not resolved, on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused Israeloff, Trattner & Co., P.C. to make reference to the subject matter of such disagreements in connection with its reports. During the period described in the preceding sentence, there were no “reportable events” as defined in Item 304(a)(1)(iv) of Regulation S-B of the Commission rules and regulations.

On May 13, 2005, the Board engaged BP Audit Group, PLLC as our registered independent public accounting firm to re-audit the fiscal years ended December 31, 2004 and 2003.

During the two calendar years ended December 31, 2004 and 2003, and from December 31, 2004 through the engagement of BP Audit Group, PLLC as our registered independent accounting firm, we had not consulted BP Audit Group, PLLC with respect to any accounting or auditing issues involving the Company, including without limitation, the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements or any matter that was either the subject of a prior disagreement within the meaning of Section 304 of Regulation S-B or a “reportable event” as therein defined.

We furnished Israeloff, Trattner & Co., P.C. with a copy of these disclosures prior to filing the Registration Statement on Form SB-2. We also requested Israeloff, Trattner & Co., P.C. to furnish a letter addressed to the Commission stating whether it agrees with the statements made herein insofar as they relate to their firm’s audit services and engagement with us. A copy of Israeloff, Trattner & Co., P.C.’s letter to the Commission dated May 8, 2006, agreeing with our disclosures related to their firm, is filed as Exhibit 16.1 to this Amendment No. 4 on Form SB-2.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and for each of the years in the two-year period then ended, which accompany this Prospectus, have been audited by BP Audit Group, PLLC, independent registered certified public accountants, to the extent and for the periods set forth in their report (which report contains an explanatory paragraph regarding our ability to continue as a going concern) accompanying this Prospectus and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by the law firm of Burton, Bartlett & Glogovac, located in Reno, Nevada. A copy of their legal opinion is included therewith as Exhibit 5.1.

HOW TO GET MORE INFORMATION

We have filed with the Commission the accompanying Amendment No. 4 to the Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which forms a part of said Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to Compliance Systems Corporation and the securities offered by this Prospectus, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the Registration Statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

CONSOLIDATED FINANCIAL STATEMENTS

Page
Compliance Systems Corporation and Subsidiaries:
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheet as of December 31, 2005 and September 30, 2006 (Unaudited)	F-2
Consolidated Statement of Operations for the years ended December 31, 2004 and 2005 and
for the nine-month periods ended September 30, 2005 and 2006 (Unaudited)	F-3
Consolidated Statement of Changes in Stockholders’ Deficit for the years ended December 31,
2004 and 2005 and for the nine-month period ended September 30, 2006 (Unaudited)	F-4
Consolidated Statement of Cash Flows for the years ended December 31, 2004 and 2005 and
for the nine-month periods ended September 30, 2005 and 2006 (Unaudited)	F-5
Notes to Consolidated Financial Statements	F-6 to F-19

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Compliance Systems Corporation
Glen Cove, New York

We have audited the accompanying consolidated balance sheet of Compliance Systems Corporation and Subsidiaries as of December 31, 2005 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2004 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Compliance Systems Corporation and Subsidiaries as of December 31, 2005 and the consolidated results of their operations and their cash flows for the years ended December 31, 2004 and 2005 in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 2B to the consolidated financial statements, the Company has restated the current asset and current liability sections of the December 31, 2005 balance sheet in order to (i) exclude from current assets $26,738 of receivables billed on behalf of others and (ii) exclude from current liabilities the equivalent amount, as such amount does not constitute a payable until the receivables are remitted to the Company. Total assets and total liabilities have been reduced by the same amounts. The operating activity section of the statement of cash flows has been reclassified accordingly for all prior periods. None of these changes have any effect on net loss, total equity or net cash provided or used by operating activities for any of the periods presented.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the consolidated financial statements, the Company has suffered losses from operations in its last two fiscal years of $1,293,769 and $1,241,945, respectively. Also, as of December 31, 2005, the Company has a stockholders’ deficit of $2,805,443, and a working capital deficit of $583,815. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon its ability to obtain sufficient financing for its business, generate increased revenues and operate profitably. Management’s plans to achieve these objectives are also described in Note 1B. There is no assurance that the Company will be successful in these endeavors. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

/s/ BP Audit Group, PLLC

Farmingdale, NY
April 27, 2006, except as to Note 2B for which the date is February 6, 2007

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31, 2005	September 30, 2006
	(Restated)	(Restated) (Unaudited)
ASSETS:
Current Assets:
Cash	$96,872	$11,775
Accounts receivable	149,403	172,360
Prepaid expenses and other current assets	86,227	78,810
Total Current Assets	332,502	262,945

Property, equipment and capitalized software costs, net	340,452	283,251

Other Assets:
Deferred registration costs	174,841	447,293
Deferred loan costs, net	153,107	149,775
Security deposits	44,082	44,727
Patents, registered and in process, net	24,698	23,662
Total Other Assets	396,728	665,457

Total Assets	$1,069,682	$1,211,653

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current Liabilities:
Secured convertible debenture and related accrued interest	$-	$1,098,679
Short-term and demand notes payable	245,600	336,512
Accounts payable and accrued expenses	193,851	400,603
Accrued officers’ salaries	-	227,500
Current maturities of long-term debt	476,866	785,708
Total Current Liabilities	916,317	2,849,002

Secured convertible debenture and related accrued interest	600,000	-
Other long-term debt, principally to related parties, less current maturities	2,273,387	1,994,590
Accrued officers’ compensation	40,000	-
Deferred service revenue, sub-lease income and other deferred credits	45,421	87,505
Total Liabilities	3,875,125	4,931,097

Commitments and Contingencies - See Notes

Stockholders’ Deficit:
Common stock, $.001 par value; 500,000,000 shares authorized, 42,500,000 and 50,000,000 shares issued and outstanding, respectively	42,500	50,000
Additional paid-in capital	3,790,987	1,877
Accumulated deficit	(6,638,930)	(3,771,321)
Total Stockholders’ Deficit	(2,805,443)	(3,719,444)

Total Liabilities and Stockholders’ Deficit	$1,069,682	$1,211,653

See accompanying notes to consolidated financial statements.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,		Nine Months Ended September 30,
	2004	2005	2005	2006
			(Unaudited)

Revenues	$2,114,285	$1,730,898	$1,426,910	$1,070,078
Cost of revenues	492,815	471,245	350,976	430,256

Gross margin	1,621,470	1,259,653	1,075,934	639,822

Operating expenses:
Selling, general and administrative expenses	2,409,433	2,022,398	1,625,169	1,208,236
Interest expense	505,806	479,200	368,206	347,464

Total operating expenses	2,915,239	2,501,598	1,993,375	1,555,700

Net loss	$(1,293,769)	$(1,241,945)	$(917,441)	$(915,878)

Per Share Data:
Basic and diluted loss per share	$(.03)	$(.03)	$(.02)	$(.02)
Basic and diluted weighted average common shares outstanding	38,668,527	41,587,353	41,268,146	50,000,000

See accompanying notes to consolidated financial statements.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
Years Ended December 31, 2004 and 2005 and Nine Months Ended September 30, 2006 (Unaudited)

	Common Stock		Additional Paid-in	Accumulated	Treasury	Total Stockholders’
	Shares	Amount	Capital	Deficit	Stock	Deficit

Balances at January 1, 2004	38,435,211	$38,435	$724,080	$(4,103,216)	$—	$(3,340,701)
Common shares issued in payment of note principal and interest	655,611	656	299,344	—	—	300,000
Net loss	—	—	—	(1,293,769)	—	(1,293,769)

Balances at December 31, 2004	39,090,822	39,091	1,023,424	(5,396,985)	—	(4,334,470)
Common shares issued in payment of note principal and interest	983,417	983	299,017	—	—	300,000
Issuance of contractually required anti-dilution shares	327,806	328	(328)	—	—	—
Common shares issued to repay debt of $1,470,000 and interest of $66,150 and on exercise of 1,376,783 warrants, net of related legal costs of $15,000	6,195,525	6,196	1,934,954	—	—	1,941,150
Treasury stock purchased	(4,097,570)	—	43,425	—	(263,053)	(219,628)
Contribution by officer-stockholders of accrued compensation	—	—	730,000	—	—	730,000
Stockholder’s collateral pledge value	—	—	19,450	—	—	19,450
Treasury stock retired	—	(4,098)	(258,955)	—	263,053	—
Net loss	—	—	—	(1,241,945)	—	(1,241,945)

Balances at December 31, 2005	42,500,000	$42,500	$3,790,987	$(6,638,930)	$—	$(2,805,443)

Effect of statutory downstream merger into GSA Publications Inc. - (Unaudited)	7,500,000	7,500	(7,500)	—	—	—
Offset of available additional paid- in capital against deficit accumulated while operating as “S” Corporations - (Unaudited)	—	—	(3,783,487)	3,783,487	—	—
Stockholder’s collateral pledge value - (Unaudited)	—	—	1,877	—	—	1,877
Net loss for the nine months ended September 30, 2006 - Unaudited)	—	—	—	(915,878)	—	(915,878)

Balances at September 30, 2006 - (Unaudited)	50,000,000	$50,000	$1,877	$(3,771,321)	$—	$(3,719,444)

See accompanying notes to consolidated financial statements.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,		Nine Months Ended September 30,
	2004*	2005*	2005*	2006
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,293,769)	$(1,241,945)	$(917,441)	$(915,878)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation of property and equipment	148,409	141,295	105,847	108,899
Amortization of deferred charges and intangibles	432	7,725	324	77,531
Interest/penalty financed, accrued and not paid, imputed or paid in kind on related party and other debt obligations	149,570	258,779	171,834	293,668
Loss on disposal of equipment	3,617	—	—	—
Changes in assets and liabilities:
Accounts receivable	(127,873)	180,682	119,035	(22,957)
Prepaid expenses	9,693	(21,550)	25,536	61,637
Accounts payable and accrued expenses	7,206	(11,548)	10,369	206,752
Accrued officers’ compensation	170,000	65,000	40,000	187,500
Deferred credits	(1,808)	3,972	9,948	42,084
Total adjustments	359,246	624,355	482,893	955,114
Net cash provided (used) by operating activities	(934,523)	(617,590)	(434,548)	39,236

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits and other	(18,384)	(27,134)	(28,350)	(645)
Payments for property, equipment and capitalized software	(9,159)	(40,693)	(36,160)	(51,698)
Net cash used by investing activities	(27,543)	(67,827)	(64,510)	(52,343)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred registration costs	—	(174,841)	(23,273)	(73,163)
Deferred loan costs	—	(160,400)	(66,533)	(272,452)
Treasury stock purchase/deposit	—	(130,000)	(130,000)	—
Short-term and demand loan proceeds/(repayments), net	—	261,368	300,000	36,692
Proceeds from exercise of warrants, net of costs	—	405,000	405,000	—
Proceeds from issuance of long-term debt	1,140,601	658,887	58,986	395,946
Repayments of long-term debt	(139,006)	(212,070)	(122,735)	(159,013)
Net cash provided (used) by financing activities	1,001,595	647,944	421,445	(71,990)

NET INCREASE (DECREASE) IN CASH	39,529	(37,473)	(77,613)	(85,097)
CASH - beginning of period	94,816	134,345	134,345	96,872
CASH - end of period	$134,345	$96,872	$56,732	$11,775

SUPPLEMENTAL INFORMATION - Interest paid	$286,548	$168,853	$123,381	$94,196

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment acquired under capital leases	$118,933	$—	$—	$—
Cost of disposed equipment	$7,484	$—	$—	$—
Debt and interest converted to equity	$300,000	$1,836,150	$1,836,150	$—
Stockholders contribution of accrued salary	$—	$730,000	$730,000	$—
Treasury stock purchase financed	$—	$89,628	$89,628	$—
Insurance premiums financed	$—	$—	$23,868	$54,220
Stockholder collateral pledge value	$—	$19,450	$10,050	$1,877

*Changes in operating activity assets and liabilities for these periods have been reclassified.

See accompanying notes to consolidated financial statements.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Data as of September 30, 2006 and for the periods ended September 30, 2005 and 2006 is unaudited)

1. Organization, Business Description and Going Concern:

A. Organization and Business Description:

Compliance Systems Corporation (the “Company”) was incorporated on November 7, 2002 in the State of Delaware. The Company and its consolidated subsidiaries, with headquarters in Glen Cove, New York are in the business of providing the necessary tools for telemarketing companies to comply with regulatory and statutory “Do Not Call” guidelines. The Company’s patented TeleBlock technology allows tele-marketers to automatically screen and block outbound calls in real-time against federal, state, third-party and in-house do not call lists.

In 2003, the Company began marketing an on-line regulatory guide, which provides up-to-the-minute e-mail alerts of new bills and regulations affecting the tele-services industry as well as access to regularly updated information regarding TeleBlock regulations governing the domestic tele-services industry. In 2004, the Company formed a joint venture, Compliance Testing & Solutions, LLC, with a company in the tele-services industry. The joint venture, 50% owned by the Company, provides operational audit and review services to telemarketing companies focusing on their technologies, procedures and policies in order to determine whether the telemarketer is in compliance with the many state and federal telemarketing rules. The Company has also recently expanded its operations to include related services. Currently, the Company is providing voice-over internet protocol services through one subsidiary, which plans to offer US dial-tone world-wide to companies calling into the United States, and is presently the only broadband company licensed to offer TeleBlock.

In December 2005, the Company obtained new secured convertible financing. A requirement of such financing was that the Company merge with a public shell company and file an initial registration statement with the Securities and Exchange Commission (“SEC”). The Company conditionally acquired 85% of the public shell company, GSA Publications, Inc., a non-reporting Nevada corporation, in December 2005, with the acquisition initially closing in escrow. In February 2006, the Company effectuated a statutory downstream merger with the shell, which then changed its name to that of the Company. In addition to having the effect of a 3.278055546 for one stock split of the Company’s outstanding shares, the downstream merger constituted a reverse acquisition by the Company for accounting purposes and also resulted in a change in the state of incorporation for legal purposes. The acquisition of the public shell as a subsidiary and the effect of the stock split have been given effect in the accompanying consolidated financial statements. The 15% minority interest in the public shell that was not acquired by the Company was given no effect, since the shell had no equity at the acquisition date.

Under generally accepted accounting principles, the Company operates in a single business segment. The consolidated financial statements include the accounts of the Company and its subsidiaries, including the public shell. All material inter-company accounts and transactions have been eliminated. For financial reporting purposes, the Company will be treated as the accounting acquirer in the downstream merger from the date thereof; at such date the minority interest will also terminate.

B. Going Concern:

The Company’s operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technology change, uncertainty of market acceptance of the Company’s products and services, competition from substitute products and larger companies, protection of proprietary technology, the ability to generate sufficient capital to fund operations, strategic relationships and dependence on key individuals.

As reported in the accompanying financial statements, the Company incurred net losses of $1,293,769 and $1,241,945 for the 2004 and 2005 fiscal years, respectively. At December 31, 2005, the Company has stockholders’ and working capital deficits of $2,805,443 and $583,815, respectively. For the nine months ended September 30, 2006, the Company had a net loss of $915,478; at September 30, 2006 the Company has stockholders’ and working capital deficits of $3,719,444 and $2,586,057, respectively. The Company has obtained new secured convertible debt financing and has filed an initial registration statement with the SEC, as required by such financing and to facilitate the financing of the Company’s business and the expansion of its operations. The working capital deficit at September 30, 2006 reflects the reclassification to current of the Company’s aggregate indebtedness of $1,098,679 under the secured convertible debenture to Montgomery Equity Partners, Ltd. (“Montgomery”). This aggregate loan balance is classified as current at such date due to an event of default under the debenture for which Montgomery has granted a waiver only through February 14, 2007. (See Note 10C). The ability of the Company to continue as a going concern is dependent upon the amount and nature of additional financing the Company is able to obtain, if any, and the Company’s future ability to generate increased revenues and operate profitably. There is no assurance that the Company will be successful in attaining these objectives. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. (See Note 10).

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies:

A. Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 B. Restatement and Reclassification:

The Company has restated the December 31, 2005 and September 30, 2006 balance sheets in order to net against accounts payable and accrued expenses certain receivables in the amounts of $26,738 and $89,872, respectively. The Company has determined that until the billed amounts are actually remitted to the Company (i) these amounts, which are billed by the Company on behalf of its data-base host and various telephone carriers, do not represent assets of the Company; and (ii) the equivalent amounts due to the data-base host and the various telephone carriers do not represent liabilities of the Company. Accordingly at December 31, 2005 and September 30, 2006 (a) accounts receivable, (b) total current assets, (c) total assets, (d) accounts payable and accrued expenses, (e) total current liabilities, (f) total liabilities and (g) total liabilities and stockholders’ deficit have all been reduced by $26,738 and $89,872, respectively. These balance sheet restatements at December 31, 2005 and September 30, 2006, as well as for earlier applicable balance sheets not presented herein have no effect on net loss or net equity at any reported period. The applicable assets and liabilities listed in the operating activity section of the statement of cash flows for the years ended December 31, 2004 and 2005 and for the nine-month periods ended September 30, 2005 and 2006 have been reclassified to reflect the balance sheet restatements, although there was no effect on net cash provided or required by operating activities.

C. Cash:

At certain times, bank balances may exceed coverage provided by the Federal Deposit Insurance Corporation, however, such exposure to loss is considered minimal.

D. Accounts Receivable:

Accounts receivable historically have not required any significant write-offs for credit losses. Based on management’s evaluation of collectibility, allowances for doubtful accounts of $2,400 and $2,640 have been provided at December 31, 2005 and September 30, 2006, respectively, applicable to certain peripheral service commission receivables. For the Company’s tele-block services the Company’s end-users remit their payments to telephone carriers as part of their monthly payments. The telephone carriers are billed for the applicable portion of these payments pursuant to contractual arrangements with a very large connectivity and database provider, such database including among other things the Do-Not-Call lists. Monthly remittances are made to the Company by this connectivity and database provider. Based on the financial strength of this provider, the Company does not provide an allowance for doubtful accounts for these receivables. (See Note 2B).

E. Property, Equipment, Depreciation and Amortization:

Fixed assets are stated at cost less accumulated depreciation. These assets, including assets acquired under capital leases, are depreciated on a straight-line basis over their estimated useful lives (generally two to five years). Leasehold improvements are amortized over 55 months. Depreciation and amortization expense is classified according to their applicable operating expense categories on the consolidated statements of operations. Repairs and maintenance are expensed as incurred. Renewals and betterments are capitalized. When fixed assets are retired or disposed of, the related cost and accumulated depreciation or amortization are removed from the accounts and any gain or loss is recognized in operations.

F. Capitalized Software Cost and Amortization

Included in fixed assets is the capitalized cost of internal-use software, including software used to upgrade and enhance processes supporting the Company’s business. In accordance with SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” the Company capitalizes costs incurred during the application development stage related to the development of internal-use software and amortizes these costs over the estimated useful life of five years. Costs incurred related to design or maintenance of internal-use software are expensed as incurred.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies-(continued):

G. Patents:

The Company owns the TeleBlock do-not-call blocking patent, which is recorded at cost and is being amortized over its 15 year life on a straight-line basis. In addition, the Company has received approval for the registration of its patent in Europe. This patent is being amortized over eighteen years, seven months through September 2024. The weighted average expected life of the patents at December 31, 2005 and September 30, 2006 is approximately 17.3 years and 16.5 years, respectively.

H. Deferred Registration Costs:

Accounting and legal fees related to the Company’s planned registration of its common stock with the SEC as well as the costs of acquiring the public shell company have been capitalized and will be charged directly to additional paid-in capital against the value of the Company’s shares that are issued to convert its new secured convertible debenture. If the registration statement should not be declared effective within approximately twelve months of the Company’s initial borrowing under the debenture, all deferred registration costs will be charged to expense. (See Note 6F).

I. Deferred Loan Costs:

Costs incurred in obtaining the Company’s secured convertible financing are capitalized and amortized over its two-year term. (See Note 6). Amortization expense was $7,293 in fiscal 2005 and $76,495 for the nine months ended September 30, 2006.

J. Equity Method of Accounting:

The Company’s 50% investment in the joint venture is accounted for using the equity method of accounting since the Company has the ability to exercise significant influence, but not control. This investment is included with other assets on the consolidated balance sheet. For all periods reported the loss on this equity method investment has not been significant.

K. Long-lived Assets:

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate such review include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets used in operations, impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted cash flows. Impairment losses are measured as the difference between the carrying amount and estimated fair value. Long-lived assets are considered held for sale under applicable criteria. No assets were held for sale at either December 31, 2005 or September 30, 2006. There are no impairment charges in the accompanying financial statements.

L. Classification of Liabilities that are Callable upon Default or with Subsequently Modified Repayment Terms:

In accordance with Statement of Financial Accounting Standards No. 78, long-term loans with provisions allowing them to be called by the lender in the event of default are classified as current unless the defaults are cured prior to the issuance of the financial statements or waivers from the lenders are obtained for a period of more than year from the applicable balance sheet date. (See Note 10C).

In accordance with Statement of Financial Accounting Standards No.6, the current and long-term maturities of the Company’s debt obligations whose repayment terms are subsequently modified, either due to partial in-kind payments, conversion to equity, voluntary agreement by related party holder or contractual requirement are reclassified to exclude from the current classification amounts then due more than one year from the applicable balance sheet date or which are converted to equity, except that equity classification is not recognized until actual conversion. (See Note 7).

M. Deferred Service Revenue, Sub-Lease Income and Other Deferred Credits:

Deferred revenue applicable to annual regulatory guide service contracts is recorded when payments are received, generally by credit card, and is amortized ratably to income over the service period, generally twelve months. Deferred sub-lease revenue is recognized over the one-year term of the applicable sub-lease. Deferred rent expense, applicable to the Company’s renewed premises lease, represents the excess of straight-line rent expense over rental payments made.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies-(continued):

N. Imputation of Capital Related to Below Market Interest Rate on Secured Loan:

In April 2005 the Company obtained a bank loan secured by liquid assets personally owned by an officer/stockholder of the Company. The rate on such loan was materially below the market rate of interest as well as the Company’s incremental borrowing rate for other debt obligations. The estimated value in terms of the interest expense that otherwise would have been incurred in absence of the officer/stockholder pledging such liquid assets as collateral has been recognized as imputed interest cost with an equivalent offset to additional paid-in capital. (See Note 5A).

O. Reclassification of “S” Corporation Period Accumulated Deficit Against Additional Paid-In Capital:

As disclosed in Notes 1A and 1S, the prior “S” Corporation elections of the Company and its subsidiaries terminated upon consummation of the downstream merger into GSA Publications in February 2006. As of such date, in accordance with applicable SEC Staff Accounting Bulletins, deficits accumulated by the Company and its subsidiaries while they were “S” Corporations were offset, to the extent available, against additional paid-in capital. Accordingly, $3,783,487 of additional paid-in capital was netted against the December 31, 2005 accumulated deficit balance of $6,638,930.

P. Revenues:

The Company earns a fee for each telephone solicitor’s call attempt which generates a query to a database of “Do Not Call” telephone numbers. These inquiries are first routed through telephone carriers and then to a database distributor and the volume of queries is tracked by the distributor and such data is available to the Company for monitoring. The distributor(s) submit monthly remittances together with the related monthly activity reports. The Company has the contractual right to audit such reports. The Company records its revenues based on the remittances and reports submitted. Any applicable adjustments, which historically have not been significant, are recorded when billed, upon resolution of the difference with the distributor.

Q. Cost of Revenues:

The Company’s cost of revenues is comprised of fees paid to distributors of its patented technology and depreciation of capitalized software costs used to maintain the databases.

R. Advertising:

All advertising costs are expensed as incurred. Such costs were $165,213 in fiscal 2004 and $117,450 in fiscal 2005 and $99,296 and $63,352 and for the nine-month periods ended September 30, 2005 and 2006, respectively.

S. Income Taxes:

The shareholders had elected to treat the Company and its subsidiaries as small business corporations (“S Corporations”) for income tax purposes as provided in the Internal Revenue Code and the applicable state statutes. As such, all taxable losses incurred through the termination of the “S” Corporation election in February, 2006 have been passed through to the shareholders for inclusion on their individual tax returns. Accordingly, no provision or benefit is made for any federal or state income taxes in the accompanying 2004 and 2005 annual financial statements. (See Note 2O).

Commencing in fiscal 2006, for annual reporting purposes, the Company will account for income taxes using the asset and liability method required by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” (“SFAS No. 109”). Under this method, statutory tax rates in effect at the year-end balance sheet date are applied to differences between the book and tax bases of assets and liabilities. The resulting deferred tax liabilities or assets are then adjusted to reflect changes in tax laws or rates by means of charges or credits to income tax expense. A valuation allowance will be recognized to the extent a portion or all of a deferred tax asset is not deemed to be realizable.

For interim reporting purposes, the Company follows the method required by SFAS Interpretation No. 18, “Accounting for Income Taxes in Interim Periods,” (“FIN 18”), which requires that companies estimate their annual effective tax rate and apply that rate to year-to-date income or loss.

The Company sustained a taxable loss of approximately $550,000 for the interim period ended September 30, 2006. Such loss produced no federal or state taxable benefit as the Company’s estimated annual tax rate for 2006 is zero.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies-(continued):

T. Loss Per Share:

Basic and diluted loss per common share is computed on a historical basis by dividing net loss by the weighted average number of common shares actually outstanding. Due to losses, 2,720,786 shares of stock issuable upon exercise of warrants are anti-dilutive as is the effect of stock issuable upon conversion of convertible secured notes. The stock-split effect of the Company’s downstream merger in February 2006 has been given full retroactive recognition in the accompanying financial statements, including loss per share purposes.

U. Fair Value of Financial Instruments:

The carrying amounts of cash, accounts receivable, current liabilities and long-term debt reported on the balance sheet approximate their fair value. The fair value of accounts receivable and current liabilities approximate their book value due to the short maturity of those items. With respect to long-term debt, the Company believes the fair value approximates book value based on the level of credit risk assumed by the applicable lender.

V. Unaudited Financial Statements:

The unaudited consolidated financial statements as of September 30, 2006 and for the nine-month periods ended September 30, 2005 and 2006 and the footnotes related thereto have been prepared by the Company, without audit, and reflect all adjustments which are of a normal recurring nature and which, in the opinion of management, are necessary for a fair presentation of such statements and related disclosures. The results for the nine months ended September 30, 2006 are not necessarily indicative of results for the 2006 fiscal year.

W. Recent Accounting Pronouncements:

In December 2004, the FASB issued SFAS No. 123 (Revised), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. SFAS 123R will be effective for the Company in fiscal 2006. The pro forma disclosures previously permitted will no longer be an alternative to financial statement recognition. Under SFAS 123R, a company must determine the appropriate fair value model, the amortization method for compensation cost and the transition method to be used at date of adoption, either prospective or retrospective; neither method will apply as the Company has not previously granted any compensatory stock options. Pursuant to prior stock issuances by the Company to various investors, the Company’s three founding stockholders hold certain restricted call options, which expire December 31, 2007. Due to the restrictions on their exercise, the Company believes that such options are outside the scope of SFAS 123R and its predecessor opinions. If the Company subsequently issues stock options or other instruments within the scope of SFAS 123R, the Company will report share based compensation accordingly. (See Note 9A).

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - An Amendment of FASB No. 133 and 140. The purpose of SFAS Statement No. 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of any entity’s first fiscal year beginning after September 15, 2006. The Company does not believe that the adoption of this standard on January 1, 2007 will have a material effect on its consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an Amendment of SFAS No. 140. SFAS No. 156 requires separate recognition of a servicing asset and a servicing liability each time an entity undertakes an obligation to service a financial asset by entering into a servicing contract. This statement also requires that servicing assets and liabilities be initially recorded at fair value and subsequently adjusted to the fair value at the end of each reporting period. This statement is effective in fiscal years beginning after September 15, 2006. The Company does not believe that the adoption of this standard on January 1, 2007 will have a material effect on its consolidated financial statements.

In June 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, (“FIN 48”), FIN 48 changes the existing rules and specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 will have a material impact on its financial position or results of operations.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies-(continued):

W. Recent Accounting Pronouncements-(continued):

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements and is effective for fiscal years beginning after November 15, 2007. The Company is still assessing the impact the adoption of SFAS No. 157 will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This Statement, which is effective December 31, 2006 for the Company, requires employers to recognize the funded status of defined benefit postretirement plans as an asset or liability on the balance sheet and to recognize changes in that funded status through comprehensive income. SFAS No. 158 also establishes the measurement date of plan assets and obligations as the date of the employer’s fiscal year end, and provides for additional annual disclosures. The Company does not anticipate that the adoption of SFAS No. 158 will have a material impact on its consolidated financial statements.

In September 2006, the U.S. Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, which expresses the views of the SEC staff regarding the process of quantifying financial statement misstatements. SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance of this SAB is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The Company does not anticipate that the adoption of SAB No. 108 will have a material impact on its consolidated financial statements.

3. Property, Equipment and Capitalized Software Cost:

Major categories of property, equipment and capitalized software cost at December 31, 2005 and September 30, 2006 consist of the following:

	Estimated useful life	December 31, 2005	September 30, 2006
			(Unaudited)

Furniture and fixtures	5 years	$330,300	$337,570
Leasehold improvements	55 months	11,348	11,348
Capitalized software cost	2-5 years	407,678	452,106
Total at cost		749,326	801,024
Less: Accumulated depreciation and amortization		408,874	517,773
Net property, equipment and capitalized software cost		$340,452	$283,251

Depreciation and amortization expense of property and equipment was $148,408 in fiscal 2004 and $141,295 in fiscal 2005; such expense was $105,847 and $108,899 for the nine-month periods ended September 30, 2005 and 2006, respectively.

4. Patents:

Patents at December 31, 2005 and September 30, 2006 consist of the following:

	Remaining useful life	December 31, 2005	September 30, 2006
			(Unaudited)
European patent	18.7 years	$19,963	$19,963
US patent	10.0 years	6,500	6,500
Total at cost		26,463	26,463
Less accumulated amortization		1,765	2,801
Total patents, net		$24,698	$23,662

The European patent was approved in February 2006. Amortization expense was $432 in each of fiscal 2004 and 2005. For the nine- month periods ended September 30, 2005 and 2006 it was $324 and $1,036, respectively. Estimated annual amortization for both patents is approximately $1,500 per year through 2016 and $1,070 per year thereafter through 2024.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Notes Payable:

A Secured Bank Line of Credit:

In April 2005, the Company entered into a line of credit agreement for $350,000 collateralized by liquid assets of one of the Company’s two principal officer/stockholders. The note is due on demand. The interest rate was 0.9% for the first six months and prime thereafter. This interest rate was materially below the market interest rate as well as the Company’s incremental borrowing rate for other debt. The interest actually incurred through December 31, 2005 was $1,990. The Company has estimated its incremental borrowing rate at 10.5%. The estimated value in terms of the additional interest expense that otherwise would have been incurred in absence of the officer/stockholder pledging liquid assets as collateral, $19,450, has been recognized as imputed interest cost with an equivalent offset to additional paid-in capital. Outstanding borrowings under the line were reduced to $100,000 in September 2005, which was the balance at both December 31, 2005 and September 30, 2006.

Imputed interest for the effect of the favorable rate for the nine months ended September 30, 2005 and 2006 was $10,050 and $1,877, respectively.

B. Unsecured Demand Notes Payable:

The Company is indebted on certain unsecured demand loans to a stockholder totaling $137,500 at December 31, 2005 and $150,000 at September 30, 2006. The notes bore interest at 14% per annum through April of 2006, at which time the rate was increased to 18%.

C. Short-Term Insurance Premium Financing:

At December 31, 2005, the Company had an outstanding balance of $8,100 on certain financed insurance premiums, payable monthly over a nine-month term through March 2006. The note was paid according to its terms. In June 2006, the Company borrowed $54,220 from a different lender on a similar type instrument, also payable over nine months; at September 30, 2006, the outstanding balance was $36,512.

D. Secured Demand Note:

On September 30, 2006, the Company’s principal subsidiary executed a secured $150,000 promissory note and related security agreement with a third-party entity. The amount initially borrowed under this note was $50,000. Interest at twelve percent is payable monthly in arrears and the note principal is due on demand. The note is collateralized by the accounts receivable of the subsidiary’s two largest customers and is unconditionally guaranteed by the Company. Subsequent to September 30, 2006, the Company borrowed the remaining $100,000 under the note.

The Company obtained Montgomery’s consent to this transaction and Montgomery subordinated its security interest in the specific collateral to the new lender.

6. Secured Convertible Debenture and Related Agreements:

A. Initial Sale and Purchase of Debentures:

On November 30, 2005, the Company entered into a securities purchase agreement with Montgomery. The agreement called for the purchase by Montgomery of up to $1,000,000 of secured debentures, convertible into shares of the Company’s $0.001 par value common stock. On December 2, 2005, the Company sold the first $600,000 of the debenture to Montgomery. The note, due November 30, 2007 and bearing interest at 10 percent, was secured by all assets of the Company not otherwise pledged. The Company paid affiliates of Montgomery loan commitment, structuring and due diligence fees totaling $112,500 and also paid a $30,000 finder’s fee to a third party. The agreements required the Company to (i) merge with and into a public shell company, and (ii) file an initial registration statement for the merged company with the SEC under the Securities Act of 1933 with the provision that the lender purchase the $400,000 balance of the notes two days before the registration statement was to be filed.

The agreements prohibit the Company from: (i) selling capital stock at a price less than the closing bid price of its common stock immediately before such sale; (ii) granting other security interests other than for business equipment not in excess of $50,000 per year; (iii) filing a registration statement on Form S-8; and (iv) repaying any debt to the Company’s two officer/stockholders until 90 days after the registration statement is effective. The lender also has a refusal right to match the terms of any proposed equity capital raise by the Company.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Secured Convertible Debenture and Related Agreements-(continued):

B. Conversion and Redemption Terms:

The initial note principal of $600,000 and accrued interest thereon was convertible into the Company’s common stock at a price equal to the lesser of the lowest closing bid price of the Company’s common stock during the ten trading days preceding the initial filing of the registration statement, defined as the fixed conversion price, or eighty percent of the lowest closing bid price of the Company’s common stock, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion, defined as the variable conversion price. The fixed price is subject to standard as well as specific anti-dilution provisions, if during the term of the note, the Company issues common stock or stock purchase rights of any kind at a lower price. The lender has imposed a restriction on its right to convert the debenture, such that at no time is the lender to own more than 4.9% of the outstanding shares of the Company. The lender may waive this restriction upon 65 days written notice to the Company. The Company may redeem the note, in whole or in part, on three days notice, by paying the amount to be redeemed, plus a redemption premium of 20% thereon, if the closing bid price of its common stock is less than the fixed conversion price at the time of redemption. The conversion terms were subsequently modified. (See Note 6C).

C. Sale and Purchase of Remaining Balance of Debenture and Related Modification of Terms:

On March 8, 2006, Montgomery purchased the remaining $400,000 of the secured convertible debenture. The Company contemporaneously paid related commitment and finder’s fees of $40,000 and $20,000, respectively. The terms of the new 2006 debenture are substantially identical to those of the previous debenture except for changes in the conversion formula, the pledging of certain additional security and the addition of a personal guarantee by one of the founding stockholders. The note principal and accrued interest thereon is convertible into the Company’s common stock at a price equal to the lesser of a fixed or variable conversion price, as defined. The fixed conversion price has now been changed to $0.10 per share. The variable conversion price is unchanged at eighty percent of the lowest closing bid price of the Company’s common stock, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion. The fixed price remains subject to standard as well as specific anti-dilution provisions, if during the term of the note, the Company issues common stock or stock purchase rights of any kind at a lower price.

As a condition of the new debenture, the Company pledged into escrow 20,000,000 previously un-issued shares. Such shares are treated as conditionally issuable and are not considered outstanding unless and until released from escrow to Montgomery in the event of default on the debenture. Upon such event, Montgomery’s ownership limitation is increased from 4.9% to 9.9% and Montgomery may vote and/or sell such shares and the Company is required to register them with the SEC. Also, the Company’s two principal stockholders pledged all of their shares, 10,932,319 and 9,834,170 shares, respectively, as additional collateral for the debenture. In connection with the latter such pledge, that officer/stockholder guaranteed the Company’s obligations under the debenture.

D. Investor Registration Rights Agreement:

As a condition of the note and related agreements, the Company granted the lender certain investor registration rights, requiring the Company to file an initial registration statement, which includes at least 65,000,000 shares underlying the convertible debenture, with the SEC under the Securities Act of 1933 no later than January 14, 2006 and to have it declared effective within 120 days of filing. Non-compliance with these requirements is an act of default under the debenture. These provisions impose a penalty of two percent of the note balance for every 30 day period the applicable deadline is not met. (See Notes 6G, 6H and 10C).

E. Merger with Public Shell Company:

On December 2, 2005 the Company conditionally acquired the public shell company. In February 2006, upon the satisfaction of all applicable conditions, the Company effectuated a statutory downstream merger into the shell, which then changed its name to that of the Company. The transaction has been treated as a reverse acquisition of the Company, with the Company as the accounting acquirer, with no change in basis, an increase in outstanding shares from 42,500,000 to 50,000,000 - retroactive to January 1, 2006 and the related elimination of the 15% minority interest.

F. Initial Public Offering and Lock-Up:

The convertible note and related agreements with Montgomery require the Company to file an initial registration statement on Form SB-2 with the SEC to register 65 million shares underlying the convertible debenture. The Company is not to register any shares for its own account. As a further condition to the secured convertible debenture, Montgomery required the two principal stockholders of the Company to agree not to sell, assign, hypothecate, distribute or otherwise dispose of any securities of the Company of any kind without the lender’s consent, except for sales made in accordance with Rule 144(e) under the Securities Act of 1933.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Secured Convertible Debenture and Related Agreements-(continued):

F. Initial Public Offering and Lock-Up-(continued):

On February 14, 2006 the Company filed an initial registration statement on Form SB-2 with the SEC to register the 65 million shares underlying the convertible debenture. In connection with such filing, Montgomery modified the securities purchase agreement to allow the Company to register 2,720,786 post-split shares underlying an equivalent number of outstanding post-split common stock purchase warrants as well as 3,500,000 common shares held by non-affiliated stockholders. Due to certain technical and/or procedural delays, the electronic filing to the SEC was not transmitted prior to the required time to be considered filed on February 14, 2006 and due to applicable SEC rules was not a viable filing. The Company subsequently withdrew the filing.

G. Waiver of Default Provision and Filing Deadline Penalty:

As the Company had not filed the registration statement by January 14, 2006 as required by the initial loan agreement, it was accordingly in default of that requirement and subject to a penalty of two percent of the outstanding note balance for every thirty days until the statement was filed. Montgomery waived the default and imposition of this penalty through March 8, 2006, when the $400,000 balance of the notes was purchased and certain amendments were made to the various loan terms. The amended loan agreement resulted in the deferral of the default and penalty date to April 7, 2006. In April 2006 the Company again defaulted on the initial Form SB-2 filing requirement. (See Notes 6H and 10C).

H. Imposition and Settlement of Penalty and Related Waiver of Default:

In May of 2006 the Company and Montgomery agreed to settle the amount of the penalty to be imposed for the late filing of its registration statement. The parties agreed that the penalty for the period from April 7, 2006 through and including May 15, 2006, assuming the Form SB-2 was filed by such date, would be $20,000, which amount was added to the note principal.

The Company timely filed a revised registration statement on Form SB-2 on May 12, 2006.

Non-compliance with the filing requirement had constituted a default under the note. In the event of a default, which is either not timely cured or waived, the debenture holder has the right to call or convert the entire balance of the note and/or proceed upon the pledged collateral. In consideration of the agreed upon settlement of the penalty, Montgomery waived the default.

The Company subsequently failed to comply with the requirement to have the registration statement declared effective within 120 days of the initial timely filing. (See Note 10C).

7. Other Long-Term Debt, Principally to Related Parties:

Long-term debt at December 31, 2005 and September 30, 2006 consists of the following:

	December 31, 2005	September 30, 2006
		(Unaudited)
Notes payable and accrued interest to officers and stockholders (A)	$1,794,089	$1,921,252
Notes payable and accrued interest to formerly related companies (B)	522,093	538,658
Notes payable and accrued interest to former officer (C)	201,491	178,306
Capital lease obligations (D)	154,785	71,206
Other unsecured debt (E)	50,000	50,000
Other secured debt (F)	27,795	20,876
Totals	2,750,253	2,780,298
Less: Current portion	476,866	785,708
Long-term portion	$2,273,387	$1,994,590

At December 31, 2005, the long-term maturities of all long-term debt, excluding the secured convertible debenture, are payable as follows: 2007- $2,106,744; and 2008 - $166,643.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Other Long-Term Debt, Principally to Related Parties-(continued):

A. Notes payable to officers and stockholders and accrued interest thereon:

The balance of this account consists of various loans and advances made by the officers and stockholders of the Company as well as one related company wholly owned by one officer/stockholder. The weighted average interest rate applicable to these loans at December 31, 2005 is 12.84%. The loans have various repayment terms. Principal payments on $1,625,000 of the outstanding notes at December 31, 2004 had been deferred until January 2007 by the lenders. A condition of the Company’s new convertible secured debenture was the required deferral of debt service on approximately $1,668,000 of debt to these related parties until ninety days after the Company’s registration statement is declared effective, except that current accrued interest may be paid on $500,000 of such debt, borrowed on a pass-thru basis. In September 2006 the Company’s officers and stockholders agreed to a further deferral until October 2007 of (i) $1,625,000 of debt principal owed to them; (ii) all accrued interest thereon; and (iii) all interest subsequently accruing thereto.

As a result of such restriction on debt repayments, the balance of one note and related accrued interest to the related company referred to above has been reclassified to this debt category from the grouping of four notes where it was previously included. The note and accrued interest balance was $226,905 at December 31, 2005, of which $86,563 was the current portion. Included in the current portion is $48,825 of accrued unpaid interest. At September 30, 2006, the debt totaled $248,178 of which $199,144 was current. In accordance with the terms of the convertible secured debenture, no payments of interest or principal were made in the first nine months of 2006. The Company is negotiating to pay approximately $90,000 of 2006 debt service on this note in kind. (See Note 7B).

B. Notes payable to related companies and accrued interest thereon:

In 2001 the Company borrowed $700,000 from three companies, then related to the Company by virtue of certain similar ownership and/or management. These notes were in consideration of the release by the related companies of their contract rights to receive all revenues generated by the Company from the use of its patented technology. An additional borrowing of $300,000 for cash was also made in 2001 from a fourth similarly related company.

All notes accrue interest at 18%. At times, the Company has deferred debt service on the notes, making in-kind payments in common stock as well as adjusting payments made subsequently. Whenever an in-kind payment has been made or principal and interest payments deferred, the subsequent payment of principal and related deferred interest is conformed to coincide with the original amortization schedule through maturity in May 2008. All applicable interest continues to accrue monthly. As a result of the restriction on debt repayment imposed by the Company’s new secured lender, the balance of principal and accrued interest owed to one of these companies has been reclassified to related party debt. Although the other three companies were formerly related by certain common management, they are presently unrelated. At December 31, 2005, and September 30, 2006, unpaid accrued interest to these three companies was $106,575 and $73,500, respectively, and is scheduled to be paid monthly through May 2008.

During 2004, the Company issued an aggregate of 655,611 common shares, valued at $0.45759 per share, in payment of $150,430 of principal and $149,570 of interest on these four notes, including the note presently classified as related party debt. As the Company later issued shares valued at $0.30506 per share, anti-dilution rights in the 2004 in-kind payment agreement required the Company to issue an additional 327,806 common shares to those holders.

During 2005, the Company issued an aggregate of 983,417 common shares, valued at $0.30506 in payment of $228,870 of principal and $71,130 of interest on these four notes. No cash principal payments were required in 2005; rather adjustments to the amortization schedule were made.

The Company is negotiating to pay in-kind approximately $210,000 of debt service on the three notes owed to three formerly related companies as well as $90,000 on the related party note discussed above. The Company is negotiating to set the conversion price - presently unknown - equal to the one that will be used by Montgomery for its first conversion of the convertible debenture. According to the terms of the debenture, such maximum conversion price would be $0.10 per share.

C. Notes payable and accrued interest to former officer:

A founding officer/stockholder of the Company resigned in May 2005. In connection with such resignation, a note payable to this stockholder in the amount of $125,000 was effectively deferred, together with 12% interest thereon until July 2007. At December 31, 2005 and September 30, 2006, accrued but unpaid interest totaled $7,500 and $18,750, respectively. The Company also purchased 4,097,570 common shares from the stockholder for $263,053 consisting of $219,628 in cash and notes and five-year warrants to purchase 819,514 shares of common stock at $0.30506 per share. The 819,514 warrants were subsequently assigned to one of the Company’s two remaining officer/stockholders pursuant to a judicial process settlement of an unrelated matter. (See Note 8B).

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Other Long-Term Debt, Principally to Related Parties - (continued):

C. Notes payable and accrued interest to former officer- (continued):

At December 31, 2005 and September 30, 2006, the treasury stock note balance was $68,991 and $34,556, respectively, payable monthly, with interest imputed at 9% through May 2007. The Company was four months in arrears on the latter obligation at September 30, 2006 but the holder has not called a default.

D. Capital lease obligations:

The Company acquired furniture, fixtures and equipment from third parties and certain related entities on a strictly pass-through basis under various capital lease arrangements with various due dates through the year 2008. The amounts are presented net of imputed interest of $22,537 and $6,256 at December 31, 2005 and September 30, 2006, respectively.

The following schedule shows the future minimum payments due on the leases at December 31, 2005 through maturity, as well as the amounts representing principal and interest.

	Minimum	Amounts Representing
Year Ending December 31	Payments	Interest	Principal
2006	$125,806	$18,413	$107,393
2007	40,068	3,356	36,712
2008	11,448	768	10,680
Totals	$177,322	$22,537	$154,785

E. Other unsecured debt:

The Company is indebted to an individual on an unsecured term note for $50,000 due June 30, 2007. Interest on the note at 9% is payable quarterly.

F. Secured notes payable and accrued interest thereon:

The Company previously had offered 50 units of 9% secured promissory notes and warrants to purchase common shares. Each unit consisted of $30,000 of debt principal and warrants to purchase 65,561 shares, par value 0.001. The notes mature September 30, 2008 and are secured by a security interest in the patent and patent applications of the TeleBlock system. Each warrant is exercisable at a purchase price of $0.45759 per share. As of December 31, 2004, all 50 units had been sold for a total of $1,500,000. Interest only of 9% per annum was due on a quarterly basis through September 30, 2005. Blended principal and interest payments were due October 2005 through September 2008.

During the second quarter of 2005, the Company offered the secured note holders the right to convert their $1,500,000 of notes into common stock at a per share conversion price of $0.30506. During the term of such offer the Company also reduced the exercise price of the warrants to purchase an aggregate of 3,278,055 common shares from $0.45759 to $0.30506.

A total of $1,470,000 of secured notes and related accrued interest of $66,150 were converted into 4,818,742 shares and 1,376,783 warrants were exercised for gross proceeds of $420,000. The exercise price of the remaining 1,901,272 warrants reverted to $0.45759 per share at the conclusion of the offering.

After the close of the offering, one note remained outstanding; quarterly payments of $2,881, including interest at 9%, are due through September 2008. The balance on this note was $27,795 at December 31, 2005 and $20,876 at September 30, 2006.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Commitments and Contingencies:

A. Minimum Operating Lease Commitments:

The Company leases office space in Glen Cove, New York. The lease requires minimum annual rentals plus operating expenses through July 31, 2006, with one five-year renewal option, which has been elected. The Company also subleases parts of its space to two sub-tenants. The first is on a month to month basis. The second, entered into effective June 1, 2006, is for one year, with the entire year prepaid by the sub-tenant. Deferred sub-lease income at September 30, 2006 was $16,000. Rent expense, including deferred rent expense in 2006, net of sublease income was:

	Gross Rent	Sublease	Net Rent
	Expense	Income	Expense
Year ended December 31, 2004	$73,647	$(41,154)	$32,493
Year ended December 31, 2005	74,894	(45,154)	29,473
Nine months ended September 31, 2005	57,269	(34,696)	22,573
Nine months ended September 31, 2006	59,876	(42,975)	16,901

Minimum annual rental commitments from October 1, 2006 through the expiration of the renewal term on July 31, 2011 total $384,905 as follows: 2006: $18,330; 2007: $74,542; 2008: $77,524; 2009: $80,625; 2010: $83,849; 2011: $50,035.

B. Employment Agreements and Waiver of Accrued Salary:

The Company had entered into employment agreements with its three officer/stockholders, each for five-year terms through December 1, 2006. At May 31, 2005, one officer/stockholder resigned from the Company. At that date, a total of $730,000 of accrued unpaid salary was owed to the three officers, including $248,000 to the resigning officer. The three officers irrevocably waived their rights to be paid such salary and $730,000 was accordingly reclassified to additional paid-in capital. The resigning officer entered into a consulting agreement with the Company. (See Notes 7C and 8D).

Subsequently, the Company entered into five-year extensions of the employment agreements with the two remaining officers through November 30, 2011. Minimum annual aggregate amounts due under these agreements are $480,000 per year.

At December 31, 2005 and September 30, 2006, accrued unpaid salary to the two officers totaled $40,000 and $227,500, respectively. The officers have agreed to defer repayment until April 2007. Accordingly, the latter amount is a current liability at September 30, 2006.

C. Major Customer/Distributors:

For the years ended December 31, 2004 and 2005, two distributors comprised 95% (61% and 34%) and 93% (55% and 38%) of the Company’s revenues. At December 31, 2005 these two distributors comprised 94% (49% and 45%) of the Company’s trade receivables.

For the nine-month period ended September 30, 2005, two distributors comprised 94% (60% and 34%) of the Company’s revenues. In July 2006, the distributor that had comprised the larger portion of the Company’s revenues discontinued its use of its call center platform and routed all of its Do-Not Call queries for the Company to the remaining distributor. For the nine-month period ended September 30, 2006, the remaining distributor separately comprised 67% of the Company’s revenues and the former distributor separately comprised 22%.

At September 30, 2006 the remaining distributor comprised 88% of the Company’s trade receivables.

D. Consulting Agreement:

Upon the resignation of one of its officers, the Company entered into a consulting agreement with the former officer for a term of 22 months through March 31, 2007 at a monthly fee of $2,500. Remaining payments under the agreement at September 30, 2006 total $25,000. The Company was in arrears for four monthly payments at September 30, 2006.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Commitments and Contingencies - (continued):

E. Related Party Transactions:

The waiver of accrued salary by the Company’s three officer/stockholders is described in Note 8B. Employment contracts with the two remaining principal officer/stockholders are described in Note 8B. A consulting agreement with a former officer is described in Note 8D.

The Company is indebted to various related parties, including its officers and stockholders on several secured and unsecured notes payable. These obligations are described in Notes 5B, 7A, 7B and 7C. Also, a secured note described in Note 5A is collateralized by personal assets of one of the Company’s two remaining principal officer/stockholders.

Common stock purchase warrants held by related parties are described in Note 9.

9. Capital Stock Transactions:

A. Common Stock and Warrants:

During 2004, the Company issued 655,611 common shares in payment of principal and interest due on notes payable, with certain anti-dilution rights. In June 2005, in-kind debt payments and other debt conversions were effected at a per share price of $0.30506, triggering the anti-dilution provision; 327,806 additional shares were accordingly issued. (See Note 7B).

In June 2005, the Company offered its $1,500,000 secured note holders the right to convert such debt to equity and also reduced the exercise price of the related 3,278,055 warrants from $0.45759 to $0.30506 per share. A total of $1,470,000 of secured notes was converted and 1,376,783 warrants were exercised in the summer of 2005. Following these transactions, $30,000 of non-convertible, secured debt and 1,901,272 warrants exercisable at $0.45759 per share through September 30, 2008 remained outstanding.

Certain common shares previously sold to investors in private placements presently provide an option to the three founding stockholders of the Company to repurchase from such investors, as applicable, up to an aggregate of 2,868,297 and 983,418 shares at prices of $0.20439 and $0.76265, respectively, all exercisable through December 31, 2007, but contingent on the repayment in full of the notes described in Note 7B.

B. Treasury Stock and Warrants:

In May 2005, the Company purchased 4,097,570 treasury shares from an officer/stockholder for consideration of $263,053, including five-year warrants to purchase 819,514 common shares at $0.30506 per share. The warrants were subsequently assigned to one of the two remaining officer/stockholders pursuant to a judicial process settlement of an unrelated matter.

C. Merger-Related Changes Applicable to Common, Treasury and Authorized Shares:

Pursuant to the merger, each of the Company’s outstanding 12,965,003 common shares, of which 6,875,003 were voting and 6,090,000 non-voting, were split 3.278055546 for one. The resulting post-split 42,500,000 shares are all voting. Prior to the merger recapitalization, the shell company had 7,500,000 shares outstanding. After the merger the Company has 50,000,000 shares outstanding on a post-split basis.

In February 2006, in connection with the downstream merger, the Company permanently retired its treasury stock, consisting of 4,097,570 post-split shares. The Company also increased its authorized shares from 75 million shares to 500 million shares. The stock split, retirement of the treasury shares and the increase in the number of authorized shares have all been given full retroactive effect in the accompanying consolidated financial statements.

10. Subsequent Events:

A. Initial Public Offering-(Unaudited):

The Company timely filed a third amended registration statement on Form SB-2/A-3 on January 11, 2007.

COMPLIANCE SYSTEMS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Subsequent Events - (continued):

B. Secured Demand Note-(Unaudited):

In October and November of 2006, the Company borrowed the $100,000 balance of the secured $150,000 promissory note. (See Note 5D).

C. Default and Related Waiver on Requirement for Registration Statement Effectiveness-(Unaudited):

The registration rights agreement between the Company and Montgomery requires that the registration statement on Form SB-2 be declared effective within 120 days of the initial filing of the form, which was May 12, 2006. The 120 day period ended on September 9, 2006. The Company filed its second amended registration statement on Form SB-2/A-2 on November 2, 2006. The Company expects to file its third amended registration statement on Form SB-2/A-3 during the second week of January of 2007. Failure to obtain effectiveness of the registration statement is a default under the debenture. Although Montgomery has not called a default, the Company is subject to a penalty for liquidated damages in the amount of two percent of the note principal for every thirty-day period or portion thereof until the registration statement is declared effective. For the first thirty-day period, which commenced on September 10, 2006, the Company has accrued $20,400 at September 30, 2006.

On January 3, 2007, the parties acknowledged and agreed to the following: (i) that the Company is obligated to pay to Montgomery liquidated damages that have accrued and may continue to accrue in accordance with the registration rights agreement up to the date the registration statement is declared effective and (ii) in consideration of the foregoing, Montgomery waives the event of default solely related to the Company’s failure to have the registration statement declared effective by the September 9, 2006 scheduled effective deadline, provided that the registration statement is declared effective by February 14, 2007.

Accordingly, as of February 7, 2007 when the sixth thirty-day period related to the non-effectiveness of the registration statement began to run, the additional penalties, calculated monthly at two percent of the cumulative principal and penalty balance, aggregated $108,286, consisting of $20,808, $21,224, $21,649, $22,082, and $22,523, respectively, for the five thirty-day periods which began on October 10, 2006, November 9, 2006, December 9, 2006, January 8, 2007 and February 7, 2007. (See Note 6H).

As the waiver granted by Montgomery does not extend more than one year from the September 30, 2006 balance sheet date, the aggregate balance of $1,098,679 at that date, consisting of the $1,000,000 loan principal, accrued penalties of $40,400 and accrued interest of $58,279 is classified as a current liability at that date. (See Note 2L).

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Compliance Systems Corporation except the information or representations contained in this Prospectus. You should not rely on any additional information or representations if made.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:
☐ except the common stock offered by this Prospectus;

☐ in any jurisdiction in which the offer or solicitation is not authorized;

☐ in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

☐ to any person to whom it is unlawful to make the offer or solicitation; or

☐ to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this Prospectus or any accompanying sale does not imply that:

☐ there have been no changes in the affairs of Compliance Systems Corporation after the date of this Prospectus; or

☐ the information contained in this Prospectus is correct after the date of this Prospectus.

Until __________, 2007, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters.

 PROSPECTUS

Shares of Common Stock

COMPLIANCE SYSTEMS CORPORATION

_____ ___, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide that the Company has the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in our best interest. No indemnification may be made (i) if a person is adjudged liable unless a court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Compliance Systems Corporation pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Compliance Systems Corporation.

SEC registration fee	$2,286
Electronic formatting and transmission fees*	15,000
Auditing and accounting fees and expenses*	235,000
Legal fees and expenses	115,000
Fees incurred in connection with the acquisition of GSA Publications, Inc.	100,000
Miscellaneous (including printing and engraving fees, Blue Sky fees, transfer agent fees and registrar fees)*	5,214

Total Estimated Expenses	$472,500

*	Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
During the last three years, we have issued the following unregistered securities:

2006

On March 8, 2006, we entered into the March 2006 debenture in the principal amount of $1,000,000. In accordance with that certain Securities Purchase Agreement, dated March 8, 2006, Montgomery Equity Partners, Ltd. surrendered the November 2005 debenture for conversion into the March 2006 debenture and funded an additional $400,000 for a total purchase price of $1,000,000. Under the terms of the March 2006 debenture, Montgomery Equity Partners, Ltd. is entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding thereunder into shares of our common stock, 0.001 par value per share, at a price per share equal to the lower of (i) $0.10, or (ii) 80% of the lowest price per share in the last reported trade of our common stock on the exchange which the common stock is then listed, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the March 2006 debenture. The March 2006 debenture is secured by all of our and our subsidiaries assets not otherwise specifically pledged, matures on March 8, 2008 and accrues interest at 10% per annum calculated on a 360-day year basis. In connection with this transaction, we paid Yorkville Advisors, LLC, an affiliate of Montgomery Equity Partners, Ltd., a commitment fee of $40,000, which fee was deducted from the proceeds of these debentures, and also paid a $20,000 consulting fee to an unrelated third party, Leonard Neuhaus, pursuant to an agreement referred above. As further security for the repayment of these debentures, our Chief Executive Officer, Dean Garfinkel, pledged 9,834,170 shares of Common Stock, and our Chief Financial Officer, Barry Brookstein, pledged 10,932,319 shares of our common stock to Montgomery Equity Partners, Ltd. pursuant to a pledge and escrow agreement. David Gonzalez, Esq. is the escrow agent. Pursuant to that certain Insider Pledge and Escrow Agreement, dated March 6, 2006, Mr. Garfinkel, as pledgor of the shares to Montgomery Equity Partners, Ltd., personally guaranteed the repayment of these debentures.

On September 30, 2006, Montgomery Equity Partners, Ltd. subordinated their security interest in certain specific accounts receivable to a new secured lender, Nascap Corp.

2005

On November 30, 2005, we entered into a Securities Purchase Agreement with Montgomery Equity Partners, Ltd, pursuant to which they could purchase up to $1,000,000 of secured convertible debentures. Montgomery Equity Partners, Ltd. was entitled, at its option, to convert at any time a portion or all amounts of principal and interest due and outstanding thereunder into shares of our common stock, $0.001 par value per share, at a price per share equal to the lower of: (i) the lowest closing bid price of our common stock at any time during the 10 trading days before the initial filing of the accompanying Registration Statement, or (ii) 80% of the lowest price per share in the last reported trade of our common stock on the exchange which the common stock is then listed or on the OTCBB, as quoted by Bloomberg, LP, for the five trading days immediately preceding the conversion date, which conversion price may be adjusted from time-to-time pursuant to certain other terms of the debentures. The November 2006 debenture was secured by all our assets not otherwise specifically pledged, had a two-year maturity date, and accrued interest at 10% per annum. On December 2, 2005, we sold $600,000 of the November 2005 debentures to Montgomery Equity Partners, Ltd. We paid Yorkville Advisors, LLC, an affiliate of Montgomery Equity Partners, Ltd., and others, commitment, structuring, acquisition and due diligence fees totaling $112,500, as well as a $30,000 finder’s fee to an unrelated third party, Leonard Neuhaus. This debenture was surrendered for conversion into the March 2006 debenture.

In June 2005, the Company offered its $1,500,000 secured note holders (as described below) the right to convert such debt to equity and also reduced the exercise price of the related 3,278,055 warrants from $0.45759 to $0.30506 per share. A total of $1,470,000 of secured notes was converted and 1,376,783 warrants were exercised between June and September of 2005. Following these transactions, $30,000 of non-convertible debt and 1,901,272 warrants exercisable at $0.45759 per share through September 30, 2008 remained outstanding. (See Note 7F to the consolidated financial statements).

In June 2005, we issued 983,417 of our common shares, valued at $0.30506 per share in payment of $228,870 of principal and $71,130 of interest to holders of four secured notes, originally issued in 2001. This issuance triggered the anti-dilution rights from our 2004 in-kind payment (see below) and we accordingly issued an additional 327,806 common shares to those holders. (See Note 7B to the consolidated financial statements).

In May 2005, we issued 5-year warrants to purchase 819,514 shares of common stock at $0.30506 per share to Alison Garfinkel as partial consideration in a treasury stock transaction with her. The warrants were subsequently assigned to Dean Garfinkel by Mrs. Garfinkel pursuant to their legal separation agreement.

In February of 2005, our corporate predecessor conducted a private placement offering in the State of Texas, pursuant to which it issued, for total proceeds of $5,000, an aggregate of 5,000,000 shares to Nexus Asset Holdings, LLC (a Texas corporation), 1201 Elm Street, Suite 1700, Dallas, Texas 75270.

2004

In connection with $1,000,000 in loans provided to us by four affiliated companies of our Chief Financial Officer, Barry Brookstein, we issued 655,611 of our common shares, valued at $0.45759 per share, in payment of $150,430 of principal and $149,570 of interest. These shares contained anti-dilution rights, which were triggered in 2005. (See Note 7B to the consolidated financial statements).

2003

We effectuated a private offering of 50 units pursuant to a confidential term sheet dated June 10, 2003, raising aggregate gross proceeds of $1,500,000. Each unit consisted of $30,000 principal amount of 9% secured notes due September 30, 2008 and warrants to purchase an aggregate of 65,561 shares of common stock, each exercisable at a purchase price of $0.45759 per share, subject to adjustment. (See Note 7F to the consolidated financial statements).

In December of 2003, our corporate predecessor conducted a private placement offering in the states of Nevada and Washington, pursuant to which it issued 5,000,000 shares for total proceeds of $5,000 to the following eight entities and individuals: 500,000 shares to Tripartite Holdings, LLC; 500,000 shares to Sharon da Costa; 750,000 shares to Ramkrishna Singh; 750,000 to Luther Jao; 500,000 shares to Harry Jao; 750,000 to Amit Sankhala; 750,000 shares to Jessika Prasad and 500,000 shares to Cale Corporation.

Our corporate predecessor was incorporated in Nevada in November 2003 and issued 40,000,000 shares to Gary Chan as founders’ shares for total proceeds of $40,000.

2002

We effectuated a private offering of 1,966,833 shares of common stock, $0.001 par value per share, pursuant to a certain confidential term sheet dated November 13, 2002, raising aggregate gross proceeds of $750,000. 983,418 of the shares of common stock sold in such offering were subject to a purchase option granted to Dean Garfinkel, Barry M. Brookstein and Alison Garfinkel. Each of such options is exercisable at a purchase price of $0.76265 per share, subject to adjustment in certain events. Such options are exercisable through December 31, 2007, but only in the event certain of our debt had previously been repaid.

With respect to the above referenced sale of the unregistered securities, except for the two issuances in 2003 by our corporate predecessor, all of the above transactions were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder. In each instance, the purchaser had access to sufficient information regarding us so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was either an accredited investor as defined in Regulation D or otherwise had the requisite sophistication to make an investment in our common stock.

With respect to the two offerings in 2003 conducted by our corporate predecessor, we have a reasonable basis to believe that both issuances were also exempt pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Exhibits Required By Item 601 Of Regulation S-B

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description	Location

2.1	Agreement and Plan of Merger, dated February 10, 2006 by and between Compliance Systems Corporation and GSA Publications, Inc.	Incorporated by reference as Exhibit 2.1 to the Registration Statement filed on May 12, 2006.

3.1 (i)	Articles of Incorporation of Compliance Systems Corporation	Incorporated by reference as Exhibit 3.1(i) to the Registration Statement filed on May 12, 2006.

3.1 (ii)	Bylaws of Compliance Systems Corporation	Incorporated by reference as Exhibit 3.1(ii) to the Registration Statement filed on May 12, 2006.

3.2 (i)	Articles of Incorporation of GSA Publications, Inc.	Incorporated by reference as Exhibit 3.2(i) to the Registration Statement filed on May 12, 2006.

3.2 (ii)	Amendment to Articles of Incorporation of GSA Publications, Inc	Incorporated by reference as Exhibit 3.2(ii) to the Registration Statement filed on May 12, 2006.

Exhibit No.	Description	Location
3.2 (iii)	Bylaws of GSA Publications, Inc	Incorporated by reference as Exhibit 3.2(iii) to the Registration Statement filed on May 12, 2006.

5.1	Legal Opinion re: legality	Provided herewith.

10.1	United States Patent, dated December 11, 2001	Incorporated by reference as Exhibit 10.1 to the Registration Statement filed on May 12, 2006.

10.2	Assignment Agreement, dated April 17, 2002 by and between Call Compliance, Inc. and Spirits Management, Inc.	Incorporated by reference as Exhibit 10.2 to the Registration Statement filed on May 12, 2006.

10.3	Assignment Agreement, dated April 11, 2002 by and between Call Compliance, Inc. and Spirits Management, Inc.	Incorporated by reference as Exhibit 10.3 to the Registration Statement filed on May 12, 2006.

10.4	Patent License Agreement, dated April 11, 2002 by and between Call Compliance, Inc. and Illuminet, Inc.	Incorporated by reference as Exhibit 10.4 to the Registration Statement filed on May 12, 2006.

10.5	CCI Alliance Agreement, dated April 11, 2002 by and between Call Compliance, Inc. and Illuminet, Inc.	Incorporated by reference as Exhibit 10.5 to the Registration Statement filed on May 12, 2006.

10.6	Addendum to Promissory Note, dated July 25, 2005 by and between Call Compliance, Inc. and Barry Brookstein	Incorporated by reference as Exhibit 10.6 to the Registration Statement filed on May 12, 2006.

10.7	Non-Negotiable Promissory Note, dated December 1, 2002 by and between Call Compliance, Inc. and Spirits Management, Inc.	Incorporated by reference as Exhibit 10.7 to the Registration Statement filed on May 12, 2006.

10.8	Non-Negotiable Promissory Note, dated December 1, 2002 by and between Call Compliance, Inc. and Tele-Serv, Inc.	Incorporated by reference as Exhibit 10.8 to the Registration Statement filed on May 12, 2006.

10.9	Non-Negotiable Promissory Note, dated December 1, 2002 by and between Call Compliance, Inc. and Telmax Co., Inc	Incorporated by reference as Exhibit 10.9 to the Registration Statement filed on May 12, 2006.

10.10	Non-Negotiable Promissory Note, dated December 1, 2002 by and between Call Compliance, Inc. and Phone Tel New Corp.	Incorporated by reference as Exhibit 10.10 to the Registration Statement filed on May 12, 2006.

10.11	Guaranty, dated December 1, 2002 by and among Call Compliance, Inc., Call Compliance.com, Inc. and Telmax Co., Inc	Incorporated by reference as Exhibit 10.11 to the Registration Statement filed on May 12, 2006.

10.12	Guaranty, dated December 1, 2002 by and among Call Compliance, Inc., Call Compliance.com, Inc. and PhoneTel New Corp.	Incorporated by reference as Exhibit 10.12 to the Registration Statement filed on May 12, 2006.

10.13	Guaranty, dated December 1, 2002 by and among Call Compliance, Inc., Call Compliance.com, Inc. and Tele-Serv, Inc.	Incorporated by reference as Exhibit 10.13 to the Registration Statement filed on May 12, 2006.

Exhibit No.	Description	Location
10.14	Guaranty, dated December 1, 2002 by and among Call Compliance, Inc., Call Compliance.com, Inc. and Spirits Management, Inc.	Incorporated by reference as Exhibit 10.14 to the Registration Statement filed on May 12, 2006.

10.15
Termination and Release Agreement, dated December 1, 2002 by and among Spirits Management, Inc., ASN Voice and Data Corp., AMS Network, Inc., Automated Systems Nationwide Network, Inc. and Call Compliance, Inc.
Incorporated by reference as Exhibit 10.15 to the Registration Statement filed on May 12, 2006.

10.16	Promissory Note, December 7, 2002 by and between Call Compliance, Inc. and Spirits Management, Inc.	Incorporated by reference as Exhibit 10.16 to the Registration Statement filed on May 12, 2006.

10.17	Contribution Agreement, dated December 2002 by and between Subsidiary Stockholders and Compliance Systems Corporation	Incorporated by reference as Exhibit 10.17 to the Registration Statement filed on May 12, 2006.

10.18	Assignment Agreement, dated January 22, 2003 by and between Call Compliance, Inc. and Spirits Management, Inc.	Incorporated by reference as Exhibit 10.18 to the Registration Statement filed on May 12, 2006.

10.19	Assignment Agreement, by and between dated December 18, 2003 by and between Call Compliance, Inc. and Spirits Management, Inc.	Incorporated by reference as Exhibit 10.19 to the Registration Statement filed on May 12, 2006.

10.20	Assignment Agreement, by and between dated December 2003 by and between Call Compliance, Inc. and Spirits Management, Inc.	Incorporated by reference as Exhibit 10.20 to the Registration Statement filed on May 12, 2006.

10.21	Patent Security Agreement, dated as of 2003 by and between, Compliance Systems Corporation and Call Compliance.Com, Inc.	Incorporated by reference as Exhibit 10.21 to the Registration Statement filed on May 12, 2006.

10.22	Letter Agreement, dated March 9, 2004 by and between eMeritus Communications Inc. and Call Compliance, Inc.	Incorporated by reference as Exhibit 10.22 to the Registration Statement filed on May 12, 2006.

10.23	Promissory Agreement, dated July 15, 2004 by and among Call Compliance, Inc., Tele-Serv, Inc. and Compliance Systems Corporation	Incorporated by reference as Exhibit 10.23 to the Registration Statement filed on May 12, 2006.

10.24	Promissory Agreement , dated July 15, 2004 by and among Call Compliance, Inc., Telmax Co., Inc. and Compliance Systems Corporation	Incorporated by reference as Exhibit 10.24 to the Registration Statement filed on May 12, 2006.

10.25	Promissory Agreement, dated July 15, 2004 by and among Call Compliance, Inc., PhoneTel New Corp. and Compliance Systems Corporation	Incorporated by reference as Exhibit 10.25 to the Registration Statement filed on May 12, 2006.

10.26	Promissory Agreement, dated July 15, 2004 by and among Call Compliance, Inc., Spirits Management, Inc. and Compliance Systems Corporation	Incorporated by reference as Exhibit 10.26 to the Registration Statement filed on May 12, 2006.

Exhibit No.	Description	Location
10.27	Addendum to Promissory Agreement, dated July 25, 2005 by and between Compliance Systems Corporation and Barry Brookstein	Incorporated by reference as Exhibit 10.27 to the Registration Statement filed on May 12, 2006.

10.28	Addendum to Promissory Agreement, dated July 26, 2005 by and between Compliance Systems Corporation and Spirits Management, Inc.	Incorporated by reference as Exhibit 10.28 to the Registration Statement filed on May 12, 2006.

10.29	Non-Negotiable Promissory Note, dated July 1, 2005 by and between Compliance Systems Corporation and Alison Garfinkel	Incorporated by reference as Exhibit 10.29 to the Registration Statement filed on May 12, 2006.

10.30	Non-Negotiable Promissory Note, dated July 1, 2005 by and between Compliance Systems Corporation and Dean Garfinkel	Incorporated by reference as Exhibit 10.30 to the Registration Statement filed on May 12, 2006.

10.31	Promissory Note, dated August 1, 2005 by and between Compliance Systems Corporation and Brad Friedman	Incorporated by reference as Exhibit 10.31 to the Registration Statement filed on May 12, 2006.

10.32	Promissory Note, dated August 31, 2005 by and between Compliance Systems Corporation and Henry A. Ponzio	Incorporated by reference as Exhibit 10.32 to the Registration Statement filed on May 12, 2006.

10.33	Promissory Note, dated September 30, 2005 by and between Compliance Systems Corporation and Henry A. Ponzio	Incorporated by reference as Exhibit 10.33 to the Registration Statement filed on May 12, 2006.

10.34	Promissory Note, dated October 28, 2005 by and between Compliance Systems Corporation and Henry A. Ponzio	Incorporated by reference as Exhibit 10.34 to the Registration Statement filed on May 12, 2006.

10.35	First Amendment to Employment Agreement, dated September 30, 2005 to the Employment Agreement dated December 1, 2001 by and between Call Compliance, Inc. and Barry Brookstein	Incorporated by reference as Exhibit 10.35 to the Registration Statement filed on May 12, 2006.

10.36	First Amendment to Employment Agreement, dated September 30, 2005 to the Employment Agreement dated December 1, 2001 by and between Call Compliance, Inc. and Dean Garfinkel	Incorporated by reference as Exhibit 10.36 to Amendment No. 1 to the Registration Statement filed on August 11, 2006.

10.37	Secured Convertible Debenture, dated November 30, 2005 issued to Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.37 to the Registration Statement filed on May 12, 2006.

10.38	Securities Purchase Agreement, dated November 30, 2005 by and between Compliance Systems Corporation and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.38 to the Registration Statement filed on May 12, 2006.

10.39	Investor Registration Rights Agreement, dated November 30, 2005 by and between Compliance Systems Corporation and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.39 to the Registration Statement filed on May 12, 2006.

Exhibit No.	Description	Location
10.40	Debenture, dated November 30, 2005, issued to Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.40 to the Registration Statement filed on May 12, 2006.

10.41	Pledge and Escrow Agreement, dated November 30, 2005 by and between Compliance Systems Corporation and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.41 to the Registration Statement filed on May 12, 2006.

10.42	Security Agreement, dated November 30, 2005 by and between Compliance Systems Corporation and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.42 to the Registration Statement filed on May 12, 2006.

10.43	Lock-up Agreement, dated November 30, 2005 by and between Compliance Systems Corporation and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.43 to the Registration Statement filed on May 12, 2006.

10.44	Stock Purchase Agreement, dated November 30, 2005 by and between Compliance Systems Corporation and Cary Chan	Incorporated by reference as Exhibit 10.44 to the Registration Statement filed on May 12, 2006.

10.45	Stock Purchase Agreement, dated November 30, 2005 by and between Compliance Systems Corporation and certain stockholders listed therein	Incorporated by reference as Exhibit 10.45 to the Registration Statement filed on May 12, 2006.

10.46	Addendum to Stock Purchase Agreement, dated November 30, 2005 by and between Compliance Systems Corporation and Stockholders	Incorporated by reference as Exhibit 10.46 to the Registration Statement filed on May 12, 2006.

10.47	Securities Purchase Agreement, dated March 8, 2006 by and between Compliance Systems Corporation and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.47 to the Registration Statement filed on May 12, 2006.

10.48	Secured Convertible Debenture, dated March 8, 2006 issued to Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.48 to the Registration Statement filed on May 12, 2006.

10.49	Pledge and Escrow Agreement, dated March 8, 2006 by and among Compliance Systems Corporation, Montgomery Equity Partners, Ltd. and David Gonzalez, Esq.	Incorporated by reference as Exhibit 10.49 to the Registration Statement filed on May 12, 2006.

10.50	Investor Registration Rights Agreement, dated March 8, 2006 by and between Compliance Systems Corporation and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.50 to the Registration Statement filed on May 12, 2006.

10.51	Insider Pledge and Escrow Agreement, dated March 8, 2006 by and among Compliance Systems Corporation, Montgomery Equity Partners, Ltd. and David Gonzalez, Esq.	Incorporated by reference as Exhibit 10.51 to the Registration Statement filed on May 12, 2006.

10.52	Insider Pledge and Escrow Agreement, dated March 8, 2006 by and among Compliance Systems Corporation, Montgomery Equity Partners, Ltd. and David Gonzalez, Esq.	Incorporated by reference as Exhibit 10.52 to the Registration Statement filed on May 12, 2006.

Exhibit No.	Description	Location
10.53	Security Agreement, dated March 8, 2006 by and between Compliance Systems Corporation and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.53 to the Registration Statement filed on May 12, 2006.

10.54	Security Agreement, dated March 8, 2006 by and between Telephone Blocking Services Corporation and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.54 to the Registration Statement filed on May 12, 2006.

10.55	Security Agreement, dated March 8, 2006 by and between CallCenter Tools, Inc. and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.55 to the Registration Statement filed on May 12, 2006.

10.56	Security Agreement, dated March 8, 2006 by and between Jasmin Communications, Inc. and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.56 to the Registration Statement filed on May 12, 2006.

10.57	Security Agreement, dated March 8, 2006 by and between Call Compliance.com, Inc. and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.57 to the Registration Statement filed on May 12, 2006.

10.58	Security Agreement, dated March 8, 2006 by and between Call Compliance, Inc. and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.58 to the Registration Statement filed on May 12, 2006.

10.59	Termination Agreement, dated March 7, 2006 by and between Call Compliance, Inc. and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.59 to the Registration Statement filed on May 12, 2006.

10.60	Irrevocable Transfer Agent Instructions, dated March 8, 2006 by and between Call Compliance Systems Corporation and Montgomery Equity Partners, Ltd.	Incorporated by reference as Exhibit 10.60 to the Registration Statement filed on May 12, 2006.

10.61	$150,000 Promissory Note, dated September 30, 2006 issued by Call Compliance.com, Inc. to Nascap Corp .	Incorporated by reference as Exhibit 10.61 to Amendment No. 2 to the Registration Statement filed on November 2, 2006.

10.62	Security Agreement, dated March 8, 2006 by and between Call Compliance, Inc. and Nascap Corp.	Incorporated by reference as Exhibit 10.62 to Amendment No. 2 to the Registration Statement filed on November 2, 2006.

10.63	Guaranty Agreement, dated September 30, 2006 by Compliance Systems Corporation in favor of Nascap Corp.	Incorporated by reference as Exhibit 10.63 to Amendment No. 2 to the Registration Statement filed on November 2, 2006.

10.64	Consent, dated September 30, 2006, of Montgomery Equity Partners, Ltd. to the issuance by Call Compliance, Inc. of a $150,000 Promissory Note to Nascap Corp.	Incorporated by reference as Exhibit 10.64 to Amendment No. 2 to the Registration Statement filed on November 2, 2006.

10.65	Subordination Agreement, dated September 30, 2006 by Montgomery Equity Partners, Ltd. in favor of Nascap Corp.	Incorporated by reference as Exhibit 10.65 to Amendment No. 2 to the Registration Statement filed on November 2, 2006.

10.66	Agreement, dated January 3, 2006, by and between Compliance Systems Corporation and Montgomery Equity Partners, Ltd	Incorporated by reference as Exhibit 10.66 to Amendment No. 3 to the Registration Statement filed on January 11, 2007.

Exhibit No.	Description	Location
16.1	Letter re: Item 304 from Israeloff, Trattner & Co., P.C	Incorporated by reference as Exhibit 16.1 to the Registration Statement filed on May 12, 2006.

20.4	Confidential Term Sheet, dated November 18, 2002 re: Offering of Non Voting Class B Common Stock	Incorporated by reference as Exhibit 20.4 to the Registration Statement filed on May 12, 2006.

23.1	Consent of BP Audit Group, PLLC	Provided herewith.

99.1	Lease Agreement, dated May 10, 2002 by and between Call Compliance, Inc. and Spirits Management, Inc.	Incorporated by reference as Exhibit 99.1 to the Registration Statement filed on May 12, 2006.

99.2	Lease Agreement, dated October 18, 2004 by and between DELL Financial Services L.P. and Call Compliance, Inc.	Incorporated by reference as Exhibit 99.2 to the Registration Statement filed on May 12, 2006.

99.3	Assignment of Lease with Consent of Landlord, dated January 26, 2005 by and between Automated Systems Nationwide Network, Inc. and Call Compliance, Inc.	Incorporated by reference as Exhibit 99.3 to the Registration Statement filed on May 12, 2006.

99.4	Sublease Modification Agreement, dated January 26, 2005 by and between Automated Systems Nationwide Network, Inc. and Intellidyne LLC	Incorporated by reference as Exhibit 99.4 to the Registration Statement filed on May 12, 2006.

99.5	Separation, Mutual Release and Stock Purchase Agreement, dated September 20, 2005 by and among Alison Garfinkel, Compliance Systems Corp and its wholly-owned subsidiary Call Compliance, Inc.	Incorporated by reference as Exhibit 99.5 to the Registration Statement filed on May 12, 2006.

99.6	Information and Disclosure Statement of Compliance Systems Corporation	Incorporated by reference as Exhibit 99.6 to the Registration Statement filed on May 12, 2006.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  Include any additional or changed information on the plan of distribution.

(2)  For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the 1933 Act to any purchaser that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Amendment No. 4 to the Registration Statement to be signed on the Registrant’s behalf by the undersigned, in Glen Cove, New York, on February 9, 2007.

COMPLIANCE SYSTEMS CORPORATION

By:	/s/ Dean Garfinkel
February 9, 2007
Name: Dean Garfinkel
Title: President and Principal Executive Officer

By:	/s/ Barry Brookstein
February 9, 2007
Name: Barry Brookstein
Title: Chief Financial Officer
Principal Accounting Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Dean Garfinkel	Chairman of the Board	February 9, 2007
Dean Garfinkel	President and Principal Executive Officer

/s/ Barry Brookstein	Director	February 9, 2007
Barry Brookstein	Chief Financial Officer and Principal
Accounting Officer